                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-59137
PROSPECTUS
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                                [TRI-STATE LOGO]

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.
          Offer to Exchange 11% Senior Notes Due 2008 for Any and All
                       Existing Notes (as Defined Below)
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ALTHOUGH THE NOTES ARE ENTITLED SENIOR, (a) THE COMPANY HAS NOT ISSUED, AND DOES
NOT HAVE ANY CURRENT FIRM ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT ADDITIONAL INDEBTEDNESS TO WHICH THE NOTES WOULD BE SENIOR; AND (b) THE NOTES ALSO WILL BE EFFECTIVELY SUBORDINATED TO ESSENTIALLY ALL OF THE OUTSTANDING INDEBTEDNESS OF THE COMPANY, WHICH IS SECURED. THE NOTES WILL ALSO BE EFFECTIVELY SUBORDINATED
TO ANY SECURED INDEBTEDNESS OF THE COMPANY'S GUARANTOR SUBSIDIARIES, IF ANY.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 7, 1998, UNLESS EXTENDED. AS DESCRIBED HEREIN, WITHDRAWAL RIGHTS WITH RESPECT TO THE EXCHANGE OFFER ARE EXPECTED TO EXPIRE AT THE EXPIRATION OF THE EXCHANGE OFFER.

Tri-State Outdoor Media Group, Inc., a Kansas corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal") to exchange up to $100,000,000 aggregate principal amount of its 11% Senior Notes due 2008 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement of which this Prospectus is a part, for a like principal amount of its issued and outstanding 11% Senior Notes due 2008 (the "Existing Notes"). The Exchange Notes and the Existing Notes, as the case may be, are referred to herein as the "Notes." The Existing Notes were originally issued and sold by the Company in a transaction that was exempt from registration under the Securities Act (the "Initial Offering") and resold to certain qualified institutional buyers in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A under the Securities Act ("Rule 144A") and Regulation S under the Securities Act. The terms of the Exchange Notes are identical in all material respects to the terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes will have been registered under the Securities Act, and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act.

Interest on each of the Exchange Notes issued pursuant to the Exchange Offer will accrue from the last interest payment date on which interest was paid or duly provided for on the Existing Notes surrendered in exchange therefor or, if no interest has been paid or duly provided for, from the original date of issuance of the Existing Notes.

Interest on the Notes is payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 1998. The Notes will mature on May 15, 2008. The Notes will be redeemable at the option of the Company, in whole or in part, at any time, on or after May 15, 2003 at the redemption prices set forth herein, plus accrued interest. Upon a Change of Control (as defined herein), the Company will be required, subject to certain conditions, to offer to purchase all outstanding Notes at 101% of the principal amount thereof, plus accrued interest to the date of purchase. There can be no assurance that sufficient funds would be available at the time of any Change of Control to make any required repurchase of the Notes. In addition, the Company may, at its option, redeem prior to May 15, 2001 the Notes at 111% of the principal amount thereof, plus accrued interest, from the net proceeds of one or more Equity Offerings (as defined herein); provided however that immediately after giving effect to any such redemption, not less than $75 million aggregate principal amount of the Notes remains outstanding.

On the date of the issuance of the Existing Notes (the "Closing Date"), the Company deposited with IBJ Schroder Bank & Trust Company (the "Escrow Agent") a portfolio of Pledged Securities (of approximately $10.4 million) consisting of U.S. government securities that, together with the earnings thereon, will be sufficient to pay when due the first two interest payments on the Notes, with any balance to be retained by the Company.

The Notes are senior unsecured obligations of the Company ranking pari passu with all existing and future unsubordinated debt of the Company, and will be effectively subordinated to all of the Company's secured debt, to the extent of the assets securing such debt. On September 30, 1998, the Company had $16.0 million outstanding under its $19.25 million Credit Facility (as defined herein) which is effectively senior to the Notes.

Except for additional borrowings under the Credit Facility, the Company has no current or pending arrangements or agreements to incur any additional significant indebtedness to which the Notes would rank pari passu in right of payment or be effectively subordinated.

The Existing Notes were offered under an Indenture dated as of May 15, 1998 (the "Indenture"). The Indenture contains certain covenants, including, but not limited to, covenants and limitations of the following: (i) the incurrence of additional debt; (ii) restricted payments; (iii) asset dispositions; (iv) transactions with affiliates; (vi) liens; and (vii) the merger, consolidation or sale of assets of the Company. In addition, subsidiaries of the Company may, in the future, be required to guarantee payment of the Notes.
SEE "RISK FACTORS" ON PAGES 12 TO 15 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.
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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                The date of this Prospectus is November 5, 1998.

     The Exchange Offer is not conditioned upon any minimum number of Existing Notes tendered. The Exchange Offer will expire at 5:00 p.m., New York City time, on December 7, 1998, unless extended by the Company (such date as it may be so extended, the "Expiration Date"). The date of acceptance for exchange of its Existing Notes (the "Exchange Date") will be promptly following the Expiration Date, upon surrender of the Existing Notes. Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable. Exchange Notes to be issued in exchange for properly tendered Existing Notes will be delivered through the facilities of The Depository Trust Company by the Exchange Agent (as defined herein) promptly upon acceptance thereof.

     The Existing Notes were originally issued and sold on May 20, 1998 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A and Regulation S under the Securities Act. Accordingly, the Existing Notes may not be offered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations provided to third parties by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Existing Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Existing Notes directly from the Company or (iii) a broker-dealer who acquired Existing Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in a distribution of such Exchange Notes, and that such holders are not engaged in and do not intend to engage in a distribution of the Exchange Notes. Since the Commission has not considered the Exchange Offer in the context of a no action letter, there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder of Existing Notes that desires to participate in the Exchange Offer will be required to make certain representations discussed in "The Exchange Offer -- Terms and Conditions of the Letter of Transmittal." Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Exchange Notes may be represented by one or more Global Notes (as defined) registered in the name of a nominee of The Depository Trust Company, as Depositary. Beneficial interest in the Global Notes will be shown on, and transfers will be effected only through, records maintained by the Depositary and its participants. See "Book Entry, Delivery, and Form."

     The Exchange Notes constitute a new issue of securities with no established public trading market. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. Moreover, to the extent that Existing Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Existing Notes could be adversely affected. See "Risk Factors -- Absence of Public Market for the Exchange Notes; Restrictions on Transfer."

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

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to pay the expenses it incurs for the Exchange Offer. No dealer-manager is being utilized in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE, NOR WILL THE COMPANY ACCEPT SURRENDER FOR EXCHANGE FROM HOLDERS OF EXISTING NOTES, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR "BLUE SKY" LAWS OF SUCH JURISDICTION.

     Scotchlite(R) is a trademark of Minnesota Mining and Manufacturing Company ("3M").

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and historical and pro forma financial statements and notes thereto included in this Prospectus. Unless otherwise indicated, as used herein, the term "Company" refers to Tri-State Outdoor Media Group, Inc.

                                  THE COMPANY

     The Company is a leading highway directional outdoor advertising company, operating over 9,420 advertising displays, including 7,627 bulletins and 1,793 posters, in 21 states in the eastern and central United States at June 30, 1998. Essentially all of the Company's billboards are located along interstate highways and primary and secondary roads outside of urban areas. For the year ended December 31, 1997, over 95% of the Company's net revenues was generated by local businesses, including local franchisees of national chains, with no one customer accounting for as much as 2% of the Company's net revenues. The Company offers a full line of outdoor advertising services to its customers, including creative design, production, installation and maintenance of the displays.

     According to recent estimates by the Outdoor Advertising Association of America ("OAAA"), total outdoor advertising expenditures during 1997 were $2.1 billion, an 8.8% increase over such expenditures in 1996. The Company operates primarily in the non-urban highway directional segment of the outdoor advertising industry. Highway directional billboards are utilized by local advertisers to alert motorists to an advertiser's place of business and provide directions to that business. Many of the Company's principal customers, which include motels and hotels, restaurants and gasoline retailers, depend on strategically located billboards as the only effective and cost efficient means to reach their target customers. As a result, these advertisers will usually purchase a billboard display under long-term contracts and leave the original advertising copy in place for the duration of the contract. On March 31, 1998, over 85% of the Company's bulletin advertising contracts had an original term of at least 18 months and 48% had an original term of at least 36 months. The Company believes that its large number of long-term contracts has generated more stable and predictable revenues, has reduced production, installation and maintenance costs over the term of the contracts and has permitted it to more efficiently leverage its sales personnel.

     Since formation in 1986, the Company has pursued an aggressive acquisition strategy, completing over 20 acquisitions of outdoor advertising businesses. During this period, the Company completed both "new market" and "fill-in" acquisitions. New market acquisitions are acquisitions outside of the Company's then existing markets, while fill-in acquisitions are generally acquisitions in or adjacent to the Company's existing markets that involve the purchase of advertising displays only, resulting in the elimination of all personnel and related costs. During the past 18 months, the Company completed three significant acquisitions which are reflected in the Unaudited Pro Forma Financial Statements included herein:

          Western Acquisition. On September 18, 1998, the Company acquired substantially all of the outdoor advertising assets of Western Outdoor Advertising Co. ("Western") for a total acquisition cost of $26.8 million. In this fill-in acquisition the Company acquired 2,439 display faces in 19 states concentrated in Iowa, Texas, Nebraska, Missouri, Oklahoma and Kansas. The Company had existing operations in 11 of the 19 states served by Western.

          Unisign Acquisition. On March 2, 1998, the Company acquired substantially all of the outdoor advertising assets of Unisign Corporation, Inc. ("Unisign") and assumed certain capitalized leases for a total acquisition cost of $22.0 million. As a result of this acquisition, the Company acquired 1,421 display faces in Kentucky, West Virginia and Ohio.

          Tri-State Systems Acquisition. On June 12, 1997, the Company acquired substantially all of the assets of Tri-State Systems, Inc. ("TSS") for a total acquisition cost of $32.0 million. In this acquisition, the Company acquired 1,838 display faces in Georgia, Alabama, Florida, Kentucky, Mississippi, South Carolina and Tennessee.

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

     The Company has been and will continue to be highly leveraged. The following table sets forth the Company's net revenues, EBITDA and income (loss) before extraordinary item on both a historical and pro forma basis for the past 18 months. The pro forma information gives effect to the Western, Unisign and TSS acquisitions, the Initial Offering and the other transactions described in the Unaudited Pro Forma Financial Statements.

                                                       YEAR ENDED                SIX MONTHS ENDED
                                                    DECEMBER 31, 1997              JUNE 30, 1998
                                                 -----------------------      -----------------------
                                                 HISTORICAL    PRO FORMA      HISTORICAL    PRO FORMA
                                                 ----------    ---------      ----------    ---------
                                                                    (IN THOUSANDS)
Net revenue....................................   $11,831       $22,579        $ 9,413       $12,257
EBITDA.........................................   $ 5,597       $11,344        $ 4,768       $ 6,471
Income (loss) before extraordinary item........   $(2,021)      $(8,380)       $(2,018)      $(3,633)

BUSINESS STRATEGY

     The Company's business strategy is to be a leading provider of highway directional outdoor advertising to local advertisers in non-urban markets. The Company entered this segment of the outdoor advertising business because it believes that rural businesses have been underserved by the major outdoor advertising companies. In order to implement this business strategy, the Company focuses on the following key elements:

     - Increase the Penetration of its Local Markets with 36-Month Advertising Contracts. In order to better serve its local customers, the Company customizes the size and pricing of its billboards to fit the budgets of the local businesses that require these services. In addition, the Company can produce a long-lasting sign that is strategically located relative to the advertiser's place of business. For these reasons, the Company believes that its local highway directional advertisers have been willing to enter into long-term contracts and leave a display in place for an extended period. As of June 30, 1998, 51% of the Company's bulletin advertising contracts had an original term of at least 36 months. The billboards acquired by the Company in the TSS and Unisign acquisitions were predominantly subject to contracts with an original term of 18 months and 24 months, respectively. Excluding these billboards, over 77% of the Company's bulletin advertising contracts had an original term of at least 36 months. Accordingly, the Company believes that the number of contracts with a 36-month original term will increase as the Company seeks 36-month contracts for expiring TSS and Unisign contracts. The Company believes that its large number of long-term contracts has generated more stable and predictable revenues, has reduced production, installation and maintenance costs over the term of the contracts and has permitted it to more efficiently leverage its sales personnel. As a result of these cost efficiencies and in order to encourage advertisers to enter into long-term contracts, the Company prices its longer term contracts with lower monthly rates than it prices its shorter term contracts.

     - Pursue Growth through Acquisitions. The Company intends to continue its aggressive growth strategy of acquiring and developing highway directional outdoor advertising businesses by continuing to seek both new market and fill-in acquisitions, where the billboards are used, or can be resold, as highway directional signs under long-term contracts. The Company believes that the non-urban highway directional market remains highly fragmented producing numerous acquisition opportunities that fit its criteria. In addition, the Company is typically a major provider of outdoor advertising services in the areas in which it operates, which, it believes, allows it to more easily acquire and successfully integrate fill-in acquisitions.

     - Capitalize on New Build Opportunities. In addition to growth through acquisitions, the Company seeks opportunities for growth through the development of newly built outdoor advertising structures. The Company actively monitors changes in local zoning restrictions and the availability of new land lease sites in each of its existing markets so as to develop new build opportunities. The Company erected 78 structures and 146 display faces in 1997 and anticipates erecting approximately 70 structures with up to 250 display faces in 1998 of which 62 structures and 186 faces were completed by June 30, 1998. A substantial portion of these new structures and display faces results from the Unisign acquisition, in which the Company acquired 94 leases in Kentucky, predominantly located along

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

       primary highways, and on which, subject only to the receipt of routine government permits, it plans to construct 94 new structures with up to 376 display faces of which 21 structures and 78 display faces were completed as of June 30, 1998. In addition, the billboard structures acquired by the Company in the Unisign acquisition have the capacity for up to an additional 300 display faces of which 40 were installed by June 30, 1998. The Company believes that the economics of building new advertising structures compare favorably with the economics of purchasing structures through fill-in acquisitions.

     - Control Costs and Quality through Centralization of Production and Vertical Integration. The Company seeks to control production costs and maintain consistent, high quality production standards by centralizing essentially all of its production services related to billboards leased under 36-month contracts and vertically integrating its production operations, thereby reducing its use of outside contractors. In addition, because of its large number of rural signs under long-term contracts, the Company has been able to use Scotchlite, a highly reflective vinyl manufactured by 3M, which causes the advertising copy to be brightly illuminated by the headlights of passing vehicles. While somewhat more expensive to construct, a Scotchlite billboard does not need any electric lighting on the advertising structure and thus significantly reduces the Company's operating expenses. Approximately 25% of the Company's bulletins in service at June 30, 1998 used Scotchlite on the advertising copy. The main facility in Baxter Springs, Kansas produces substantially all of the Company's Scotchlite and non-reflective self-adhesive vinyl advertising copy for installation throughout its markets. Each of the Company's five divisions hires painters to produce hand painted bulletins and employs other personnel to install and maintain bulletins and posters. At Baxter Springs, the Company also employs staff artists to design advertising copy for use in all of its divisions. The Company's new billboard structures have generally been constructed by outside contractors, although the Company has recently increased its capability to build these structures with Company personnel.

     The principal executive offices of the Company are located at 3416 Highway 41 South, Tifton, Georgia and its telephone number is (800) 732-8261.

                               RECENT FINANCINGS

     On May 20, 1998, the Company sold $100,000,000 of its 11% Senior Notes due 2008 in a Rule 144A private placement. The Company used a total of $67.4 million of the net proceeds to repay all borrowings under its existing senior secured bank credit facility and a bridge note facility. The Company had originally incurred these borrowings in large part to finance the TSS and Unisign acquisitions. Both of these facilities were terminated upon repayment. The Company also used $10.4 million of the net proceeds to purchase a portfolio of U.S. government securities that were pledged as security for the first two scheduled interest payments on the Senior Notes.

     On September 18, 1998, the Company entered into a new $19.25 million senior secured bank credit facility (the "Credit Facility"). The Credit Facility is secured by substantially all of the Company's assets and is effectively senior to the Notes. The Company used $16.0 million of the funds available under the Credit Facility and the remaining proceeds from the Initial Offering to finance the Western acquisition.

     The Company consummated the TSS acquisition on June 12, 1997. In order to finance this acquisition, the Company entered into a $45.0 million amended and restated credit facility (the "Original Credit Facility") with The First National Bank of Chicago ("First Chicago"), as agent for a syndicate of lenders. On February 27, 1998, the Company amended and restated the Original Credit Facility in order to increase the credit thereunder to $62.5 million (the "Senior Credit Facility"). In addition, at that time, SGH Holdings, Inc. ("Holdings"), the parent corporation of the Company, sold $10.0 million of bridge notes (the "Bridge Notes") to affiliates of the Initial Purchasers in the Initial Offering, Prudential Securities Incorporated and First Chicago Capital Markets, Inc. Holdings loaned the proceeds of this sale to the Company. The proceeds of the Bridge Notes, together with a portion of borrowings under the Senior Credit Facility, were used to fund the Unisign acquisition. The Company used a portion of the net proceeds from the Initial Offering to repay all outstanding borrowings under the Senior Credit Facility, which was thereupon terminated, and repaid in full the loan from Holdings, which, in turn, has repaid the Bridge Notes. See "Use of Proceeds".
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

                              RECENT DEVELOPMENTS

     On September 18, 1998, the Company acquired substantially all of the outdoor advertising assets of Western with 2,439 display faces in 19 states concentrated in Iowa, Texas, Nebraska, Missouri, Oklahoma and Kansas. The Company would classify this acquisition as a fill-in-acquisition. The Company had existing operations in 11 of the 19 states served by Western. The total acquisition cost was $26.8 million.

     On July 14, 1998, the Company purchased the outdoor advertising assets of John R. Leslie, Sr., trading as Leslie Outdoor Advertising, including approximately 244 advertising displays located in Georgia. The Company would classify this acquisition as a fill-in acquisition in the Southeast division. The total acquisition cost was $3.1 million.

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

                               THE EXCHANGE OFFER

     On May 20, 1998, the Company sold the Existing Notes to Prudential Securities Incorporated ("PSI") and First Chicago Capital Markets ("FCCM" and, together with PSI, the "Initial Purchasers") which then resold the Existing Notes to qualified institutional buyers.

The Exchange Offer.........  The Company is offering to exchange up to
                             $100,000,000 aggregate principal amount of 11% Senior Notes due 2008 (the "Exchange Notes") for up to $100,000,000 aggregate principal amount of its outstanding 11% Senior Notes due 2008 that were issued and sold on May 20, 1998 in reliance upon an exemption from registration under the Securities Act (the "Existing Notes"). The terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes have been registered under the Securities Act and therefore are not subject to certain restrictions on transfer except as provided herein (see "The Exchange Offer -- Terms of the Exchange" and "-- Terms and Conditions of the Letter of Transmittal") and will not be entitled to registration rights except under certain limited circumstances.

Resale of Exchange Notes...  Based upon interpretations provided to third parties by the Staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Existing Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate, (ii) a broker-dealer who acquired Existing Notes directly from the Company or (iii) a broker-dealer who acquired Existing Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act except as provided herein and provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in a distribution of such Exchange Notes.

                             By tendering Existing Notes in exchange for Exchange Notes, each holder certifies (a) that it is not an Affiliate, that it is not a broker-dealer that owns Existing Notes acquired directly from the Company or an Affiliate of the Company, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that it is not engaged in and does not intend to engage in a distribution of the Exchange Notes or (b) that it is an Affiliate of the Company or of any of the Initial Purchasers and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

                             Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "Plan of Distribution."

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Existing Notes being tendered for exchange.

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on December 7, 1998, or such later date and time to which it is extended by the Company (the "Expiration Date").

Exchange Date..............  The first date of acceptance for exchange for the
                             Existing Notes will be the first business day following the Expiration Date.

Conditions to the Exchange
Offer......................  The obligation of the Company to consummate the
                             Exchange Offer is not subject to any conditions other than that the Exchange Offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the Staff of the Commission. The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Procedures for Tendering
  Existing Notes...........  Each holder of Existing Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, with any required signature guarantees, or an Agent's Message (as defined herein) in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein and effect a tender of Existing Notes pursuant to the procedures for book-entry transfer as provided for herein. Certain other procedures may apply with respect to certain book-entry transfers. See "The Exchange Offer -- How to Tender."

Guaranteed Delivery
Procedures.................  Holders of Existing Notes who wish to tender their
                             Existing Notes and who cannot deliver their Existing Notes and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Existing Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- How to Tender -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to the
                             Expiration Date. Any Existing Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer -- Withdrawal Rights."

Federal Income Tax
  Consequences.............  The exchange of Existing Notes for Exchange Notes by holders will not constitute an exchange for federal income tax purposes, and U.S. holders will not realize any gain or loss upon receipt of Exchange Notes. See "The Exchange Offer -- Federal Income Tax Consequences."

Effect on Holders of
  Existing Notes...........  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Existing Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled covenants contained in the terms of the Existing Notes and the Registration Rights Agreement (the "Registration Rights Agreement") dated as of May 13, 1998 between the Company and the Initial Purchasers and, accordingly, the holders of the Existing Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. See "Existing Notes Registration Rights." Holders of the Existing Notes who do not tender their Existing Notes in the Exchange Offer will continue to hold such Existing Notes and will be entitled to all the rights and limitations applicable thereto under the indenture covering the Notes (the "Indenture"). All untendered, and tendered but unaccepted, Existing Notes will continue to be subject to the restrictions on transfer provided for in the Existing Notes and the Indenture. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Existing Notes could be adversely affected. See "Risk
                             Factors -- Consequences of Exchange and Failure to Exchange."

Fees and Expenses..........  Expenses incident to the Company's completion of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company. See "The Exchange Offer -- Solicitation of Tenders; Expenses."

Use of Proceeds............  The Company will not receive any proceeds from the
                             Exchange Offer. The Company used a portion of the proceeds from the Initial Offering to repay in full the Senior Credit Facility and the intercompany loan, at which time Holdings repaid the Bridge Notes. See "Use of Proceeds."

                               TERMS OF THE NOTES

     The Exchange Offer relates to the exchange of $100,000,000 aggregate principal amount of Exchange Notes for an equal aggregate principal amount of Existing Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Existing Notes except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Existing Notes and will be entitled to the benefits of the Indenture. Although the Notes are entitled Senior, the Company has not issued, and does not have any current firm arrangements to issue, any significant additional indebtedness to which the Notes would be senior. See "Description of the Notes."

Issuer.....................  Tri-State Outdoor Media Group, Inc.

Securities Offered.........  $100,000,000 aggregate principal amount of 11%
                             Senior Notes due 2008 under an Indenture to be dated as of May 15, 1998 (the "Indenture"). See "Description of the Notes".

Maturity Date..............  May 15, 2008.

Interest Payment Dates.....  May 15 and November 15 of each year commencing
                             November 15, 1998.

Mandatory Redemption.......  None

Optional Redemption........  The Notes will be redeemable at the Company's option, in whole or in part, at any time on or after May 15, 2003 at the redemption prices set forth herein, plus accrued interest to the date of redemption. In addition, the Company may, at its option, redeem prior to May 15, 2001 Notes at 111% of the principal amount thereof, plus accrued interest to the date of redemption, from the net proceeds of one or more Equity Offerings; provided that at least 75% of the aggregate principal amount of the Notes issued remains outstanding after each such redemption. See "Description of
                             Notes -- Optional Redemption".

Pledged Securities.........  On the date of the issuance of the Existing Notes
                             (the "Closing Date"), the Company deposited with IBJ Schroder Bank & Trust Company (the "Escrow Agent") a portfolio of Pledged Securities consisting of U.S. government securities that, together with the earnings thereon, will be sufficient to pay when due the first two interest payments on the Notes, with any balance to be retained by the Company. See "Description of the Notes".

Ranking....................  Except as described above under "Pledged
                             Securities", the Notes are senior unsecured obligations of the Company ranking pari passu with all existing and future unsubordinated debt of the Company, and will be effectively subordinated to all of the Company's secured debt, to the extent of the assets securing such debt. Although the Notes are entitled Senior, the Company has not issued (with the exception of the indebtedness evidenced by the Credit Facility), and does not have any current firm arrangements to issue, any significant additional indebtedness to which the Notes would be effectively subordinated. As of September 30, 1998, $16.0 million was outstanding under the Credit Facility which is effectively senior to the Notes. The Notes will also be effectively subordinated to any secured indebtedness of the Company's guarantor subsidiaries.

Change of Control..........  Upon a Change of Control, the Company will be required to offer to purchase all outstanding Notes at 101% of the principal amount thereof, plus accrued interest to the date of purchase. See "Description of the Notes".

                             At September 30, 1998 there was $16.0 million of debt outstanding under the Credit Facility, which must be repaid before the Company could purchase the Notes. Due to the highly leveraged capital structure of the Company, there can be no assurance that the Company will have sufficient funds to repay borrowings under the Credit Facility and purchase any Notes upon a Change of Control.

Certain Covenants..........  The Indenture contains certain covenants, including, but not limited to, covenants and limitations of the following: (i) the incurrence of additional debt; (ii) restricted payments; (iii) asset dispositions; (iv) transactions with affiliates; (v) dividend and other payment restrictions affecting subsidiaries; (vi) liens; and (vii) the merger, consolidation or sale of assets of the Company. In addition, subsidiaries of the Company may, in the future, be required to guarantee payment of the Notes. See "Description of the Notes".

Risk Factors...............  Prospective purchasers of the Notes should carefully consider all of the information contained in this Prospectus, including the information set forth under the caption "Risk Factors", on pages 13 to 17 including risks associated with the Company's substantial leverage and history of net losses; obstacles that may prevent or impede the Company's growth strategy; risk that the Company may not be able to effectively manage its growth and integrate acquisitions; risks associated with governmental regulation of the outdoor advertising industry; and risks associated with general economic conditions, before making an investment in the Notes.

                             SUMMARY FINANCIAL DATA

                                                                                                                     PRO FORMA
                                                                                 PRO FORMA      SIX MONTHS ENDED     SIX MONTHS
                                          YEARS ENDED DECEMBER 31,               YEAR ENDED         JUNE 30,           ENDED
                               ----------------------------------------------   DECEMBER 31,   -------------------    JUNE 30,
                                1993     1994     1995      1996       1997       1997(1)        1997       1998      1998(1)
                               ------   ------   -------   -------   --------   ------------   --------   --------   ----------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
    Net revenues.............  $2,828   $4,096   $ 7,892   $ 8,021   $ 11,831     $ 22,579     $  4,415   $  9,413    $ 12,257
                               ------   ------   -------   -------   --------     --------     --------   --------    --------
    Operating expenses:
        Direct operating
          expenses...........     590    1,021     2,315     2,427      3,817        7,032        1,319      3,179       4,046
        General and
          administrative.....     717    1,230     1,934     2,345      2,417        4,203          996      1,466       1,740
        Depreciation and
          amortization.......   1,161    1,429     2,713     2,648      4,699       11,975        1,224      4,027       5,999
                               ------   ------   -------   -------   --------     --------     --------   --------    --------
        Total operating
          expenses...........   2,468    3,680     6,962     7,420     10,933       23,210        3,539      8,672      11,785
                               ------   ------   -------   -------   --------     --------     --------   --------    --------
    Operating income
      (loss).................     360      416       930       601        898         (631)         876        741         472
    Gain (loss) on sale of
      assets.................      --       --     1,334       443       (143)          --           --         --          --
    Interest expense.........    (476)    (880)   (2,094)   (1,941)    (4,200)     (13,235)      (1,132)    (4,198)     (6,618)
    Other income (expense)...       1     (164)     (153)        2         --         (100)         (51)        92          92
                               ------   ------   -------   -------   --------     --------     --------   --------    --------
    Income (loss) before
      income tax benefit.....    (115)    (628)       17      (895)    (3,445)     (13,966)        (307)    (3,365)     (6,054)
    Income tax benefit.......      --       --         8       324      1,424        5,586          129      1,347       2,421
                               ------   ------   -------   -------   --------     --------     --------   --------    --------
    Net income (loss) before
      extraordinary item.....  $ (115)  $ (628)  $    25   $  (571)  $ (2,021)    $ (8,380)    $   (178)  $ (2,018)   $ (3,633)(2)
                               ======   ======   =======   =======   ========     ========     ========   ========    ========
OTHER DATA:
    EBITDA(3)................  $1,521   $1,845   $ 3,643   $ 3,249   $  5,597     $ 11,344     $  2,100   $  4,768    $  6,471
    EBITDA margin(3).........    53.8%    45.0%     46.2%     40.5%      47.3%        50.2%        47.6%      50.7%       52.8%
    Cash flows from operating
      activities.............   1,063     (170)    1,245     1,476      1,810                       192       (151)
    Cash flows from investing
      activities.............    (712)    (616)   (2,343)    1,165    (37,305)                  (32,471)   (43,845)
    Cash flows from financing
      activities.............    (362)    (508)    1,132    (2,582)    35,494                    32,178     53,202
    Capital expenditures.....     672    1,301     1,083     1,655      2,334                     1,123      2,303
    Ratio of earnings to
      fixed charges(4).......      --       --      1.0x        --         --           --           --         --          --
    Pro forma ratios:
        EBITDA to cash
          interest expense...                                                           .9x                                1.0x
        Net debt to
          EBITDA(5)..........                                                          8.8x                                7.7x
    Number of displays(6)
        Bulletins............   2,506    3,570     3,815     3,975      6,106                                7,627      10,066
        Posters..............      50    1,778     1,623     1,461      1,432                                1,793       1,793
                               ------   ------   -------   -------   --------                             --------    --------
            Total displays...   2,556    5,348     5,438     5,436      7,538                                9,420      11,859
                               ======   ======   =======   =======   ========                             ========    ========

                                                                    JUNE 30, 1998
                                                              --------------------------
                                                               ACTUAL       PRO FORMA(1)
                                                              --------      ------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
    Cash and cash equivalents(7)............................  $ 19,822        $ 17,389
    Working capital.........................................    30,491          14,551
    Total assets............................................   110,340         127,242
    Total debt (including current maturities)...............   100,817         116,817
    Stockholder's equity....................................     7,149           7,149

                                                                      (footnotes
on following page)

(1) The unaudited pro forma statement of operations and other data give effect to the Initial Offering and the application of the net proceeds thereof, the conversion of $15.8 million of the subordinated intercompany promissory notes payable to Holdings into equity and the TSS, Unisign and Western acquisitions as if they had occurred on January 1, 1997. The unaudited pro forma balance sheet data give effect to the Western acquisition as if it had occurred on June 30, 1998. See "Unaudited Pro Forma Financial Statements".

(2) The pro forma financial information for the six months ended June 30, 1998 does not give effect to an extraordinary loss from the early extinguishment of debt (net of income tax benefit of $2.1 million) the Company recorded in May 1998.

(3) "EBITDA" is defined as operating income (loss) before depreciation and amortization. EBITDA represents a measure that management believes is customarily used to evaluate the financial performance of companies in the media industry. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income (loss) as an indicator of the Company's operating performance or to net cash provided by (used in) operating activities as a measure of its liquidity. EBITDA margin is EBITDA stated as a percentage of net revenues.

(4) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred debt issuance costs) and the portion of rental expense that is deemed representative of the interest factor. Earnings were insufficient to cover fixed charges by $11,000 in 1993, $628,000 in 1994, $895,000 in 1996, $3.4
    million in 1997, $14.0 million in 1997 on a pro forma basis, $307,000 in the six months ended June 30, 1997, $3.4 million in the six months ended June 30, 1998 and $6.1 million in the six months ended June 30, 1998 on a pro forma basis.

(5) The pro forma ratio of net debt to EBITDA is calculated with net debt representing total debt minus cash and cash equivalents of $17.4 million and $17.4 million as of December 31, 1997 and June 30, 1998, respectively, both of which include $10.5 million of cash pledged as security for the first two interest payments on the Notes. The pro forma ratio of net debt to EBITDA for the six months ended June 30, 1998 is calculated utilizing the pro forma EBITDA for six months ended June 30, 1998 multiplied by two.

(6) All display faces, including unoccupied display faces, are classified based on the last sale to an advertiser as either a bulletin or poster. For 1995, the table does not reflect display faces located in and around Watertown, New York that were acquired in November 1995 and disposed of in January 1996.

(7) Includes $10.5 million of securities as of June 30, 1998 pledged as security for the first two interest payments on the Notes.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Notes.

     HIGHLY LEVERAGED CAPITAL STRUCTURE. The Company has been and will continue to be highly leveraged. As of June 30, 1998, after giving pro forma effect to the Western acquisition as described in the Notes to the Unaudited Pro Forma Financial Statements, the Company's debt would have been $116.8 million, its stockholder's equity would have been $7.2 million and its ratio of debt to stockholder's equity would have been 16 to 1.0. See "Capitalization". In addition, for the year ended December 31, 1997 and the six months ended June 30, 1998, the Company's pro forma earnings would have been insufficient to cover its pro forma fixed charges by $14.0 million and $6.1 million, respectively. See "Unaudited Pro Forma Financial Statements".

     The Indenture permits the Company to incur additional debt, subject to certain limitations. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its debt and will not be available for other purposes; (ii) the ability of the Company to obtain additional financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes may be materially limited or impaired; and (iii) the Company's leverage may increase its vulnerability to economic downturns and limit its ability to withstand competitive pressures and capitalize on significant business opportunities.

     The ability of the Company to meet its debt service obligations will depend on the future operating performance and financial results of the Company, which will be subject in part to factors beyond the control of the Company. There can be no assurance that the Company will generate earnings in the future sufficient to cover its fixed charges. If the Company is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds from other sources, it may be required to refinance all or a portion of its existing debt (including the Notes) or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds that the Company could realize therefrom. In addition, the terms of the Indenture restrict the Company's ability to sell assets and the use of the proceeds therefrom. See "Management's Discussion and Analysis".

     HISTORY OF NET LOSSES. The Company reported net losses for the years ended December 31, 1996 and 1997 of $571,000 and $2.0 million, respectively, and $4.1 million for the six months ended June 30, 1998. For each of the past five years the Company reported a stockholder's deficiency. The net losses primarily reflect high levels of depreciation and amortization charges relating to the depreciation of assets obtained in acquisitions, as well as high levels of interest expense relating to debt incurred to finance these acquisitions. Interest expense and depreciation and amortization charges will continue at high levels throughout 1998 and future years as a result of previously completed acquisitions. The Company expects to continue incurring substantial losses for at least the next two years, and there can be no assurance if or when the Company will have net income. In May 1998, the Company incurred an extraordinary loss to reflect the write-off of existing loan and financing costs and other related costs (net of income tax benefit of approximately $2.1 million) upon completion of the Initial Offering. See "Note (m) to the Unaudited Pro Forma Financial Statements".

     OBSTACLES TO GROWTH. The Company's growth has been facilitated by strategic acquisitions that have substantially increased the Company's inventory of advertising display faces. One facet of the Company's operating strategy is to make acquisitions in new and existing markets. There can be no assurance that suitable acquisition candidates can be found. The Company is likely to face competition from other outdoor advertising and media companies for acquisition opportunities. In addition, the prices sought by sellers of outdoor advertising display faces and companies have been rising, and, if they continue to rise, the Company may find fewer acceptable acquisition opportunities or be unsuccessful in its acquisitions. As part of its on-going evaluation of strategic opportunities, the Company may from time to time engage in discussions concerning possible acquisitions for which the Company may require additional debt or equity financing. The Company had approximately $17.3 million of net proceeds from the Initial Offering for general corporate purposes, capital expenditures and potential future acquisitions. If additional funds are needed, there can be no assurance that the Company will have sufficient capital resources to complete acquisitions or that acquisitions can be completed on terms acceptable to the Company if at all.

     POTENTIAL INABILITY TO MANAGE GROWTH AND RESOURCES. The Company is undergoing substantial growth. This growth places significant demands on the Company's management and its technical, financial and other resources. To manage its growth effectively, the Company must maintain a high level of operational quality and efficiency, continue to enhance its operational, financial and management systems and expand, train and manage its management and staff. There can be no assurance that the Company will be able to manage its growth effectively or attract suitable management and other personnel and maintain its operational systems, and any failure to do so could have a material adverse effect on the Company.

     POTENTIAL ELIMINATION OR REDUCTION OF TOBACCO ADVERTISING. In August 1996, the U.S. Food and Drug Administration (the "FDA") issued final regulations that, among other things, sought to regulate cigarettes and other tobacco products. These regulations also sought to prohibit tobacco product billboard advertisements within 1,000 feet of schools and playgrounds and require that tobacco product advertisements on billboards be printed in black and white color and contain only text. In 1997 a federal district court in North Carolina upheld the right of the FDA to regulate cigarettes and tobacco products, but ruled that the FDA did not have the authority to control tobacco advertising. In August 1998 a three-judge panel of the 4th U.S. Circuit Court of Appeals overturned the federal district court decision which would have permitted the FDA to regulate cigarettes and tobacco products. The appeals panel ruled that the FDA needed explicit authority from the U.S. Congress to regulate tobacco products. It is anticipated that this decision will be appealed to the full appellate court, and thereafter may eventually be reviewed by the U.S. Supreme Court.

     In June 1997, a majority of the major United States tobacco companies and certain state attorneys general agreed to a proposed settlement of litigation. The proposed settlement included a ban on all outdoor advertising of tobacco products commencing nine months after finalization of the settlement. The settlement was subject to numerous conditions, including the enactment of legislation by the U.S. Congress. As a result of the failure of the U.S. Congress to enact legislation, this proposed settlement was not completed. Currently, a group of eight states is involved in settlement discussions with four of the major tobacco companies. In addition, the states of Mississippi, Florida, Texas and Minnesota have entered into separate settlements of litigation with the tobacco industry. None of these completed settlements is conditioned on federal government approval and each reportedly eliminates all outdoor advertising of tobacco products.

     According to the Outdoor Advertising Association of America, Inc. ("OAAA"), tobacco product advertising accounted for approximately 7.3% of all outdoor billboard advertising revenues for the year ended December 31, 1997. A reduction in billboard advertising by the tobacco industry due to a proposed settlement or federal legislation could cause an immediate reduction in industry revenues from such advertisers and would simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This could in turn result in a lowering of rates throughout the outdoor advertising industry or limit the ability of industry participants to increase rates for some period of time. Thus, even though less than 3% of the Company's annual net revenues is typically derived from tobacco advertising, if outdoor advertising of tobacco products were reduced or eliminated and the industry were unable to replace the lost revenues, the change could have a material adverse effect on the Company by forcing advertising rates down or inhibiting rate increases. See "Management's Discussion and Analysis" and "Business -- Government Regulation".

     REGULATION OF OUTDOOR ADVERTISING. Outdoor advertising displays are subject to governmental regulation at the federal, state and local levels. These regulations, in some cases, limit the height, size, location and operation of billboards and, in limited circumstances, regulate the content of the advertising copy displayed on the billboards. Some governmental regulations restrict the construction of new billboards or the replacement, relocation, enlargement or upgrading of existing structures. Such regulations limit the ability of the Company to expand its operations in the affected markets. The inability to expand its operations in such areas or replace lost structures could have a negative impact on the Company's growth opportunities and potential results of operations. In addition, some jurisdictions have adopted "amortization" ordinances under which, after the expiration of a specified period of time, billboards must be removed at the owner's expense and without the payment of compensation. Ordinances requiring the removal of a billboard without compensation, whether through amortization or otherwise, are being challenged in various state and federal courts with conflicting results. Currently, none of the Company's existing inventory is subject to any amortization ordinance. However, no assurance can be given as to the effect on the Company of additional laws and regulations that may be adopted in the future. See "-- Potential Elimination or Reduction of Tobacco Advertising" above and "Business -- Government Regulation".

     NATURAL DISASTERS. A significant portion of the Company's structures are located in the southeast and central regions of the United States. These areas are susceptible to flooding, tornadoes and/or hurricanes during certain periods of the year. The Company has determined that it is not economically feasible at this time to obtain insurance against losses from hurricanes or other weather-related casualties. The Company has not incurred any material losses in the past due to weather-related incidents, but there can be no assurance that the Company will not suffer such losses in the future or that, in pursuing its acquisition strategy, the Company will not acquire companies or properties that are particularly susceptible to weather-related incidents.

     DEPENDENCE ON FAVORABLE ECONOMIC CONDITIONS AND ADVERTISING TRENDS. The Company relies on sales of advertising space for its revenues, and its operating results therefore are affected by general economic conditions as well as trends in the advertising industry. A reduction in advertising expenditures available for the Company's displays could result from a general decline in economic conditions, a decline in economic conditions in particular markets in which the Company operates or a reallocation of advertising expenditures to other available media by significant users of the Company's displays.

     COMPETITION. The Company faces competition for advertising revenues from other outdoor advertising companies, highway logo sign operators, and companies that install commercial signs on an advertiser's own property, as well as from other media such as radio, television, print and direct mail marketing. The Company also competes with a wide variety of other out-of-home advertising media, the range and diversity of which have increased substantially over the past several years, including advertising displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets and on buses. Some of the Company's competitors are substantially larger, better capitalized and have access to greater resources than the Company. There can be no assurance that the outdoor advertising medium will be able to compete with other types of media, or that the Company will be able to compete either within the outdoor advertising industry or with other media. See "Business -- Competition".

     RELIANCE ON KEY EXECUTIVES. The Company's success depends to a significant extent upon the continued services of its executive officers and other key personnel. The loss of the services of any one or more of such key personnel could have an adverse effect on the Company and there can be no assurance that the Company would be able to find suitable replacements for such key personnel. See "Management".

     COMPLIANCE WITH ENVIRONMENTAL LAWS. As the owner, lessee or operator of various real properties and facilities, the Company is subject to various federal, state and local environmental laws and regulations.

     CONTROL OF THE COMPANY BY STOCKHOLDERS. The Company is a wholly-owned subsidiary of Holdings. The capital stock of Holdings is privately held. The officers and directors of the Company and Mesirow Capital Partners VI ("Mesirow VI") and Mesirow Capital Partners VII ("Mesirow VII") (Mesirow VI and Mesirow VII collectively, "Mesirow"), or entities affiliated with such persons, hold all of the issued and outstanding capital stock of Holdings. All of Holdings' stockholders are party to a Second Amended and Restated Stockholders Agreement (the "Holdings Stockholders Agreement") pursuant to which the parties to the agreement agree to vote their shares in favor of persons nominated to the Board of Directors by the Company's management and Mesirow. As a result, such stockholders can effectively control the affairs and policies of Holdings and its subsidiary, the Company. There can be no assurance that the interests of Holdings' controlling stockholders and those of the holders of the Notes will not conflict. There may be circumstances in which actions taken by the Company in the interests of its stockholders will diverge from the interests of holders of the Notes. See "Description of Notes -- Limitation on Transactions with Affiliates".

     POSSIBILITY OF INSUFFICIENT FUNDS TO REPURCHASE NOTES. Upon a Change of Control, the Company will, subject to certain conditions, be obligated to offer to repurchase the Notes at a purchase price equal to 101% of the outstanding principal amount thereof, plus accrued interest to the date of redemption. The Change of Control repurchase feature may make more difficult a sale or takeover of the Company. There can be no assurance that sufficient funds would be available at the time of any Change of Control to make any required repurchase of the Notes. Furthermore, these provisions would not necessarily afford protection to holders of the Notes in the event of a highly leveraged transaction that does not result in a Change in Control.

     LACK OF PUBLIC MARKET FOR THE EXCHANGE NOTES; RESTRICTIONS ON RESALE. The Exchange Notes are a new issue of securities for which there is currently no trading market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and any such market-making may be discontinued at any time without notice. In addition, such market-making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the liquidity of any market that may develop for the Exchange Notes. The Existing Notes are eligible for trading by qualified buyers in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market. The Company does not currently intend to apply for listing of the Notes or, if issued, the Exchange Notes, on any securities exchange or for quotation of the Notes through the National Association of Securities Dealers Automated Quotation System ("Nasdaq").

     To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered or tendered but not accepted Existing Notes could be adversely affected. Because the Company anticipates that most holders of the Existing Notes will elect to exchange such Existing Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Existing Notes remaining after the consummation of the Exchange Offer may be substantially limited.

     The liquidity of, and trading market for, the Existing Notes or the Exchange Notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

                            ------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management, as well as assumptions made by and information currently available to management. These forward-looking statements are principally contained in the sections "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis" and "Business" and include, without limitation, management's expectations and estimates as to the Company's business operations, including future financial performance, financing plans, trends affecting the Company's financial condition or results of operations, impact of competition, acquisition opportunities and expansion of the Company's operations. In addition, in those and other portions of this Prospectus, the words "believes", "may", "will", "estimates", "continue", "anticipates", "intends", "expects" and words of similar import, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company and its management with respect to future events and are subject to certain risks, uncertainties and assumptions, including, among others, the following: general economic and business conditions, both nationally and in the Company's markets; competition; changes in business strategy; the significant leverage of the Company; existing governmental regulations and changes in the governmental regulations affecting the outdoor advertising of tobacco or of products generally; losses from natural disasters and other risk factors set forth under "Risk Factors" in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

                                USE OF PROCEEDS

     There will be no cash proceeds payable to the Company for the issuance of the Exchange Notes pursuant to the Exchange Offer. The net proceeds to the Company from the sale of the Existing Notes (the "Initial Offering") were approximately $95.3 million after deducting discounts and fees and expenses incurred in connection therewith. The Company used such net proceeds as follows:

          (i) To repay in full all outstanding borrowings and accrued interest under the Senior Credit Facility, which totaled $57.4 million on the Closing Date. The Senior Credit Facility has been terminated.

          (ii) To repay the $10.0 million loan, plus accrued interest thereon of $232,000, from Holdings to permit Holdings to repay a like amount of Bridge Notes.

          (iii) To purchase approximately $10.4 million of Pledged Securities, consisting of U.S. government securities, which were pledged to the Escrow Agent as security for the first two interest payments on the Notes.

     The remaining net proceeds (approximately $17.3 million) were used for general corporate purposes, including capital expenditures and acquisitions. Pending the application of the net proceeds as described above, the Company invested the proceeds in short-term investment grade securities.

     Borrowings under the Senior Credit Facility and the predecessor Original Credit Facility were used to help finance the TSS and Unisign acquisitions and for general corporate purposes. These borrowings bore interest at the weighted average rate of 8.8% per annum on March 31, 1998. The Bridge Notes were used to help finance the Unisign acquisition, bore interest at the rate of 10.4% per annum on March 31, 1998 and mature on February 27, 1999.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1998 on an actual basis and as adjusted to give pro forma effect to the Western acquisition, as if such transaction occurred on June 30, 1998. See "Use of Proceeds". The following table should be read in conjunction with the Unaudited Pro Forma Financial Statements and related notes thereto and the Company's financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                                                                   JUNE 30, 1998
                                                              -----------------------
                                                                           PRO FORMA
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Cash and cash equivalents(1)................................  $ 19,822     $ 17,389
                                                              ========     ========
Long-term debt:(2)
  Credit Facility(3)........................................  $     --     $ 16,000
  Senior Notes..............................................   100,000      100,000
  Other debt................................................       817          817
                                                              --------     --------
          Total long-term debt..............................   100,817      116,817
                                                              --------     --------
Stockholder's equity:
  Common stock, par value -- $10 per share; authorized
     10,000 shares; 200 shares issued and outstanding.......         2            2
  Paid-in capital...........................................    16,165       16,165
  Accumulated deficit.......................................    (9,018)      (9,018)
                                                              --------     --------
          Total stockholder's equity........................     7,149        7,149
                                                              --------     --------
          Total capitalization..............................  $107,966     $123,966
                                                              ========     ========

---------------
(1) Includes $10.5 million of securities pledged as security for the first two interest payments on the Notes.

(2) See Notes 5 and 11 to the Company's audited financial statements included elsewhere herein for a description of the terms of the Company's long-term debt.

(3) In connection with the acquisition of Western, the Company entered into a certain Credit Agreement with The First National Bank of Chicago, individually and as Agent (the "Credit Facility"), which Credit Facility and attachments thereto evidence: (i) a single-draw term loan in the aggregate amount of $14,000,000 ("Facility A"); (ii) a letter of credit facility and a multi-draw term loan facility in the aggregate amount of $1,250,000 ("Facility B"); and (iii) a revolving credit facility in the aggregate amount of $4,000,000 ("Facility C") (Facility A, Facility B and Facility C are collectively, the "Facilities"). The aggregate commitments of the Facilities are $19,250,000. Approximately $5.0 million represents the current portion of the Credit Facility.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma financial statements have been prepared by the Company's management from its historical financial statements which are contained elsewhere in this Prospectus. The Unaudited Pro Forma Statements of Operations present the Company's results of operations adjusted to give effect to the Initial Offering, the conversion of $15.8 million of subordinated intercompany promissory notes payable to Holdings into equity, and the TSS, Unisign and Western acquisitions (accounted for as purchases) as if they had occurred on January 1, 1997. The Unaudited Pro Forma Balance Sheet presents the Company's financial position adjusted to give effect to the Western acquisition as if it had occurred on June 30, 1998. The pro forma adjustments described in the accompanying notes are based upon estimates and certain assumptions that management of the Company believes are reasonable in such circumstances.

     The unaudited pro forma financial statements are not necessarily indicative of what the financial position or results of operations actually would have been if the Initial Offering, the debt-to-equity conversion and the TSS, Unisign and Western acquisitions had occurred on the applicable dates indicated. Moreover, they are not intended to be indicative of future results of operations or financial position. The unaudited pro forma financial statements should be read in conjunction with the historical financial statements of the Company, TSS, Unisign and Western and the related notes thereto which are included elsewhere in this Prospectus.

     The unaudited pro forma financial statements do not reflect the financial impact of various acquisitions completed during 1998 and 1997 as these acquisitions were not individually or in the aggregate significant to the financial position or results of operations of the Company for the periods presented. See "Business -- General".

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET

                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                               ADJUSTMENTS
                                                             WESTERN OUTDOOR     FOR THE
                                                HISTORICAL    HISTORICAL(A)    ACQUISITION      PRO FORMA
                                                ----------   ---------------   ------------     ---------
ASSETS
Current Assets
  Cash........................................   $  9,338        $  361          $   (361)(b)   $  6,905
                                                                                   (2,433)(e)
  Restricted cash.............................     10,484            --                           10,484
  Investments.................................      7,965            --            (7,965)(e)         --
  Accounts receivable, net....................      2,146           123                71(b)       2,340
  Other current assets........................      2,932           766              (600)(b)      3,098
                                                 --------        ------          --------       --------
          Total current assets................     32,865         1,250           (11,288)        22,827

Property and Equipment, net...................     44,140         1,598            10,042(c)      55,780
                                                                                   14,733(d)
Intangible Assets, net........................     27,643            --               550(d)      42,926
Prepaid commissions, long-term portion........        312           243              (226)(b)        329
Deferred taxes................................      5,273            --                --          5,273
Other Assets..................................        107            --                --            107
                                                 --------        ------          --------       --------
          Total assets........................   $110,340        $3,091          $ 13,811       $127,242
                                                 ========        ======          ========       ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Current portion of long-term debt...........   $     --        $   --          $  5,000(f)    $  5,000
                                                                                      550(f)
  Other current liabilities...................      2,374           224               128(b)       3,276
                                                 --------        ------          --------       --------
          Total current liabilities...........      2,374           224             5,678          8,276

Long-Term Debt................................    100,817            --            11,000(f)     111,817
                                                 --------        ------          --------       --------
          Total liabilities...................    103,191           224            16,678        120,093
                                                 --------        ------          --------       --------
Stockholder's Equity
  Common stock................................          2            --                --              2
  Divisional equity...........................         --         2,867            (2,867)(g)         --
  Paid-in capital.............................     16,165            --                --         16,165
  Accumulated deficit.........................     (9,018)           --                --         (9,018)
                                                 --------        ------          --------       --------
                                                    7,149         2,867            (2,867)         7,149
                                                 --------        ------          --------       --------
          Total liabilities and stockholder's
            equity............................   $110,340        $3,091          $ 13,811       $127,242
                                                 ========        ======          ========       ========

             See Notes to Unaudited Pro Forma Financial Statements.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

                                                        ADJUSTMENTS                 ADJUSTMENTS
                                           ACQUIRED         FOR                       FOR THE
                           HISTORICAL    COMPANIES(H)   ACQUISITIONS   SUBTOTAL   INITIAL OFFERING   PRO FORMA
                           ----------    ------------   ------------   --------   ----------------   ---------
Net revenues.............   $ 9,413         $2,844        $    --      $12,257        $    --         $12,257
                            -------         ------        -------      -------        -------         -------
Operating expenses:
  Direct operating
     expenses............     3,179            867             --        4,046             --           4,046
  General and
     administrative......     1,466            274             --        1,740             --           1,740
  Depreciation and
     amortization........     4,027            576          1,396(i)     5,999             --           5,999
                            -------         ------        -------      -------        -------         -------
                              8,672          1,717          1,396       11,785             --          11,785
                            -------         ------        -------      -------        -------         -------
     Operating income....       741          1,127         (1,396)         472             --             472
Interest expense.........    (4,198)           (16)          (908)(j)   (5,122)        (1,496)(k)      (6,618)
Other income (expense)...        92             --             --           92             --              92
                            -------         ------        -------      -------        -------         -------
Income (loss) before
  income tax benefit and
  extraordinary item.....    (3,365)         1,111         (2,304)      (4,558)        (1,496)         (6,054)
Income tax benefit.......     1,347             --            476(l)     1,823            598(l)        2,421
                            -------         ------        -------      -------        -------         -------
  Income (loss) before
     extraordinary
     item................   $(2,018)(m)     $1,111        $(1,828)     $(2,735)       $  (898)        $(3,633)(m)
                            =======         ======        =======      =======        =======         =======
OTHER DATA:
Ratio of earnings to
  fixed charges(n).......        --                                                                        --

             See Notes to Unaudited Pro Forma Financial Statements.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                             ADJUSTMENTS                 ADJUSTMENTS
                                                ACQUIRED       FOR THE                     FOR THE
                                 HISTORICAL   COMPANIES(O)   ACQUISITIONS   SUBTOTAL   INITIAL OFFERING   PRO FORMA
                                 ----------   ------------   ------------   --------   ----------------   ---------
Net revenues...................   $ 11,831      $10,748        $    --      $22,579        $    --        $ 22,579
                                  --------      -------        -------      -------        -------        --------
Operating expenses:
  Direct operating expenses....      3,817        3,215             --        7,032             --           7,032
  General and administrative...      2,417        1,786             --        4,203             --           4,203
  Depreciation and
     amortization..............      4,699        1,921          5,355(i)    11,975             --          11,975
                                  --------      -------        -------      -------        -------        --------
                                    10,933        6,922          5,355       23,210             --          23,210
                                  --------      -------        -------      -------        -------        --------
     Operating income (loss)...        898        3,826         (5,355)        (631)            --            (631)
Interest expense...............     (4,200)        (767)        (1,815)(j)   (6,782)        (6,453)(k)     (13,235)
Other income (expense).........       (143)          43             --         (100)            --            (100)
                                  --------      -------        -------      -------        -------        --------
Income (loss) before income tax
  benefit and extraordinary
  item.........................     (3,445)       3,102         (7,170)      (7,513)        (6,453)        (13,966)
Income tax benefit.............      1,424           --          1,581        3,005          2,581(l)        5,586
                                  --------      -------        -------      -------        -------        --------
  Income (loss) before
     extraordinary item........   $ (2,021)     $ 3,102        $(5,589)     $(4,508)       $(3,872)       $ (8,380)(m)
                                  ========      =======        =======      =======        =======        ========
OTHER DATA:
Ratio of earnings to fixed
  charges(n)...................         --                                                                      --

             See Notes to Unaudited Pro Forma Financial Statements.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     (a) Represents the historical balance sheet of Western as of July 31, 1998.

     (b) Reflects adjustments to the balance sheet of Western at July 31, 1998 for assets which were not acquired by the Company and for changes in balances from July 31, 1998 to the acquisition date.

     (c) Reflects the adjustment of the carrying value of the property and equipment acquired by the Company from Western (as reflected in the historical financial statements of Western at July 31, 1998) to the estimated fair value of such assets as recorded in purchase accounting.

     (d) Reflects the adjustment of the intangible assets acquired by the Company from Western (as reflected in the historical financial statements of Western at July 31, 1998) as follows (in thousands):

Goodwill....................................................  $12,194
Value of purchased contracts................................    2,529
Noncompete agreements.......................................       10
                                                              -------
                                                              $14,733
                                                              =======

     Additionally, adjustment reflects capitalization of financing costs of $550,000 incurred in connection with the financing of the Western acquisition.

     (e) Reflects the utilization of existing cash and investments in connection with the Western acquisition.

     (f) Reflects the increased borrowing to finance the Western acquisition and $550,000 of related accrued financing costs.

     (g) Reflects the elimination of the divisional equity of Western at July 31, 1998.

     (h) Reflects the revenues and expenses of Unisign for the period from January 1, 1998 to March 2, 1998, the date of acquisition and of Western for the six months ended July 31, 1998 as follows:

                                                   UNISIGN    WESTERN    TOTAL
                                                   -------    -------    ------
Net revenues.....................................   $596      $2,248     $2,844
                                                    ----      ------     ------
Expenses
  Direct operating expenses......................    167         700        867
  General and administrative.....................     87         187        274
  Depreciation and amortization..................     71         505        576
                                                    ----      ------     ------
                                                     325       1,392      1,717
                                                    ----      ------     ------
Operating Income.................................    271         856      1,127
Interest expense.................................    (16)         --        (16)
                                                    ----      ------     ------
Income before income taxes.......................   $255      $  856     $1,111
                                                    ====      ======     ======

     (i) Reflects the increase in depreciation and amortization expense arising from purchase accounting adjustments in connection with the TSS, Unisign and Western acquisitions as follows (dollars in thousands):

                                                                                     SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31, 1997               JUNE 30, 1998
                         AMORTIZATION   -------------------------------------   ---------------------------
ASSETS                      PERIOD        TSS     UNISIGN   WESTERN    TOTAL    UNISIGN   WESTERN    TOTAL
------                   ------------   -------   -------   -------   -------   -------   -------   -------
Property and
  equipment............   5-30 years    $   990   $   460   $1,371    $ 2,821   $  230    $   685   $   915
Goodwill...............     15 years        585       679      812      2,076      340        406       746
Value of purchased
  contracts............    1-2 years      1,695     1,510      843      4,048      480        422       902
Noncompete agreements..      5 years         --       100        2        102       50          1        51
                                        -------   -------   ------    -------   ------    -------   -------

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

                                                                                     SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31, 1997               JUNE 30, 1998
                         AMORTIZATION   -------------------------------------   ---------------------------
ASSETS                      PERIOD        TSS     UNISIGN   WESTERN    TOTAL    UNISIGN   WESTERN    TOTAL
------                   ------------   -------   -------   -------   -------   -------   -------   -------
Total depreciation and
  amortization
  expense..............                   3,270     2,749    3,028      9,047    1,100      1,514     2,614
Less amounts recorded
  in the historical
  financial
  statements...........                  (2,362)*    (391)    (939)    (3,692)    (713)**    (505)   (1,218)
                                        -------   -------   ------    -------   ------    -------   -------
                                        $   908   $ 2,358   $2,089    $ 5,355   $  387    $ 1,009   $ 1,396
                                        =======   =======   ======    =======   ======    =======   =======

---------------
 * Reflects $1,771,000 recorded in the Company's financial statements subsequent to the TSS acquisition and $591,000 recorded in the historical financial statements of TSS prior to the acquisition.

** Reflects $642,000 recorded in the Company's financial statements subsequent to the Unisign acquisition and $71,000 recorded in the historical financial statements of Unisign prior to the acquisition.

     (j) Reflects incremental interest and amortization expense as if the financing for the Western acquisitions took place on January 1, 1997 as follows (dollars in thousands):

                                                                                               JUNE 30,
                                                                      AVERAGE        1997        1998
                                                      BORROWINGS   INTEREST RATE    EXPENSE    EXPENSE
                                                      ----------   -------------    -------    --------
Western.............................................   $16,000            11%       $1,760       $880
Financing costs (ten-year amortization period)......       550            --            55         28
                                                       -------                      ------       ----
                                                       $16,550                      $1,815       $908
                                                       =======                      ======       ====

     The incremental interest expense related to the TSS and Unisign acquisitions is included in the adjustment in note (k) as borrowings for these acquisitions were repaid with proceeds from the Initial Offering.

     (k) Reflects incremental interest expense and amortization of deferred financing fees as if the Initial Offering had occurred on January 1, 1997 and the application of the estimated net proceeds as described in "Use of Proceeds" occurred on that date as follows (in thousands):

                                                                                JUNE 30,
                                                                    1997          1998
                                                                  EXPENSE       EXPENSE
                                                                ------------    --------
Interest expense and amortization of deferred financing
  costs on the Existing Notes...............................      $11,420       $ 5,710
Less amounts included in the historical financial
  statements*
  Unisign...................................................          (95)          (16)
  TSS.......................................................         (672)           --
  The Company...............................................       (4,200)       (4,198)
                                                                  -------       -------
                                                                  $ 6,453       $ 1,496
                                                                  =======       =======

     The $4,200,000 and $4,198,000 include interest on the $15.8 million of subordinated intercompany promissory notes which were converted into equity.

 * Historical interest expense has been eliminated in the determination of pro forma interest expense as the debt obligations creating interest expense in the historical financial statements of Unisign and TSS were not assumed by the Company and would therefore not have existed during the periods presented. The interest expense in the Company's historical financial statements represents the interest actually incurred versus the amount that would have been incurred had the Initial Offering occurred on January 1, 1997.

     (l) The provision for income taxes has been adjusted to reflect the tax effect of the historical income of the acquired companies and the pro forma adjustments based on the statutory rate in effect during the period of 40%.

     (m) Does not reflect an extraordinary loss related to the early extinguishment of debt (net of income tax benefit of approximately $2,089,000) which the Company incurred in connection with the Initial Offering.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

     (n) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred debt issuance costs) and the portion of rental expense that is deemed representative of the interest factor totaling $571,000 and $1.0 million in 1997 on a historical and pro forma basis, respectively and by $450,000 and $542,000 in the six months ended June 30, 1998 on a historical and pro forma basis, respectively. Earnings were insufficient to cover fixed charges by $3.4 million and $14.0 million in 1997 on a historical and pro forma basis, respectively, and by $3.4 million and $6.1 million in the six months ended June 30, 1998 on a historical and pro forma basis, respectively.

     (o) The results of operations of TSS have been included in the historical results of the Company from the date of acquisition. Set forth below are the revenues and expenses of TSS, Unisign and Western for the period from January 1, 1997 to June 11, 1997 in the case of TSS, and for the year ended December 31, 1997 in the case of Unisign and for the year ended October 31, 1997 in the case of Western (in thousands).

                                          TSS      UNISIGN    WESTERN     TOTAL
                                         ------    -------    -------    -------
Net revenues...........................  $2,690    $3,675     $4,383     $10,748
                                         ------    ------     ------     -------
Expenses
  Direct operating expenses............     718     1,134      1,363       3,215
  General and administrative...........     769       660        357       1,786
  Depreciation and amortization........     591       391        939       1,921
                                         ------    ------     ------     -------
                                          2,078     2,185      2,659       6,922
                                         ------    ------     ------     -------
Operating income.......................     612     1,490      1,724       3,826
Interest expense.......................    (672)      (95)        --        (767)
Other income (expenses)................      82       (39)        --          43
                                         ------    ------     ------     -------
Income before income taxes.............  $   22    $1,356     $1,724     $ 3,102
                                         ======    ======     ======     =======

     (p) The EBITDA for the Company for year ended December 31, 1997 on a historical and pro forma basis was $5,597 and $11,344, respectively and for the six months ended June 30, 1998 on a historical and pro forma basis was $4,768 and $6,471, respectively.

     (q) In addition to the above pro forma adjustments, the Company expects to realize reduction of costs reflected in the historical financial statements of the Company, TSS, Unisign and Western which the Company believes would not have been incurred had the acquisitions occurred as of January 1, 1997 (in thousands).

                                                                                      SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31, 1997                JUNE 30, 1998
                                     ------------------------------------------   -------------------------
                                     COMPANY   TSS    UNISIGN   WESTERN   TOTAL   UNISIGN   WESTERN   TOTAL
                                     -------   ----   -------   -------   -----   -------   -------   -----
Executive compensation.............    $--     $107    $297      $ 70     $474      $49      $ 35     $ 84
Other employees' compensation......     --       41      31       183      255        5        91       96
Directors' fees....................     --       11      --        --       11       --        --       --
Advertising........................     --       --      31        --       31        5        --        5
Facility costs.....................     60       --      --        30       90       --        15       15
Other administrative costs.........     --       --      15        --       15        3        --        3
                                       ---     ----    ----      ----     ----      ---      ----     ----
                                       $60     $159    $374      $283     $876      $62      $141     $203
                                       ===     ====    ====      ====     ====      ===      ====     ====

     In conjunction with the Western acquisition, the annual cost savings expected to be realized through the integration of the Western business include $70,000 from the elimination of prior management's compensation, $183,000 from eliminating accounting, artists and other clerical functions and $30,000 of facility costs. In response to the growth through acquisitions and in anticipation of future growth, the Company created a new position of Director of Marketing and hired additional accounting and clerical personnel in the corporate office in Tifton. The estimated annual cost of these additional personnel is $215,000.

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA

     The selected financial data presented below for and as of the end of each of the years in the five-year period ended December 31, 1997 are derived from the financial statements of the Company, of which (i) the financial statements as of and for the year ended December 31, 1997 were audited by McGladrey & Pullen, LLP, independent auditors, (ii) the financial statements as of and for the years ended December 31, 1995 and 1996 were audited by McGrail Merkel Quinn & Associates, independent auditors, and (iii) the financial statements as of and for the years ended December 31, 1993 and 1994 and for the six months ended June 30, 1997 and 1998 are unaudited. In the opinion of management, the unaudited financial statements for the six months ended June 30, 1997 and 1998 and the years ended December 31, 1993 and 1994 include all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the results of operations and financial position for such periods. The results for the six months ended June 30, 1998 are not necessarily indicative of the results for the full fiscal year. The following data should be read in conjunction with the historical financial statements and notes related thereto of the Company and "Management's Discussion and Analysis", included elsewhere in this Prospectus.

                                                                                       SIX MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,                    JUNE 30,
                                   ------------------------------------------------   -------------------
                                    1993     1994(1)   1995(1)    1996     1997(1)    1997(1)    1998(1)
                                   -------   -------   -------   -------   --------   --------   --------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
    Net revenues.................  $ 2,828   $ 4,096   $ 7,892   $ 8,021   $ 11,831   $  4,415   $  9,413
                                   -------   -------   -------   -------   --------   --------   --------
    Operating expenses:
         Direct operating
           expenses..............      590     1,021     2,315     2,427      3,817      1,319      3,179
         General and
           administrative........      717     1,230     1,934     2,345      2,417        996      1,466
         Depreciation and
           amortization..........    1,161     1,429     2,713     2,648      4,699      1,224      4,027
                                   -------   -------   -------   -------   --------   --------   --------
         Total operating
           expenses..............    2,468     3,680     6,962     7,420     10,933      3,539      8,672
                                   -------   -------   -------   -------   --------   --------   --------
    Operating income.............      360       416       930       601        898        876        741
    Gain (loss) on sale of
      assets.....................       --        --     1,334       443       (143)        --         --
    Interest expense.............     (476)     (880)   (2,094)   (1,941)    (4,200)    (1,132)    (4,198)
    Other income (expense).......        1      (164)     (153)        2         --        (51)        92
                                   -------   -------   -------   -------   --------   --------   --------
    Income (loss) before income
      tax benefit................     (115)     (628)       17      (895)    (3,445)      (307)    (3,365)
    Income tax benefit...........       --        --         8       324      1,424        129      1,347
                                   -------   -------   -------   -------   --------   --------   --------
    Income (loss) before
      extraordinary item.........  $  (115)  $  (628)  $    25   $  (571)  $ (2,021)  $   (178)  $ (2,018)
                                   =======   =======   =======   =======   ========   ========   ========
    Basic income (loss) from
      continuing operations
      per share..................  $  (575)  $(3,140)  $   125   $(2,855)  $(10,105)  $   (890)  $(10,090)
                                   =======   =======   =======   =======   ========   ========   ========
OTHER DATA:
    EBITDA(2)....................  $ 1,521   $ 1,845   $ 3,643   $ 3,249   $  5,597   $  2,100   $  4,768
    EBITDA margin(2).............     53.8%     45.0%     46.2%     40.5%      47.3%      47.6%      50.7%
    Cash flows from operating
      activities.................    1,063      (170)    1,245     1,476      1,810        192       (151)
    Cash flows from investing
      activities.................     (712)     (616)   (2,343)    1,165    (37,305)   (32,471)   (43,845)
    Cash flows from financing
      activities.................     (362)     (508)    1,132    (2,582)    35,494     32,178     53,202
    Capital expenditures.........      672     1,301     1,083     1,655      2,334      1,123      2,303
    Ratio of earnings to fixed
      charges(3).................       --        --      1.0x        --         --         --         --
    Number of displays(4)
         Bulletins...............    2,506     3,570     3,815     3,975      6,106                 7,627
         Posters.................       50     1,778     1,623     1,461      1,432                 1,793
                                   -------   -------   -------   -------   --------              --------
             Total displays......    2,556     5,348     5,438     5,436      7,538                 9,420
                                   =======   =======   =======   =======   ========              ========

                                                   (continued on following page)

                                                                                    SIX MONTHS ENDED
                                                  DECEMBER 31,                          JUNE 30,
                                 -----------------------------------------------   ------------------
                                  1993     1994(1)   1995(1)    1996     1997(1)   1997(1)   1998(1)
                                 -------   -------   -------   -------   -------   -------   --------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
     Cash and cash
       equivalents.............  $    --   $    39   $    74   $   133   $   132   $    32   $ 19,822(5)
     Working capital
       (deficit)...............        4      (879)   (2,057)     (195)    2,733     2,396     30,491
     Total assets..............    3,902    17,579    19,214    17,128    54,106    49,645    110,340
     Total debt (including
       current
       maturities).............    5,708    19,724    19,798    19,474    57,998    52,535    100,817
     Stockholder's equity
       (deficiency)............   (1,967)   (3,268)   (3,194)   (2,863)   (4,884)   (4,131)     7,149

---------------
(1) See "Prospectus Summary -- The Company", "Prospectus Summary -- Recent Financing" and "Business" regarding acquisitions made by the Company in 1994, 1997 and 1998, which affect the comparability of the information contained in "Selected Historical Financial and Other Data".

(2) "EBITDA" is defined as operating income before depreciation and amortization. EBITDA represents a measure that management believes is customarily used to evaluate the financial performance of companies in the media industry. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income as an indicator of the Company's operating performance or to net cash provided by (used in) operating activities as a measure of its liquidity. EBITDA margin is EBITDA stated as a percentage of net revenues.

(3) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes plus fixed charges. Fixed charges consist of interest expense (including amortization of deferred debt issuance costs) and the portion of rental expense that is deemed representative of the interest factor. Earnings were insufficient to cover fixed charges by $11,000 in 1993, $628,000 in 1994, $895,000 in 1996, $3.4
    million in 1997, $307,000 in the six months ended June 30, 1997 and $3.4 million in the six months ended June 30, 1998.

(4) All display faces, including unoccupied display faces, are classified based on the last sale to an advertiser as either a bulletin or poster. For 1995, the table does not reflect display faces located in and around Watertown, New York that were acquired in November 1995 and disposed of in January 1996.

(5) Includes $10.5 million of securities pledged as security for the first two interest payments on the Notes.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion and analysis, together with the accompanying financial statements and related notes thereto, are intended to aid in understanding the Company's results of operations as well as its financial position, cash flows, debt, liquidity and other key financial information.

OVERVIEW

     The Company was formed in 1986, and since then net revenues and EBITDA have grown significantly primarily through the acquisition of outdoor advertising businesses and individual display faces in specific markets and the construction of new display faces in existing markets.

     Net revenues are a function of the number of display faces operated by the Company, the occupancy levels of the Company's display faces and the rates that the Company charges for their use. The Company focuses its sales efforts on selling 36-month contracts to maximize both the occupancy of its display inventory and its sales force efficiency. The Company believes that it has opportunities to improve its occupancy levels and rates for a number of reasons, including the recent expansion of the Company's sales force, benefits derived from the application of the Company's existing incentive compensation-based sales strategy in its newly acquired operations and general economic conditions in its new markets. Operating results are affected by general economic conditions, as well as trends in the advertising industry.

     The Company's net revenues are gross revenues net of withheld commissions retained by advertising agencies that contract for the use of advertising displays on behalf of their advertisers and other miscellaneous credits. Agency commissions are typically 15% of gross revenues per contract. The Company enters into agreements with advertising agencies on a customer-by-customer basis. Because of the Company's reliance on local advertisers, many of which do not employ agencies, the Company believes that it depends less on the placement of advertising through agencies than most other major outdoor advertising companies and that its agency commission levels are lower than industry averages. In 1997, direct sales to local advertisers represented over 95% of the Company's net revenues.

     Direct operating expenses consist of sales, production and lease expense. Selling expense primarily consists of compensation to the Company's sales force, travel and entertainment related to sales, and outside commissions other than to advertising agencies. Commissions to the Company's sales force are based on the total advertising contract value and are paid upon contract receipt. The total advertising contract value is the monthly billing multiplied by the number of months in the contract. Therefore, a salesperson would receive a commission payment three times higher on a 36-month contract than on a 12-month contract with the same monthly billing. Production expense mainly consists of illumination expense, maintenance of billboard structures, the cost of purchasing and applying poster advertisements and a prorata portion of the cost of producing display faces for contracts of 18 months or less (which are deferred and charged to production expense over the term of the related contracts). The cost of producing advertising display faces for any contract longer than 18 months is capitalized and depreciated over the life of the contract. The Company believes that its illumination expense is generally lower than industry averages because it produces a significant number of bulletins (25% of its bulletins as of June 30, 1998) using Scotchlite, which require no illumination expense, and many of the remaining displays are not illuminated. The Company's illumination expense in 1997 was 3.2% of net revenues. Lease expense consists mainly of rental payments to owners of the land underlying billboard structures. Lease costs are generally lower in the non-urban segment of the outdoor advertising market because landlords in rural areas generally have fewer alternative uses for their properties, many of which are located in agricultural areas. The Company's site lease expense was 13.8% of net revenues in 1997.

     General and administrative expenses include salaries, bonuses and other compensation, permit fees, utilities, supplies, professional fees, rent for its executive offices and facilities and travel.

ACQUISITIONS

     The Company's display faces grew from 2,556 faces at December 31, 1993 to 7,538 faces at December 31, 1997, a 31.1% compounded annual growth rate, primarily as a result of acquisitions. The Company's acquisitions can be classified into two categories: new market acquisitions and fill-in acquisitions.

New market acquisitions are acquisitions outside of the Company's then existing markets, while fill-in acquisitions are generally acquisitions in or adjacent to the Company's existing markets that involve the purchase of advertising displays only, resulting in the elimination of all personnel and related costs. From January 1, 1995 to June 30, 1998, the Company completed two new market acquisitions, TSS and Unisign, and nine fill-in acquisitions (excluding the Watertown, New York acquisition).

     The Company achieves operating leverage through both new market and fill-in acquisitions by spreading acquired contract revenues over relatively fixed general and administrative costs. With new market acquisitions, the Company eliminates duplicative management personnel, thereby reducing compensation expense, and generally integrates the art and accounting functions into the Company's existing general and administrative structure. The Company's corporate office, established in 1995, provides all billing and collection functions for all of the Company's divisions, as well as cash management, payable functions and strategic marketing directions. In the TSS acquisition, the Company was able to reduce certain annual executive costs, including approximately $259,000 of chief executive officer compensation and directors' fees. Additional annual savings of $98,000 were generated by replacing the general manager and eliminating the art department. In addition, the Company expects to realize net savings of $80,000 annually from closing its Southeast divisional headquarters following the TSS acquisition. Similarly, annual cost savings to be realized through the integration of the Unisign business include $297,000 from the elimination of prior management's compensation and $77,000 from eliminating Unisign's accounting functions and realigning general and administrative personnel (including the elimination of local artists). In conjunction with the Western acquisition, the annual cost savings expected to be realized through the integration of the Western business include $70,000 from the elimination of prior management's compensation, $183,000 from eliminating accounting, artists and other clerical functions and $30,000 of facility costs. In response to the growth through acquisitions and in anticipation of future growth, the Company created a new position of Director of Marketing and hired additional accounting and clerical personnel in the corporate office in Tifton. The estimated annual cost of these additional personnel is $215,000.

     In addition to growth through acquisitions, the Company seeks opportunities for growth through the development of newly built outdoor advertising structures. The Company actively monitors changes in local zoning restrictions and the availability of new land lease sites in each of its existing markets so as to develop new build opportunities. The Company erected 78 structures and 146 display faces in 1997 and anticipates erecting approximately 70 structures with up to 250 display faces in 1998 of which 62 structures and 186 faces were completed by June 30, 1998. A substantial portion of these new structures and display faces results from the Unisign acquisition, in which the Company acquired 94 leases in Kentucky, predominantly located along primary highways, and on which, subject only to the receipt of routine government permits, it plans to construct 94 new structures with up to 376 display faces of which 21 new structures and 78 display faces were completed by June 30, 1998. In addition, the billboard structures acquired by the Company in the Unisign acquisition have the capacity for up to an additional 300 display faces of which 40 faces were installed by June 30, 1998. The Company believes that the economics of building new advertising structures compare favorably with the economics of purchasing structures through fill-in acquisitions.

     In June 1995, the Company sold certain outdoor advertising assets in and around Erie, Pennsylvania, which assets were acquired by the Company in October 1994. These assets accounted for $140,000 of net revenue in 1995.

     In January 1996, the Company sold for $3.1 million certain outdoor advertising assets located in and around Watertown, New York, which assets were acquired by the Company in November 1995. These assets did not have a material impact on revenues in either 1995 or 1996.

PRODUCT MIX; REGIONAL OPERATIONS

     The following table sets forth information on the bulletins and posters operated by each of the Company's divisions at the dates indicated. The Company did not acquire its Mid-Atlantic division until March 1998.

                                                   DECEMBER 31,
                       --------------------------------------------------------------------
                               1995                    1996                    1997               JUNE 30, 1998
                       --------------------    --------------------    --------------------    --------------------
      DIVISION         BULLETINS    POSTERS    BULLETINS    POSTERS    BULLETINS    POSTERS    BULLETINS    POSTERS
      --------         ---------    -------    ---------    -------    ---------    -------    ---------    -------
Midwest..............    2,288          --       2,284          --       2,308          --       2,717          --
Northeast(1).........      833         476         903         443         923         450         966         468
Northcentral.........      477         490         476         485         513         463         550         460
Southeast............      217         657         312         533       2,362(2)      519       2,357         519
Mid-Atlantic(3)......       --          --          --          --          --          --       1,037         346
                         -----       -----       -----       -----       -----       -----       -----       -----
Total................    3,815       1,623       3,975       1,461       6,106       1,432       7,627       1,793
                         =====       =====       =====       =====       =====       =====       =====       =====

---------------

(1) Does not reflect display faces in and around Watertown, New York that were acquired in November 1995 and disposed of in January 1996.

(2) Increase reflects primarily the TSS acquisition.

(3) Reflects the acquisition of Unisign.

     The Company derived over 72%, 72% and 75% of its net revenues from the sale of advertising on bulletins in 1995, 1996 and 1997, respectively, and the balance from the sale of advertising on posters. Because of this large percentage of bulletin revenues and the long-term nature of its bulletin contracts, the Company's net revenues have experienced little seasonality, historically varying less than 2% per quarter. However, poster revenues are typically lower during the first quarter, reflecting seasonal patterns in advertising spending.

     The Company emphasizes the sale of long-term (36-month) contracts for its bulletins. In the Northeast and Midwest divisions, which have been operated by current management for approximately 12 and 9 years, respectively, over 90% of all bulletin advertising contracts in effect on December 31, 1997 had an original term of at least 36 months. Because of the acquisition of the shorter-term contracts of TSS and Unisign, at June 30, 1998 approximately 51% of the Company's bulletin advertising contracts had an original term of 36 months of more. As the advertising contracts assumed by the Company in the TSS and Unisign acquisitions expire, the Company is seeking to sell 36-month contracts for these bulletins. As a result, the Company believes that the percentage of bulletins subject to 36-month contracts will increase over time in these markets.

     The average monthly rate per display varies in each region in which the Company operates, primarily as a result of the average size and location of displays in each division. In the Midwest and Northeast divisions, the majority vary in size from 6 feet high by 12 feet wide to 14 feet high by 48 feet wide. In addition, the Company's displays in these divisions are located primarily along secondary roads, rather than along interstate highways or primary roads. Both the smaller size and location of the signs result in lower rates. In the Northcentral division, the Company's displays are substantially larger and are located along primary roads and interstate highways. The average rates for displays in this division are the highest of all the Company's divisions. In the Southeast, the average display size increased as result of the TSS acquisition. In addition, the TSS displays were located to a greater extent along interstate highways. The TSS acquisition resulted in higher average rates in the Southeast division.

     In some of the localities in which the Company operates, outdoor advertising is subject to restrictive zoning regulations. Although the Company believes the existence of those regulations continue to be a factor in the operation of the Company's business, such regulations have not had a significant effect on the results of operations.

RESULTS OF OPERATIONS

     The following table sets forth the specified components of expense for the Company expressed as a percentage of net revenues for the last three years.

                                                                      SIX MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,        JUNE 30,
                                           -----------------------    ----------------
                                           1995     1996     1997     1997       1998
                                           -----    -----    -----    -----      -----
Net revenues.............................  100.0%   100.0%   100.0%   100.0%     100.0%
Direct operating expenses................   29.3     30.3     32.3     29.9       33.8
General and administrative...............   24.5     29.2     20.4     22.6       15.5
Depreciation and amortization............   34.4     33.0     39.7     27.7       42.8
                                           -----    -----    -----    -----      -----
     Total operating expenses............   88.2     92.5     92.4     80.2       92.1
                                           -----    -----    -----    -----      -----

Operating income.........................   11.8      7.5      7.6     19.8        7.9
                                           -----    -----    -----    -----      -----
Interest expense.........................  (26.5)   (24.2)   (35.5)   (25.6)     (44.6)
Other income (expense)...................   15.0      5.5     (1.2)    (1.1)       1.0
                                           -----    -----    -----    -----      -----
     Total other income (expense)........  (11.5)   (18.7)   (36.7)   (26.7)     (43.6)
                                           -----    -----    -----    -----      -----

Income (loss) before income tax
  benefit................................    0.3    (11.2)   (29.1)    (6.9)     (35.7)
Income tax benefit.......................    0.0      4.1     12.0      2.9       14.3
                                           -----    -----    -----    -----      -----
Income (loss) before extraordinary loss
  on early extinguishment of debt........    0.3%    (7.1)%  (17.1)%   (4.0)%    (21.4)%
                                           =====    =====    =====    =====      =====

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997

     Net revenues. Net revenues increased 113.2% to $9.4 million for the six months ended June 30, 1998 from $4.4 million for the six months ended June 30, 1997. Most of this increase was the result of the acquisition of Unisign, completed in March 1998, and TSS, completed in June 1997. These acquisitions accounted for approximately $4.5 million of the period-to-period revenue growth.

     Direct operating expenses. Direct operating expenses (which include sales, lease and production expense) increased to $3.2 million for the six month period ending June 30, 1998 from $1.3 million for the comparable period in 1997. Most of this increase was the result of the acquisition of Unisign, completed in March 1998, and TSS, completed in June 1997. Sales expense decreased as a percentage of net sales from 8.4% in the six month period ending June 30, 1997 to 7.6% in 1998, due to increased operating leverage in the sales force. Lease expense increased as a percentage of net revenues from 12.9% in the six month period ending June 30, 1997 to 14.8% in 1998, due to higher lease costs assumed in the TSS acquisition, reflecting the higher costs of TSS's interstate highway locations. Production expense increased as a percentage of net revenues from 8.6% in the six month period ending June 30, 1997 to 11.4% in 1998, due to production costs associated with the shorter-term contracts assumed in the TSS acquisition.

     General and administrative expenses. General and administrative expenses increased by 47.2% to $1.5 million for the six month period ending June 30, 1998 from $1.0 million in 1997, but decreased as a percentage of net revenues to 15.5% from 22.6%, respectively. The decrease in general and administrative expense as a percentage of net revenues was due to increased operating leverage provided by higher net revenues from the Unisign and TSS acquisitions over relatively fixed general and administrative expenses. In addition, the Company was able to reduce Unisign's and TSS' general and administrative expenses through a reduction of executive compensation, and the elimination of the general manager and art and accounting personnel.

     Depreciation and amortization expense. Depreciation and amortization expense increased to $4.0 million for the six month period ending June 30, 1998 from $1.2 million in 1997 due primarily to the Unisign and TSS acquisitions.

     Interest expense. Interest expense, net of interest income, increased to $4.2 million for the six month period ending June 30, 1998 from $1.1 million for the comparable period in 1997. This increase was primarily the result of additional debt incurred in connection with the financing of the Unisign and TSS acquisitions.

     Income taxes. The Company recorded a $1.3 million income tax benefit for the six month period ended June 30, 1998 due to losses resulting from the increase in interest expense, depreciation, amortization and write-off of finance and loan costs on early extinguishment of debt.

     Extraordinary Loss. Effective May 20, 1998, the proceeds from the Initial Offering were used for the early extinguishment of the outstanding debt related to the prior credit facility. Accordingly, the Company recorded an extraordinary loss of $3.5 million related to the early retirement of debt ($2.1 million, net of income taxes of $1.4 million). The extraordinary loss was comprised of deferred financing fees of $3.1 million and a $400,000 unrealized loss resulting from the early extinguishment of the interest rate swap agreements used to change the fixed/variable interest rate mix of the debt portfolio to reduce the Company's aggregate risk to movements in interest rates. The fair value of the swap agreements were not previously recognized in the financial statements since they were accounted for as a hedge. With the extinguishment of the debt, the swap agreements are no longer hedge transactions and therefore the related unrealized loss can no longer be deferred.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

     Net revenues. Net revenues increased 47.5% to $11.8 million for the year ended December 31, 1997 from $8.0 million for the year ended December 31, 1996. Most of this increase was the result of the acquisition of TSS completed in June 1997. This acquisition accounted for approximately $3.4 million of the year-over-year revenue growth.

     Direct operating expenses. Direct operating expenses (which include sales, lease and production expense) increased to $3.8 million for 1997 from $2.4 million for the prior year. Most of this increase was the result of the acquisition of TSS. Sales expense decreased as a percentage of net revenues to 8.2% in 1997 from 8.9% in 1996, due to increased operating leverage in the sales force and minimal selling expense required for acquired contracts until they are resold. Lease expense increased as a percentage of net revenues to 13.8% in 1997 from 12.6% in 1996, due to higher lease costs assumed in the TSS acquisition, reflecting the higher costs of TSS's interstate highway locations. Production expense increased as a percentage of net revenues to 10.0% in 1997 from 8.6% in 1996, due to production costs associated with the shorter-term contracts assumed in the TSS acquisition.

     General and administrative expenses. General and administrative expenses increased slightly to $2.4 million for 1997 from $2.3 million for 1996, but decreased sharply as a percentage of net revenues. The increase in administrative expenses was more than accounted for by a one-time expense of $250,000 relating to the relocation of the Company's personnel and offices to Tifton, Georgia. However, the overall decrease in general and administrative expenses as a percentage of net revenues was due to increased operating leverage provided by higher net revenues from the TSS acquisition over relatively fixed general and administrative expenses. In addition, the Company was able to reduce TSS's general and administrative expenses through a reduction of executive compensation and directors' fees, and the elimination of the general manager and accounting personnel.

     Depreciation and amortization expense. Depreciation and amortization expense increased to $4.7 million for 1997 from $2.6 million for 1996, due primarily to the TSS acquisition. Depreciation and amortization as a percentage of net revenues increased from 1996 to 1997 as a result of amortization related to the intangible assets acquired in the TSS acquisition.

     Interest expense. Interest expense increased to $4.2 million for 1997 from $1.9 million for 1996. This increase was the result of additional debt incurred in connection with the financing of the TSS acquisition.

     Income taxes. The Company recorded a $1.4 million income tax benefit for 1997 due to losses resulting from increased interest expense and depreciation and amortization.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     Net revenues. Net revenues increased to $8.0 million for 1996 from $7.9 million for 1995. Net revenues remained substantially unchanged since no significant acquisitions occurred in 1995 or 1996 due to capital constraints and management's exercise of price discipline on the available new market acquisition opportunities.

     Direct operating expenses. Direct operating expenses increased to $2.4 million for 1996 from $2.3 million for 1995. This increase was due to certain salary increases and the fixed costs retained upon the disposal of the Erie, Pennsylvania displays.

     General and administrative expenses. General and administrative expenses increased 21.3% to $2.3 million for 1996 from $1.9 million for 1995. This increase was due to the Company's establishment at the end of 1995 of separate corporate offices for its executives and centralizing accounting and billing operations in order to support the anticipated growth of the Company's operations.

     Depreciation and amortization expense. Depreciation and amortization expense decreased to $2.6 million for 1996 from $2.7 million for 1995. This decrease was due to the sale of the Erie displays.

     Interest expense. Interest expense decreased to $1.9 million for 1996 from $2.1 million for 1995. This decrease was due primarily to lower interest rates.

     Income taxes. The Company recorded a $324,000 income tax benefit for 1996 due to losses resulting from interest expense and depreciation and amortization.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically satisfied its cash requirements with cash from operations, revolving credit borrowings and other long-term debt financings and sales of assets. Its acquisitions have been financed primarily with borrowed funds.

     The Company financed its acquisition activity in 1994 through the combination of a $16.5 million credit facility with First Chicago, as agent for a syndicate of lenders, and an equity and subordinated debt investment of $3.9 million from Mesirow in Holdings (the proceeds of which were loaned by Holdings to the Company). See "Principal Stockholders".

     In June 1997, this credit facility was amended and restated by the Original Credit Facility in order to increase the available credit to $45.0 million. The Original Credit Facility, together with an additional equity and subordinated debt investment of $9.0 million from Mesirow in Holdings (the proceeds of which were loaned by Holdings to the Company), were used to finance the TSS acquisition.

     In February 1998, the Original Credit Facility was amended and restated by the Senior Credit Facility in order to increase the available credit to $62.5 million. Borrowings under the Senior Credit Facility, together with the proceeds of the Bridge Notes ($10.0 million) sold by Holdings (the proceeds of which were loaned by Holdings to the Company), were used to finance the Unisign acquisition. The Company used a portion of the proceeds of the Initial Offering to repay all borrowings and accrued interest under the Senior Credit Facility, which totaled $57.4 million, whereupon the Senior Credit Facility was terminated. The Company used the proceeds of the Initial Offering to repay the $10.0 million loan, plus $232,000 of accrued interest, from Holdings at which time Holdings repaid the Bridge Notes. Additionally, in conjunction with the Initial Offering, $15.8 million of subordinated intercompany promissory notes due Holdings were converted into stockholder's equity. The Senior Credit Facility bore interest at rates specified in the agreement (with an aggregate effective interest rate at December 31, 1997 of 9.125%), was collateralized by substantially all of the assets of the Company, as well as by a pledge from Holdings of the Company's common stock, required the maintenance of certain financial covenants and matured in varying amounts through March 2006. The subordinated intercompany promissory notes payable to Holdings bore interest at rates ranging from 12% to 15% and were due and payable during 2003 and 2005. The $10.0 million intercompany loan from Holdings (which was made by Holdings on March 2, 1998 with the proceeds of the Bridge Notes) bore interest at LIBOR, plus 4.75% (10.4% at March 2, 1998), and was due on demand. See "Use of Proceeds".

     On May 20, 1998 the Company put in place a $3.0 million credit facility used principally to fund potential obligations on outstanding letters of credit. The facility was secured by certificates of deposit. This facility was terminated when the Company entered into the Credit Facility on September 18, 1998.

     Net cash provided by operating activities increased to $1.8 million for 1997 from $1.5 million for 1996, and decreased to $(151,000) for the first half of 1998 from $192,000 for the first half of 1997. Net cash provided by operating activities reflects the Company's net loss adjusted for non-cash items and net changes in working capital components. The Company had working capital of $30.5 million as of June 30, 1998, working capital of $2.7 million as of December 31, 1997 and a deficit of $195,000 as of December 31, 1996.

     After completion of the Initial Offering of the Existing Notes, the Company had approximately $17.3 million available for general corporate purposes. In September, 1998, the Company acquired substantially all of the outdoor advertising assets of Western for an acquisition cost of $26.8 million. The Company also entered into a new Credit Facility with available borrowings of $19.25 million. The Credit Facility is secured by substantially all of the Company's assets. The Company used $10.4 million of cash on hand and borrowed $16.0 million under the Credit Facility to fund the acquisition of Western.

     The Company's net cash used in investing activities of $37.3 million for the year ended December 31, 1997 included cash used for acquisitions of $34.8 million and capital expenditures of $2.3 million. For the six months ended June 30, 1998, the Company's net cash used in investing activities of $43.8 million included $23.1 million used for acquisitions, primarily Unisign, and $2.3 million of capital expenditures.

     For the year ended December 31, 1997, $35.5 million was provided by financing activities, primarily as a result of additional borrowings under the Company's various credit facilities and equity and debt investments in Holdings by Mesirow, which proceeds were loaned to the Company. For the year ended December 31, 1996, $2.6 million was used in financing activities, primarily relating to principal repayments of debt, with the proceeds from the sale of the Watertown assets. For the six months ended June 30, 1998, $53.2 million was provided by financing activities, primarily as a result of the Initial Offering net of repayment under existing credit facilities.

     Capital expenditures are made to build new billboard structures and display faces, to upgrade the Company's existing display faces, to produce advertising display faces under contracts longer than 18 months and for other capital items. Management estimates that capital expenditures will total approximately $4.5 million in 1998, which includes the planned construction of up to 70 structures and up to 250 display faces, the estimated cost of producing display faces sold under new long-term contracts and other capital items.

     The Company has funded one year of cash interest expense with the net proceeds of the Initial Offering. Following the disbursement of all of the funds in the escrow account in May 1999, a substantial portion of the Company's cash flow will be devoted to interest payments on the Notes. See "Unaudited Pro Forma Financial Statements".

     The Company believes that its cash from operations, together with amounts available for borrowing under the Credit Facility, will be sufficient to satisfy its cash requirements, including anticipated capital expenditures, for at least the next several years. However, in the event these cash sources are insufficient to satisfy its cash requirements, including as a result of future acquisitions, the Company may require additional debt or equity. There can be no assurance that additional debt or equity financing will be available on terms satisfactory to the Company, if at all, or that the Company will be able to incur such additional debt under the terms of the Notes. See "Description of Notes -- Certain Covenants -- Limitation on Additional Debt".

INFLATION

     In the last three years, inflation has not had a significant impact on the Company or its predecessors.

INCOME TAXES

     At December 31, 1997, the Company had net operating loss carryforwards of approximately $6,010,000 for federal and state income tax purposes, which expire in varying amounts from 2009 through 2017.

     Although realization is not assured, the Company believes, based on its expectations for the future, that taxable income of the Company will more likely than not be sufficient to utilize all of the $6,010,000 net operating loss carryforwards prior to their ultimate expiration in 2017. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

YEAR 2000 ISSUE

     The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 issue. Based on the review of its computer systems, management does not believe there will be any material impact to the Company's financial position or results of operations. Based upon a preliminary review, the Company believes that the Year 2000 issue will not have a material impact on the operations of any of its significant suppliers.

                                    BUSINESS

GENERAL

     The Company is a leading highway directional outdoor advertising company, operating over 9,426 advertising displays, including 7,627 bulletins and 1,793 posters, in 21 states in the eastern and central United States at June 30, 1998. Essentially all of the Company's billboards are located along interstate highways and primary and secondary roads outside of urban areas. For the year ended December 31, 1997, over 95% of the Company's net revenues was generated by local businesses, including local franchisees of national chains, with no one customer accounting for as much as 2% of the Company's net revenues. The Company offers a full line of outdoor advertising services to its customers, including creative design, production, installation and maintenance of the displays. After giving pro forma effect to the transactions described in the Unaudited Pro Forma Financial Statements included herein, the Company's net revenues and EBITDA would have been $22.6 million and $11.3 million, respectively, for the year ended December 31, 1997 and $12.3 million and $6.4 million, respectively, for the six months ended June 30, 1998.

     According to recent estimates by the OAAA, total outdoor advertising expenditures during 1997 were $2.1 billion, an 8.8% increase over such expenditures in 1996. The Company operates primarily in the rural highway directional segment of the outdoor advertising industry. Highway directional billboards are utilized by local advertisers to alert motorists to an advertiser's place of business and provide directions to that business. Many of the Company's principal customers, which include motels and hotels, restaurants and gasoline retailers, depend on strategically located billboards as the only effective and cost efficient means to reach their target customers. As a result, these advertisers will usually purchase a billboard display under long-term contracts and leave the original advertising copy in place for the duration of the contract. On June 30, 1998, over 85% of the Company's bulletin advertising contracts had an original term of at least 18 months and 51% had an original term of at least 36 months. The Company believes that its large number of long-term contracts has generated more stable and predictable revenues, has reduced production, installation and maintenance costs over the term of the contracts and has permitted it to more efficiently leverage its sales personnel.

     Since its formation in 1986, the Company has pursued an aggressive acquisition strategy, completing over 20 acquisitions of outdoor advertising businesses. During this period, the Company completed both "new market" and "fill-in" acquisitions. New market acquisitions are acquisitions outside of the Company's then existing markets, while fill-in acquisitions are generally small acquisitions in the Company's existing markets that involve the purchase of advertising displays only, resulting in the elimination of all personnel and related costs. During the past year, the Company completed the TSS and Unisign acquisitions, both of which are included in the Unaudited Pro Forma Financial Statements included herein.

     Set forth below is a summary of the Company's acquisitions which exceeded $250,000 per acquisition since January 1, 1994 through June 30, 1998:

                                           NEW
                                          MARKET                                                                 DISPLAY FACES
                                            OR                        PURCHASE                      NET       -------------------
              COMPANY(1)                 FILL-IN          DATE         PRICE        STATES      REVENUES(2)   BULLETINS   POSTERS
              ----------                ----------   --------------   --------   ------------   -----------   ---------   -------
                                                                         (DOLLARS IN THOUSANDS)
Unisign Corporation, Inc..............  New          February 1996    $21,800    KY, NV, OH       $ 3,675       1,037       384

Tri-State Systems, Inc................  New          June 1997         31,400    GA, AL, FL,        6,056       1,838        --
                                                                                 KY, MS, SC,
                                                                                 TN

Vogel Outdoor Advertising, Inc........  New          October 1994       7,042    MN, IA             2,900         395       356

Heard Communications, Inc. (d/b/a
  Gateway Outdoor Advertising)........  New          September 1994     1,037    SC, NC, MO,          N/A(3)       --       669
                                                                                 OH

3-H Sign Company, Inc.................  Fill-in      January 1998         980    MO                   305         325        --

Mid-American Advertising Company......  Fill-in      October 1997         400    MO                   121          47        --

Sunbelt Outdoor Systems, Inc..........  Fill-in      September 1997     2,754    GA                   543         152        --

Supreme Outdoor, Inc..................  Fill-in      July 1997            333    MN                    74          18        --

Park Outdoor Advertising of New York,
  Inc.................................  Fill-in      October 1994       3,066    NY, PA             1,386          93       370

Outdoor Visions, Inc. (d/b/a Bruening
  Outdoor Advertising)................  Fill-in      September 1994       425    PA                   135         133        --

Lewis Outdoor Advertising, Inc........  Fill-in      September 1994       587    AR, LA, TX           218         216        --
                                                                      --------
        Total.........................                                $69,824
                                                                      ========

---------------
(1) This table does not reflect display faces located in and around Watertown, New York that were acquired in November 1995 and disposed of in January 1996. See Notes 4 and 6 to the Company's Financial Statements.

(2) Net revenues have been calculated on the basis of the number of bulletins and posters acquired, as follows: in the case of bulletins, the revenues generated in the last month before the acquisition for which financial information was available multiplied by 12 and, in the case of posters, the revenues generated in the 12 months before the acquisition, except in the case of Unisign where net revenues have been calculated on the basis of Unisign's audited financial statements included elsewhere herein.

(3) The net revenues of Heard Communications Inc. are not available.

BUSINESS STRATEGY

     The Company's business strategy is to be a leading provider of highway directional outdoor advertising services to local advertisers in non-urban markets. The Company entered this segment of the outdoor advertising business because it believes that rural businesses have been underserved by the major outdoor advertising companies. In order to implement this business strategy, the Company focuses on the following key elements:

     - Increase the Penetration of its Local Markets with 36-Month Advertising Contracts. In order to better serve its local customers, the Company customizes the size and pricing of its billboards to fit the budgets of the local businesses that require these services. In addition, the Company can produce a long-lasting sign that is strategically located relative to the advertiser's place of business. For these reasons, the Company believes that its local highway directional advertisers have been willing to enter into long-term contracts and leave a display in place for an extended period. As of June 30, 1998, 51% of the Company's bulletin advertising contracts had an original term of at least 36 months. The billboards acquired by the Company in the TSS and Unisign acquisitions were predominantly subject to contracts with an original term of 18 months and 24 months, respectively. Excluding these billboards, as of June 30, 1998 over 77% of the Company's bulletin advertising contracts had an original term of at least 36 months. Accordingly, the Company believes that the number of contracts with a 36-month original term will increase as the Company seeks 36-month contracts for expiring TSS and Unisign contracts. The Company believes that its large number of long-term contracts has generated more stable and predictable revenues, has reduced production, installation and maintenance costs over the term of the contracts and has permitted it to more efficiently leverage its sales personnel. As a result of these cost efficiencies and in order to encourage advertisers to enter into long-term contracts, the Company prices its longer term contracts with lower monthly rates than it prices its shorter term contracts.

     - Pursue Growth through Acquisitions. The Company intends to continue its aggressive growth strategy of acquiring and developing highway directional outdoor advertising businesses, by continuing to seek both new market and fill-in acquisitions, where the billboards are used, or can be resold, as highway directional signs under long-term contracts. The Company believes that the non-urban highway directional market remains highly fragmented producing numerous acquisition opportunities that fit its criteria. In addition, the Company is typically a major provider of outdoor advertising services in the areas in which it operates, which, it believes, allows it to more easily acquire and successfully integrate fill-in acquisitions.

     - Capitalize on New Build Opportunities. In addition to growth through acquisitions, the Company seeks opportunities for growth through the development of newly built outdoor advertising structures. The Company actively monitors changes in local zoning restrictions and the availability of new land lease sites in each of its existing markets so as to develop new build opportunities. The Company erected 78 structures and 146 display faces in 1997 and anticipates erecting approximately 70 structures with up to 250 display faces in 1998 of which 62 structures and 186 faces were completed by June 30, 1998. A substantial portion of these new structures and display faces results from the Unisign acquisition, in which the Company acquired 94 leases in Kentucky, predominantly located along primary highways, and on which, subject only to the receipt of routine government permits, it plans to construct 94 new structures with up to 376 display faces of which 21 structures and 78 display faces were completed by June 30, 1998. In addition, the billboard structures acquired by the Company in the Unisign acquisition have the capacity for up to an additional 300 display faces of which 40 faces were installed by June 30, 1998. The Company believes that the economics of building new advertising structures compare favorably with the economics of purchasing structures through fill-in acquisitions.

     - Control Costs and Quality through Centralization of Production and Vertical Integration. The Company seeks to control production costs and maintain consistent, high quality production standards by centralizing essentially all of its production services related to billboards leased under 36-month contracts and vertically integrating its production operations, thereby reducing its use of outside contractors. In addition, because of its large number of rural signs under long-term contracts, the Company has been able to use Scotchlite, a highly reflective vinyl manufactured by 3M, which causes the advertising copy to be brightly illuminated by the headlights of passing vehicles. Scotchlite is effective only where there is little or no competing light sources around the sign. While somewhat more expensive to construct, a Scotchlite billboard does not need any electric lighting on the advertising structure and thus significantly reduces the Company's operating expenses. A photograph of a Scotchlite billboard is included on the inside back cover of this Prospectus. Approximately 25% of the Company's bulletins in service at March 31, 1998 used Scotchlite on the advertising copy. The main facility in Baxter Springs, Kansas, produces substantially all of the Company's Scotchlite and non-reflective self-adhesive vinyl advertising copy for installation throughout its markets. Each of the Company's five divisions hires painters to produce hand painted bulletins and employs other personnel to install and maintain bulletins and posters. At Baxter Springs, the Company also employs staff artists to design advertising copy for use in all of its divisions. The Company's new billboard structures have generally been constructed by outside contractors, although the Company has recently increased its capability to build these structures with Company personnel.

INVENTORY

     The Company operates three types of outdoor billboards.

     Bulletins consist of panels on which advertising copy is displayed. The Company's bulletins range in size from 4 feet high by 6 feet wide to 20 feet high by 80 feet wide, with the majority ranging from 12 feet high by 24 feet wide to 10 feet high by 32 feet wide. In order to better serve its local customers, the Company customizes the size and pricing of its bulletins to fit the budgets of the local businesses. As a result, many of the Company's bulletins are smaller than the standard-sized bulletins offered by its competitors, most of which are 10 1/2 feet high by 36 feet wide or 14 feet high by 48 feet wide. At March 31, 1998, approximately 48% of the Company's bulletin advertising contracts provided for bulletins made from Scotchlite or non-reflective self-adhesive vinyl attached to pre-painted plywood panels. Substantially all of this vinyl advertising copy is produced at the Company's Baxter Springs, Kansas facility and shipped to the site. These vinyl display faces generally last between three and five years without replacement. Most of the Company's remaining billboards are hand painted, in most cases by outside contractors either at the Company's divisional facilities or on-site. Hand painted signs generally last between 12 and 18 months. A small number of the Company's bulletins are made from computer-generated graphics on a single sheet of vinyl that is wrapped around the billboard structure. These single sheet vinyl faces are produced by outside contractors and are usually sold under shorter-term contracts. Because of their greater impact and higher cost, bulletins are usually located on major highways.

     30-Sheet Posters, the most common type of billboard in the outdoor advertising industry, are 12 feet high by 25 feet wide. Advertising copy for 30-sheet posters usually consists of lithographed or silk-screened paper sheets that are pasted and applied like wallpaper to the face of the display. All of the lithographed and silk-screened paper sheets are prepared by outside parties, but in most cases are installed on billboards by the Company's divisional personnel. Thirty-sheet posters are primarily located on major traffic arteries. All display faces originally constructed by the Company as 30-sheet posters are generally maintained as such. If a bulletin display face is unoccupied, the Company may sell it as one or two poster displays on a short-term basis, pending the procurement of a long-term contract.

     Junior (8-Sheet) Posters are 6 feet wide by 12 feet wide. Displays are typically prepared and mounted in the same manner as 30-sheet posters. The Company generally seeks to resell its 8-sheet posters as bulletins as soon as it procures a long-term contract for the space.

     Display faces generally are mounted on structures owned by the Company and located on sites that are leased by it. The Company also owns a small number of its sites. Billboard structures are made of wood, steel and other durable materials built to withstand variable climates, have long useful lives and do not require substantial maintenance. Virtually all of the Company's new billboard structures are made of steel. The Company expects its billboard structures to last at least 20 years without significant refurbishment.

     The following table sets forth certain information on the Company's operations in each of the states in its market areas.

                                                                               AS OF JUNE 30, 1998
                                                               ---------------------------------------------------
                                                                                         8-SHEET
                              JUNE 1998      JUNE 1998 LAND    BULLETINS    30-SHEET      JUNIOR         TOTAL
          STATE            NET REVENUES(1)   LEASE COSTS(2)       (3)      POSTERS(3)   POSTERS(3)   DISPLAY FACES
          -----            ---------------   ---------------   ---------   ----------   ----------   -------------
                                (DOLLARS IN THOUSANDS)
Georgia..................      $  447             $ 76           1,518           0           0           1,518
Minnesota................         264               48             464         460           0             924
Kentucky.................         253               18             861         346           0           1,207
Pennsylvania.............          92                8             470         242           3             715
Oklahoma.................          78                8             829           0           0             829
Missouri.................          74                9             780           0           0             780
New York.................          70                5             493         173           0             666
Arkansas.................          67                7             651           0           0             651
Florida..................          52                4             218           0           0             218
South Carolina...........          35                4             282           0         386             668
Texas....................          28                2             217           0           0             217
Kansas...................          23                1             232           0           0             232
Alabama..................          22                0             152           0           0             152
Tennessee................          22                1              27           0           0              27
Iowa.....................          11                0              57           0           0              57
North Carolina...........          10                0             152           1         132             285
West Virginia............           7                1             172                       0             172
Louisiana................           2                0              35           0           0              35
Ohio.....................           2                0              15                      50              65
Mississippi..............                            0               2           0           0               2
                               ------             ----           -----       -----         ---           -----
     Total:..............      $1,559             $192           7,627       1,222         571           9,420
                               ======             ====           =====       =====         ===           =====

---------------
(1) Billings under existing advertising contracts for June 1998.

(2) Land lease costs are typically paid one year in advance. June 1998 costs are based on the estimated monthly average of all land lease costs for 1998 under existing leases.

(3) Each display face, including an unoccupied display face, is classified either as a bulletin or poster based on the last sale to an advertiser.

MARKETS

     The Company operates through five divisions covering particular regions of its market area: Midwest division, Northcentral division, Northeast division, Southeast division and Mid-Atlantic division. Certain of the Company's divisions operate in the same states but their coverage areas do not overlap.

     The following is a summary of the market and plants associated with each division.

     Midwest Division: The Midwest division, based in Baxter Springs, Kansas, currently provides outdoor advertising services in Arkansas, Kansas, Louisiana, Missouri, Oklahoma and Texas. The Company's Midwest division consisted of 2,717 bulletins as of June 30, 1998, varying in size from 8 feet by 20 feet to 14 feet by 48 feet. The average monthly price per bulletin (based on those bulletins occupied on June 30, 1998) for the month of June 1998 was $146.

     Northcentral Division: The Northcentral division, based in Rochester, Minnesota, currently provides outdoor advertising services in southern Minnesota (including Rochester) and Iowa. At June 30, 1998, the Company's Northcentral division operated 550 bulletins, varying in size with the majority being 12 feet by 50 feet, and 460 posters including 35 8-sheet posters. For the month of June 1998, the average monthly price per bulletin was $446 and the average monthly price per poster (based on the June 1998 revenues and average occupancy of all posters determined on a daily basis) was $336.

     Northeast Division: The Northeast division, based in Jamestown, New York, provides outdoor advertising services in western New York, northwestern Pennsylvania and Youngstown, Ohio. At June 30, 1998, the Company's Northeast division operated 966 bulletins, with the majority varying in size from 6 feet wide by 12 feet high to 14 feet high by 48 feet wide, and 468 posters including 50 8-sheet posters in Youngstown, Ohio. For the month of June 1998, the average monthly price per bulletin was $143 and the average monthly price per poster was $315.

     Southeast Division: The Southeast division, based in Tifton, Georgia, is a combination of the Company's existing Southeast division, formerly based in Newberry, South Carolina, and the assets purchased by the Company in the TSS acquisition. This division provides outdoor advertising services primarily in Georgia, Florida and Alabama. At June 30, 1998, the Company's Southeast division operated 2,357 bulletins with the majority varying in size from 10 1/2 feet by 36 feet to 14 feet by 48 feet, except in North Carolina and South Carolina where the typical size is 6 feet by 12 feet, and 518 8-sheet posters. For the month of June 1998, the average monthly price per bulletin was $346 and the average monthly price per poster was $106. In addition, this division also operates a public service display business consisting of over 1,000 small advertising faces on public benches. Public service displays contributed less than 1% of the Company's net revenues in 1997.

     Mid-Atlantic Division: The Mid-Atlantic division, based in Ivel, Kentucky, consists of the business acquired in the Unisign acquisition on March 2, 1998 and provides outdoor advertising in West Virginia, eastern Kentucky and southern Ohio. At June 30, 1998, the Company's Mid-Atlantic division operated 1,037 bulletins, with the majority varying in size from 12 feet high by 24 feet wide to 20 feet high by 60 feet wide and 346 30-sheet posters and had an additional 94 undeveloped leased sites. For the month of June 1998, the average monthly price per bulletin was $414 and the average monthly price per poster was $264.

CUSTOMERS

     For the year ended December 31, 1997, over 95% of the Company's net revenues was generated by local businesses, including local franchisees of national chains. The Company believes that its customer base of local advertisers offers several advantages over a more national customer base. In the case of local advertisers, the Company is more likely to deal directly with the customer without an advertising agency acting as an intermediary. The Company is also more likely to develop a long-term working relationship with a local advertiser, which, the Company believes, gives it greater influence over the advertiser's purchasing decisions and helps it obtain contract renewals from the advertiser.

     The Company's customers are engaged in a wide range of businesses as shown in the following table which sets forth an estimated breakdown of the businesses in which the Company's customers were engaged for the year ended December 31, 1997.

                                                         PERCENTAGE OF
                                                         NET REVENUES
                                                        FOR YEAR ENDED
                      INDUSTRY                         DECEMBER 31, 1997
                      --------                         -----------------
Hotels & Motels......................................         25.2%
Restaurants..........................................         22.5
Retail...............................................         12.4
Automotive...........................................         10.4
Gasoline Retailers and Other Services................          8.3
Entertainment/Sports.................................          3.2
Hospital.............................................          2.9
Financial Institutions...............................          2.1
Tobacco..............................................          0.2(1)
All Other............................................         12.8
                                                             -----
     Total...........................................        100.0%
                                                             =====

---------------
(1) Tobacco advertisers typically advertise on posters under short-term contracts. The Company believes that annual net revenues from tobacco advertisers have not exceeded 3% in the last several years.

     No customer of the Company accounted for as much as 2% of the Company's net revenues during the month of June 1998. The following table sets forth the Company's top ten advertisers for the month of June 1998.

                                             ANNUALIZED
                                               AMOUNT
                                                (IN
    ADVERTISER(1)          INDUSTRY        THOUSANDS)(2)
    -------------       ---------------   ----------------
Georgia Lottery         Other                 $   151
Kahler Lodging          Hotels & Motels           141
Rochester Hospitality   Hotels & Motels           117
Fariboo Woolens         Retail                    113
Treasure Island         Hotels & Motels           100
Burger King Franchisee  Restaurants                96
Tanger Outlet           Retail                     90
J. Walter Thompson      Automotive                 90
Ranch Restaurant        Restaurants                88
McDonald's Franchisee   Restaurants                87

---------------
(1) Based on the party that pays for the advertising, which, in the case of an advertising agency or franchisee, may not necessarily be the party that contracts for the outdoor advertising or controls the decision to contract with the Company.

(2) Total June 1998 billings multiplied by 12. This amount may not necessarily reflect the actual revenues received from an advertiser over a 12-month period.

     Tobacco revenues have historically accounted for a significantly lower portion of the Company's outdoor advertising revenues than for the outdoor advertising industry as a whole. Tobacco advertisers have typically accounted for less than 3% of the Company's annual net revenues, well below the estimated 7.3% for the outdoor advertising industry as a whole in 1997, as reported by Competitive Media Reporting and Publishers Information Bureau Inc. Thus, the reduction by tobacco companies in their expenditures for outdoor advertising has had a less dramatic effect on the Company's inventories than on the outdoor advertising industry as a whole. See "-- Government Regulation" and "Risk
Factors -- Potential Elimination or Reduction of Tobacco Advertising".

CONTRACTS

     The Company emphasizes the use of advertising contracts with a term of 36 months. The Company believes that such contracts provide the Company with considerable stability with respect to both occupancy and advertising rates. Long-term contracts also increase the predictability of net revenues and allow sales personnel time to devote greater attention to servicing their accounts and generating new customers. The Company believes that once its customers enter into 36-month contracts they tend to view their outdoor advertising expenses as a routine cost of doing business. As a result, the Company believes that such customers are more likely to renew their contracts.

     To encourage customers to sign 36-month contracts, the Company charges advertisers a lower monthly rate for 36-month contracts than that for shorter-term contracts. The Company also provides incentives to its sales force to sell longer-term contracts by paying commissions applicable to revenues for the entire term of the advertising contract in advance upon contract receipt.

     As of January 1, 1998, the future contract revenue associated with occupied bulletins was $17.1 million, of which $10.4 million is expected to be collected in 1998 (the foregoing amounts include future contract revenues for Unisign as of March 1, 1998). Since posters are sold under short-term contracts, net revenues from poster contracts are not included in future contract revenue amounts.

LOCAL MARKET OPERATIONS

     The Company conducts its operations through its five regional offices consistent with management's belief that decentralization of operations is most responsive to local market demands while providing greater incentive to its regional employees. Each division has a general manager who oversees regional leasing and creative production, and a sales manager who reports to the Director of Marketing in the Company's headquarters. In addition, each division has limited facilities for the production of outdoor advertising. (See
"-- Production"). Management believes that by relying on regional personnel to study and assess local market conditions and to procure new site leases, it is better able to respond to increases in advertiser demand.

     This decentralized approach is complemented by the Company's centralized administration and oversight that includes direct management of each division's sales, accounting and strategic planning. Division general managers report directly to the President as do the Chief Financial Officer and Director of Marketing. Division sales managers report directly to the Director of Marketing.

     Management encourages its sales force to maintain a hands-on approach to marketing within their local business communities. This mandates substantial customer and business contact, evaluation of sites and potential locations, and an understanding of the prevailing business community. Since most small communities lack exposure to sophisticated advertising agencies, the Company satisfies this need with its design and production staff.

PRODUCTION

     The Company has internal production facilities and staff to perform a full range of activities required to construct and install outdoor advertising structures and display faces, to develop, create and install outdoor advertising in all of its markets, and to maintain its outdoor advertising properties.

     Production work for display faces includes creating the advertising copy design and layout, painting the design or coordinating its printing, and installing the designs on display faces. The Company produces substantially all advertising on its bulletin display faces, especially since local advertisers generally are not represented by advertising agencies.

     The Company's bulletin display faces are panels to which advertising copy is attached, and will be one of three types depending upon the length of the advertising contract under which the copy is to be displayed: self-adhesive vinyl, hand painted or vinyl wrap. Self-adhesive vinyl bulletins, which are generally sold under contracts with a term of at least 36 months, substantially all of which are produced in-house at the Company's Baxter Springs, Kansas facility, consist of vinyl letters and other advertising copy that contain an adhesive backing placed on pre-painted, roller-coated plywood sheets that are hung on the outdoor advertising structure. Where no illumination source exists on a structure, the self-adhesive vinyl copy may be coated with Scotchlite, which causes the advertising copy to be illuminated brightly by the headlights of passing vehicles. Hand painted bulletins, which are generally sold under contracts with a term of 12 to 18 months, contain advertising copy painted on plywood sheets, and are hand painted by an outside contractor either on-site or in-house at a Company facility. Vinyl wraps, which are sold under short-term contracts, are produced by outside contractors and consist of vinyl sheets painted with computer-generated graphics that are wrapped around rectangular plywood sheets attached to the outdoor advertising structure. The Company's poster display faces are lithographs or silk-screened paper sheets produced by outside contractors that are pasted to the face of the display, much like wallpaper.

     The Company has facilities for the construction of new outdoor advertising structures in Baxter Springs, Kansas and Tifton, Georgia. The Company's new billboard structures have generally been constructed by outside contractors; however, the Company has increased its capability to build these structures with Company personnel by adding construction personnel at its Tifton facility.

     The Company believes that it can generally construct outdoor advertising structures for approximately 80% of the price charged by an outside contractor. The majority of the Company's new structures constructed by outside contractors range in price from $10,000 to $30,000, whereas the cost for such structures when constructed by the Company range from $8,000 to $24,000.

     The Company believes it has adequate capacity to meet the needs of its anticipated in-house structure construction and advertising production.

COMPETITION

     In most cases, the Company is a leading provider of outdoor advertising in the areas in which it operates. Most of the Company's customers are local businesses purchasing highway directional billboards under long-term contracts. The Company competes for these customers primarily with other outdoor advertising companies in the area, highway logo sign operators and companies that install commercial signs on an advertiser's own property. To a lesser extent, the Company also competes with a number of other local competitors, including local newspapers, direct mail and other print media, as well as radio and television, especially in cases where the local advertiser is seeking to attract local residents to its business. In competing for local highway directional advertisers, price, location and availability are important factors, as are service and customer relationships.

     The Company competes for non-highway directional customers principally through the sale of space on its posters. The Company competes for these customers against a full range of competitors, including other outdoor advertisers, print media, radio and television, as well as a variety of other "out-of-home" media, including advertising in shopping centers and malls, airports, stadiums, movie theaters and supermarkets and on buses.

     Advertisers compare relative costs of available media and cost-per-thousand impressions, particularly when delivering a message to customers from particular geographic areas. In competing with other media, outdoor advertising relies on its low cost-per-thousand-impressions and its ability to target a particular geographic area.

     The outdoor advertising industry is highly fragmented, consisting of several large outdoor advertising and media companies with operations in multiple markets as well as smaller and local companies operating a limited number of structures in single or a few local markets. In several of its markets, the Company encounters direct competition from other major outdoor media companies, including Outdoor Systems, Inc., Whiteco, Inc. and Lamar Advertising Company, each of which has a larger national network and greater resources than the Company. The Company believes that its emphasis on local highway directional advertisers and its position as a major provider of advertising services in each of the areas in which it operates enable it to compete effectively with the other outdoor media operators, as well as other media. The Company also competes with other outdoor advertising companies for sites on which to build new structures. See "Risk Factors -- Competition".

PROPERTIES

     The Company conducts its operations at the facilities set forth below:

            LOCATION                              USE                 SQUARE FOOTAGE   LEASED/OWNED
            --------                              ---                 --------------   ------------
Tifton, Georgia..................  Office; billboard structure            45,000          Owned
                                     construction; limited display
                                     face production
Baxter Springs, Kansas...........  Office; billboard structure            14,000          Owned
                                     construction; full display face
                                     production
Jamestown, New York..............  Office; limited display face            5,000          Leased
                                     production
Rochester, Minnesota.............  Office; limited display face            8,000          Leased
                                     production
Ivel, Kentucky...................  Office; limited display face            5,000          Leased
                                     production

OUTDOOR ADVERTISING SITES

     As of June 30, 1998, the Company owned 31 parcels of real property that serve or may serve as the sites for outdoor displays. The Company's remaining 6,243 advertising display sites are leased. The Company's site leases are for varying terms ranging from month-to-month or year-to-year to terms of ten years or longer, and many provide for renewal options. Approximately 32% of these leases will expire prior to the end of 1998. Historically, the Company has had no difficulty renewing these leases. There is no significant concentration of displays under any one lease or subject to negotiation with any one landlord. The Company believes that an important part of its management activity is to manage its lease portfolio and negotiate suitable lease renewals and extensions. Through the use of double-sided structures and multiple displays on individual structures on individual sites, the Company averages approximately 1.5 display faces for every occupied site it owns or leases.

GOVERNMENT REGULATION

     The outdoor advertising industry is subject to governmental regulation at the federal, state and local levels. Federal law, principally the Highway Beautification Act, encourages states, by the threat of withholding federal appropriations for the construction and improvement of highways within such states, to implement legislation to restrict billboards located within 660 feet of, or visible from, interstate and primary highways except in commercial or industrial areas. The Highway Beautification Act, and the various state statutes implementing it, require the payment of just compensation whenever government authorities require legally erected and maintained billboards to be removed from federally-aided highways.

     All the states in which the Company operates require the owner of a billboard to obtain a state or local permit before erecting the structure. All the states have implemented regulations at least as restrictive as the Highway Beautification Act, including limitations on the construction of new billboards adjacent to federally-aided highways and the removal at the owner's expense and without any compensation of any illegal signs on such highways. In addition, a number of states and localities, including all the principal states in which the Company operates, have passed additional and more restrictive regulations, often in the form of municipal building, sign or zoning ordinances, on the construction, repair, upgrading, height, lighting, size and location of, and, in some instances, content of, advertising copy being displayed on outdoor advertising structures adjacent to federally-aided highways and other thoroughfares. For instance, Maine, Vermont, Hawaii and

Alaska ban billboards on a state-wide basis. Common restrictions in the states in which the Company operates generally include requirements that billboards be at least 500 feet apart.

     Most outdoor advertisers, including the Company, operate a significant number of billboards that do not conform with current state or local regulations governing the height, size or location of billboards. A non-conforming is one that was lawfully erected; but, due to either a change in zoning laws or the enactment of zoning laws where none previously existed, the billboard is no longer in compliance. However, the owner of a non-conforming billboard is still legally permitted to own, operate and maintain the billboard for the rest of its life. Typically, most laws provide that in the event a non-conforming billboard is damaged, including damage caused by natural events such as tornados or hurricanes, the Company is not permitted to repair the structure if either the cost of doing so exceeds 50% of the cost of building a new billboard structure or the physical damage to the structure exceeds 50% of the structure. In recent years, the number of non-conforming billboards lost by the Company in this fashion has been nominal. An outdoor advertising company that holds a permit for a non-conforming structure has the exclusive right to maintain and operate that structure, and is free to transfer the permit to another owner.

     From time to time governmental authorities order the removal of billboards by the exercise of eminent domain. Thus far, the Company has been able to obtain satisfactory compensation for any of its structures removed at the direction of governmental authorities, although there is no assurance that it will be able to continue to do so in the future.

     In various jurisdictions and more typically in some urban metropolitan areas, ordinances authorizing the amortization of billboards have been adopted. Amortization permits the billboard owner to operate its billboard as a non-conforming use for a specified period of time until it has recouped its investment, after which it must remove or otherwise conform its billboard to the applicable regulations at its own cost without any compensation. Amortization and other regulations requiring the removal of billboards without compensation have been subject to vigorous litigation in state and federal courts and cases have reached differing conclusions as to the constitutionality of these regulations. Currently, none of the Company's existing inventory is subject to any amortization ordinance.

     In recent years, there have been movements to restrict billboard advertising of certain products, including tobacco and alcohol. It is uncertain whether additional legislation of this type will be enacted on the national level or in any of the Company's markets.

     In August 1996, the U.S. Food and Drug Administration (the "FDA") issued final regulations that, among other things, sought to regulate cigarettes and other tobacco products. These regulations also sought to prohibit tobacco product billboard advertisements within 1,000 feet of schools and playgrounds and require that tobacco product advertisements on billboards be printed in black and white color and contain only text. In 1997 a federal district court in North Carolina upheld the right of the FDA to regulate cigarettes and tobacco products, but ruled that the FDA did not have the authority to control tobacco advertising. In August 1998 a three-judge panel of the 4th U.S. Circuit Court of Appeals overturned the federal district court decision which would have permitted the FDA to regulate cigarettes and tobacco products. The appeals panel ruled that the FDA needed explicit authority from the U.S. Congress to regulate tobacco products. It is anticipated that this decision will be appealed to the full appellate court, and thereafter may eventually be reviewed by the U.S. Supreme Court.

     In June 1997, a majority of the major United States tobacco companies and certain state attorneys general agreed to a proposed settlement of litigation. The proposed settlement included a ban on all outdoor advertising of tobacco products commencing nine months after finalization of the settlement. The settlement was subject to numerous conditions, including the enactment of legislation by the U.S. Congress. As a result of the failure of the U.S. Congress to enact legislation, the proposed settlement was not completed. Currently, a group of eight states is involved in settlement discussions with four of the major United States tobacco companies. In addition, the states of Mississippi, Florida, Texas and Minnesota have entered into separate settlements of litigation with the tobacco industry. None of these completed settlements is conditioned on federal government approval and each reportedly eliminates all outdoor advertising of tobacco products.

     According to the OAAA, tobacco product advertising accounted for approximately 7.3% of all outdoor billboard advertising revenues for the year ended December 31, 1997. A reduction in billboard advertising by the tobacco industry due to a proposed settlement or federal legislation could cause an immediate reduction in industry revenues from such advertisers and would simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This could in turn result in a lowering of rates throughout the outdoor advertising industry or limit the ability of industry participants to increase rates for some period of time. Thus, even though less than 3% of the Company's annual net revenues is typically derived from tobacco advertising, if outdoor advertising of tobacco products were reduced or eliminated and the industry were unable to replace the lost revenues, the change could have a material adverse effect on the Company by forcing advertising rates down or inhibiting rate increases. See "Management's Discussion and Analysis" and "Business -- Government Regulation".

     If outdoor advertising of tobacco products were reduced or eliminated, the Company may suffer reduced revenues due to an anticipated surplus of inventory and price competition. See "-- Customers" and "Risk Factors -- Potential Elimination or Reduction of Tobacco Advertising".

     The outdoor advertising industry is heavily regulated and, at various times and in various markets, the Company can expect to be subject to varying degrees of regulatory pressure affecting the operation of advertising displays. Accordingly, although the Company's experience to date is that the regulatory environment has not adversely impacted the Company's business, no assurance can be given that existing or future laws or regulations will not materially adversely affect the Company at some time in the future.

EMPLOYEES

     At June 30, 1998, the Company employed 138 people, of whom 42 were primarily engaged in sales and marketing, 68 were engaged in painting, bill posting and construction and maintenance of displays, and the balance were employed in executive, financial, administrative and similar capacities. The Company is not a party to any collective bargaining agreement.

LEGAL PROCEEDINGS

     From time to time, the Company may be involved in various legal proceedings that are incidental to the conduct of its business. The Company is not involved in any pending or, to its knowledge, threatened legal proceedings which the Company believes could reasonably be expected to have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages and positions of the directors and executive officers of the Company as of June 30, 1998:

NAME                                        AGE                         POSITION
----                                        ---                         --------
Sheldon G. Hurst..........................   50    President, Chief Executive Officer and director
Anthony LaMarca...........................   44    Vice President and director
A. Wayne Lamm.............................   44    Director of Marketing and director
William G. McLendon.......................   43    Chief Financial Officer and director
William P. Sutter, Jr.....................   41    Director

     Sheldon G. Hurst founded and has served as President and Chief Executive Officer of the Company since 1986. From 1972 to 1986, Mr. Hurst was vice president of Hurst Sign Company, a billboard construction company in Scranton, Pennsylvania owned by his father. During this period, he was responsible for designing and managing the construction of over 1,000 advertising displays for outdoor advertising companies.

     Anthony LaMarca, a co-founder of the Company, has served as the Company's Vice President since 1986, with primary responsibilities in the sales and marketing of bulletins.

     A. Wayne Lamm has been Director of Marketing of the Company since September 1, 1997. From September 1, 1989 to July 1, 1997, Mr. Lamm was the president and chief operating officer of Penn Advertising, one of the largest outdoor advertising companies in the Northeast. From November 1986 to September 1989, Mr. Lamm was the regional supervisor of the Buffalo, New York plant of Penn Advertising. From June 1984 to September 1986, he was the general manager and national director of sales at Naegele Outdoor Advertising.

     William G. McLendon joined the Company in October 1994 as Chief Financial Officer. From December 1993 to October 1994, Mr. McLendon was the chief financial officer of Naegele Outdoor Advertising. From 1991 to December 1993, he was a partner at Brush & Associates, an investment banking boutique specializing in outdoor advertising. From 1986 to 1990, Mr. McLendon was employed at Heller Financial and, from 1978 to 1986, Mr. McLendon worked at General Electric Capital Corp.

     William P. Sutter, Jr. has been a director of the Company since October 1994. Since 1984, Mr. Sutter has been associated with affiliates of Mesirow Financial Holdings, Inc., a Chicago-based financial services firm. Mr. Sutter is an executive vice president of Mesirow Private Equity Investments, Inc. and a vice president of Mesirow Financial Services, Inc. Mr. Sutter is a director of New West Eyeworks, Inc., an optical retail chain. Mesirow Financial Services, Inc. is the general partner of Mesirow, a holder of warrants in Holdings. See "Principal Stockholders".

     Pursuant to the Holdings Stockholders Agreement, the board of directors of Holdings (and each of its subsidiaries, including the Company) shall be comprised of seven individuals, four of whom are designated by the executive employees of Holdings owning a majority of the Common Stock held by such executives, and three of whom are designated by Mesirow (as of the date of this Prospectus, Mesirow has only designated one such individual, William P. Sutter, Jr.). See "Certain Relationships and Related Transactions".

     Executive officers are appointed annually and serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

     All directors of the Company serve without compensation (other than reimbursement of expenses) in connection with rendering services as a director.

EXECUTIVE COMPENSATION

     The compensation of executive officers of the Company is determined by the Board of Directors of the Company. The following table sets forth certain information concerning compensation received by the Chief Executive Officer and each executive officer of the Company whose total annual salary and bonus exceeded $100,000 in 1997 for services rendered to the Company in all capacities (including service as an officer or director). No stock options or similar awards had been granted as of the end of fiscal 1997, to the individuals named below.

                           SUMMARY COMPENSATION TABLE

                                                                       1997
                                                                ANNUAL COMPENSATION
                                                              -----------------------
NAME AND PRINCIPAL POSITION                                    SALARY          BONUS
---------------------------                                   --------        -------
Sheldon G. Hurst............................................  $142,000        $62,000
  President and Chief Executive Officer
William G. McLendon.........................................   119,000         52,000
  Chief Financial Officer and Secretary

                             PRINCIPAL STOCKHOLDERS

     All of the Company's common stock is owned by Holdings. The following table sets forth certain information with respect to the beneficial ownership of Holdings' common stock, par value $.0001 per share (the "Common Stock"), and Holdings' preferred stock, par value $.0001 per share (the "Preferred Stock"), as of June 30, 1998 (i) by each person who is known by the Company to own beneficially 5% percent or more of the outstanding shares of Common Stock or Preferred Stock, (ii) by each of the Company's directors, (iii) by each of the named executives, and (iv) by all current directors and officers of the Company as a group. Unless indicated otherwise, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                     COMMON STOCK                 PREFERRED STOCK
                                             -----------------------------    -----------------------
                                             NUMBER OF          PERCENT OF    NUMBER OF    PERCENT OF
             NAME AND ADDRESS                 SHARES             CLASS(1)      SHARES       CLASS(2)
             ----------------                ---------          ----------    ---------    ----------
Sheldon G. Hurst(3)........................    844.1(4)            82.7%
3416 Highway 41 South
Tifton, Georgia 31793
Hurst Enterprises, L.P.(3).................    844.1(4)            82.7%
c/o 3416 Highway 41 South
Tifton, Georgia 31793
William G. McLendon........................    110.0(4)            10.8
3416 Highway 41 South
Tifton, Georgia 31793
A. Wayne Lamm..............................     51.1(4)(5)          5.0
3416 Highway 41 South
Tifton, Georgia 31793
Anthony LaMarca............................     20.4(4)             2.0
Mesirow Capital Partners VI(6).............    716.0               41.2        7,308.0       46.7%
350 North Clark Street
Chicago, Illinois 60610
Mesirow Capital Partners VII(7)............    383.0               27.3        8,331.0        53.3
350 North Clark Street
Chicago, Illinois 60610
William P. Sutter, Jr.(8)..................       --                 --
350 North Clark Street
Chicago, Illinois 60610
All directors and executive officers
  as a group (5 persons)(8)................  1,025.6              100.0

---------------
(1) Mesirow VI in 1994 was granted warrants to purchase 640 shares of Common Stock (the "1994 Warrants"), and in 1997 was granted warrants to purchase 76 shares of Common Stock (the "Mesirow VI 1997 Warrants"). Mesirow VII in 1997 was granted warrants to purchase 383 shares of Common Stock (the "Mesirow VII 1997 Warrants") (the Mesirow VI 1997 Warrants and the Mesirow VII 1997 Warrant are collectively referred to as the "1997 Warrants"). The 1994 Warrants and the 1997 Warrants are currently exercisable. Total outstanding Common Stock (on a fully diluted basis) consists of 1,020.4 shares rounded to the nearest tenth prior to any exercise of the 1994 Warrants, the 1997 Warrants or certain options granted to Mr. Lamm.

(2) Total outstanding Preferred Stock consists of 15,639 shares.

(3) All shares are owned by Hurst Enterprises, L.P., a Georgia limited partnership in which the general partners are Mr. Hurst and Sharon Hurst and the sole limited partner is Mr. Hurst. The general partners hold a 4% interest in Hurst Enterprises, L.P. and the limited partner holds a 96% interest in Hurst Enterprises, L.P.

(4) In the event of the exercise by Mesirow of the 1994 Warrants and/or the 1997 Warrants (the "Mesirow Exercise"), Holdings has agreed to issue certain Common Stock to A. Wayne Lamm to maintain the 2% of the Common Stock of Holdings purchased by A. Wayne Lamm from Holdings in 1997. Messrs. Hurst, McLendon, Lamm and LaMarca have agreed to transfer Common Stock among themselves in the event of the Mesirow Exercise and/or the exercise of the Lamm options in order to provide certain percentage ownership anti-dilution protection for Messrs. McLendon, Lamm and LaMarca.

(5) Includes 5.2 shares subject to outstanding options to purchase Common Stock which are exercisable within the next 60 days.

(6) Includes 640 shares of Common Stock subject to outstanding warrants to purchase Common Stock granted pursuant to the 1994 Warrants and 76 shares of Common Stock subject to outstanding warrants to purchase granted pursuant to the Mesirow VI 1997 Warrants.

(7) Includes 383 shares of Common Stock subject to outstanding warrants to purchase granted pursuant to the Mesirow VII 1997 Warrants.

(8) Mr. Sutter, a director of the Company, is a vice president of Mesirow Financial Services, Inc., which is the general partner of Mesirow VI and Mesirow VII. Mr. Sutter disclaims beneficial ownership of shares beneficially owned by Mesirow VI and Mesirow VII.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the Holdings Stockholders Agreement, the board of directors of Holdings (and each of its subsidiaries, including the Company) is required to be comprised of seven individuals, four of whom are designated by the executive employees of Holdings owning a majority of the Common Stock held by such executives, and three of whom are designated by Mesirow (as of the date of this Prospectus, Mesirow has only designated one such individual, William P. Sutter, Jr.). The Holdings Stockholders Agreement provides that upon the occurrence of certain events (including the failure of Holdings to purchase from Mesirow the 1994 Warrant and/or 1997 Warrants pursuant to such agreements, or to redeem Mesirow's Preferred Stock pursuant to the certificate of incorporation of Holdings), Mesirow can cause the re-constitution of the board of directors of Holdings (and each of its subsidiaries, including the Company) to be comprised of five individuals, four of whom are designated by Mesirow and one of whom is designated by the executive employees of Holdings owning a majority of the Common Stock held by such executives, in order to pursue the sale of Holdings and its subsidiaries (or any assets or properties thereof).

     Sheldon G. Hurst, President and Chief Executive Officer, and William G. McLendon, Chief Financial Officer of the Company, jointly own 13 parcels of real property which are leased to the Company and on which the Company maintains billboards. The aggregate rent paid by the Company for these sites for 1997 was $14,450. The aggregate rent to be paid to Messrs. Hurst and McLendon over the life of these leases is $72,250. The leases are all for a term of five years. In addition, Mr. Hurst owns 29 parcels of real property which are leased to the Company principally on a one year basis (four leases are for terms of five years) and on which the Company maintains billboards. The aggregate rent paid by the Company for these sites for 1997 was $9,600.

     Messrs Hurst, McLendon and Anthony LaMarca, Vice President of the Company, jointly owned the building in Joplin, Missouri in which the Company maintained its corporate headquarters until June 1997, at which time the Company's corporate headquarters was relocated to Tifton, Georgia. The Joplin, Missouri building was sold by Messrs. Hurst, McLendon and LaMarca to a third party in September 1997. The lease was for a term of five years at a rate of $34,000 per year.

     The Company believes the terms of these lease arrangements are no less favorable to the Company than similar arm's-length arrangements with unrelated parties would be.

     Sheldon G. Hurst owns a six-seat, single engine airplane which is leased to the Company. The Company pays Mr. Hurst monthly lease payments equal to the total amount paid by Mr. Hurst monthly under the financing he obtained to acquire the airplane. Mr. Hurst borrowed $145,000 bearing interest at a rate per annum equal to 1.4% in excess of the prime rate. The borrowing is to be repaid in monthly installments over a ten-year period ending in 2007. The Company also pays all insurance (currently $2,100 per year) and maintenance costs for the airplane.

     William G. McLendon, as a shareholder of TSS, received $161,000 for his ownership in TSS in connection with the acquisition of the assets of TSS by the Company.

                            DESCRIPTION OF THE NOTES

     The Existing Notes were issued, and the Exchange Notes offered hereby will be issued, under an indenture dated as of May 15, 1998 (the "Indenture") between the Company and IBJ Schroder Bank & Trust Company, trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture.

     Upon the issuance of the Exchange Notes, if any, or the effectiveness of the Shelf Registration Statement, as the case may be, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "Certain Definitions" below.

GENERAL

     The Notes will mature on May 15, 2008, will be initially limited to $100,000,000 aggregate principal amount and will be unsecured (except as described under "Security" below) senior obligations of the Company. Each Note will bear interest at the rate set forth on the cover page hereof from May 20, 1998 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually on May 15 and November 15 in each year, commencing November 15, 1998, until the principal thereof is paid or duly provided for, to the person in whose name the Note (or any predecessor
Note) is registered at the close of business on May 1 or November 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the office of the Trustee located at One State Street, New York, New York 10004); provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register. The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     Subject to the covenants described below under "Certain Covenants" and applicable laws, the Company may, from time to time, issue additional Notes (the "Additional Notes") under the Indenture. The Notes offered hereby and any Additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

     As of the Closing Date, the Company will have no Subsidiaries. However, under certain circumstances, the Company will be able to designate future Subsidiaries as Unrestricted Subsidiaries, subject to certain limitations. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

     Any Notes that remain outstanding after the consummation of the Exchange Offer and Exchange Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.

     The Notes will not be entitled to the benefit of any sinking fund.

RANKING

     The Notes will be unsecured except as described below under "Security," senior obligations of the Company, ranking pari passu with all existing and future unsubordinated debt of the Company. The Notes will be effectively subordinated to all of the Company's secured debt to the extent of the assets securing such loans.

As of June 30, 1998, on a pro forma basis after giving effect to the Initial Offering and the Western acquisition, the application of the estimated net proceeds therefrom and the consummation of other transactions referred to herein, the Company would have had $16.8 million of debt outstanding other than the Notes, excluding outstanding letters of credit.

REDEMPTION

     The Notes will be redeemable at the election of the Company, as a whole or from time to time in part, at any time on or after May 15, 2003, on not less than 30 nor more than 60 days' prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the redemption date, if redeemed during the 12-month period beginning on May 15 of the years indicated below (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date):

                                                            REDEMPTION
YEAR                                                          PRICE
----                                                        ----------
2003......................................................   105.500%
2004......................................................   103.667
2005......................................................   101.833

and thereafter at 100% of the principal amount, together with accrued interest, if any, to the redemption date.

     In addition, at any time or from time to time prior to May 15, 2001, the Company may at its option redeem Notes with the net proceeds of one or more Equity Offerings at a redemption price equal to 111% of the principal amount thereof, together with accrued interest, if any, to the date of redemption (subject to the rights of holders of record on the relevant record date to receive interest due on an interest payment date); provided that, immediately after giving effect to any such redemption, at least 75% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding. Any such redemption must be made within 90 days of the related Equity Offering.

     If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by lot or such other method as the Trustee deems fair and appropriate.

SECURITY

     The Notes are collateralized pursuant to the Escrow Agreement dated as of May 15, 1998 (the "Escrow Agreement"), among the Company, the Trustee and IBJ Schroder Bank & Trust Company, Escrow Agent, by a pledge of the Escrow Account created in the Escrow Agreement, which initially contained a portfolio of U.S. Government securities in the amount of $10.4 million that, together with the interest thereon (the "Escrow Collateral"), will be sufficient to pay interest on the Notes for two scheduled interest payments.

     The Company entered into the Escrow Agreement providing for the grant by the Company to the Trustee, for the benefit of the holders of Notes, of security interests in the Escrow Collateral. All such security interests collateralize the payment and performance when due of all obligations of the Company under the Indenture and the Notes, as provided in the Escrow Agreement. The Liens created by the Escrow Agreement are first priority security interests in the Escrow Collateral. The ability of holders of the Notes to realize upon any such funds or securities may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Company.

     Pursuant to the Escrow Agreement, funds may be disbursed from the Escrow Account only to pay interest on the Notes (or, if a portion of the Notes has been retired by the Company, funds representing the lesser of (i) the excess of the amount sufficient to pay interest through and including May 15, 1999 on the Notes not so retired and (ii) the interest payments that have not previously been made on such retired Notes for each interest payment date through the interest payment date to occur on May 15, 1999 will be paid to the Company if no Default then exists under the Indenture).

     Pending the two scheduled interest payments, all funds contained in the Escrow Account were invested in U.S. Government securities (the "Pledged Securities"). Interest earned on the Pledged Securities will be placed in the Escrow Account. Upon the acceleration of the maturity of the Notes, the Escrow Agreement will provide for the foreclosure by the Trustee upon the net proceeds of the Escrow Account. Under the terms of the Indenture, the proceeds of the Escrow Account will be applied, first, to amounts owing to the Trustee in respect of fees and expenses of the Trustee and, second, to all obligations under the Notes and the Indenture. Under the Escrow Agreement, after the Company makes the first two scheduled interest payments on the Notes in a timely manner, any remaining funds and Pledged Securities held in the Escrow Account will be released and returned to the Company and, thereafter, the Notes will be unsecured.

CERTAIN DEFINITIONS

     "Acquired Debt" means Debt of a person (a) existing at the time such person is merged with or into the Company or becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such person.

     "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control," when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer") by the Company or a Restricted Subsidiary, directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary, (b) all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries representing a division or line of business or (c) any other properties or assets of the Company or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" does not include any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under "Consolidation, Merger and Sale of Assets", (ii) between or among the Company and its Restricted Subsidiaries pursuant to transactions that do not violate any other provision of the Indenture, (iii) any transfer constituting a Restricted Payment that is permitted to be made, and is made, under paragraph (a) of the covenant described under "Limitation on Restricted Payments", (iv) that is permitted to be made, and is made, pursuant to the definition of "Permitted Investments", (v) representing obsolete or permanently retired equipment and facilities or (vi) the gross proceeds of which (exclusive of indemnities) do not exceed $100,000 for any particular item or $500,000 in the aggregate for any fiscal year.

     "Capital Stock" of any person means any and all shares, interests, partnership interests, participations, rights in or other equivalents of, or interest in, the equity of such person, but excluding any debt securities convertible into such equity.

     "Capital Lease Obligation" means, at any time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Change of Control" means the occurrence of any of the following events:

          (a) Any person or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (i) Sheldon G. Hurst, Hurst Enterprises, L.P., William G. McLendon, A. Wayne Lamm, Anthony La Marca or any trust existing solely for the benefit of any of the above individuals and the estate or any executor, administrator, conservator or other legal representative of any of the above individuals and (ii) Mesirow or its affiliated entities, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the voting power of all classes of Voting Stock of the Company.

          (b) During any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

          (c) The Company is liquidated or dissolved or adopts a plan of liquidation or dissolution, other than a transaction that complies with the provisions described under "Consolidation, Merger and Sales of Assets".

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Consolidated Adjusted Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the portion of net income (but not the net loss) of any person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period by such person, (d) the net income (or loss) of any person acquired by the Company or any Restricted Subsidiary in a "pooling of interests" transaction attributable to any period prior to the date of such acquisition and (e) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income could be paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Adjusted Net Income will be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated Adjusted Net Income otherwise attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding common stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding common stock of such Restricted Subsidiary on the last day of such period.

     "Consolidated EBITDA" means, for any period, the sum of, without duplication, Consolidated Adjusted Net Income for such period, plus (or, in the case of clause (d) below, plus or minus) the following items to the extent included in computing Consolidated Adjusted Net Income for such period (a) Consolidated Fixed Charges for such period, plus (b) the federal, state, local and foreign income tax expense of the Company and its Restricted Subsidiaries for such period, plus (c) the aggregate depreciation and amortization expense of the Company and its Restricted Subsidiaries for such period, plus (d) any other non-cash charges for such period, and minus non-cash credits for such period, other than non-cash charges or credits resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business; provided that income tax expense, depreciation and amortization expense and non-cash charges and credits of a Restricted Subsidiary will be included in Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Adjusted Net Income for such period.

     "Consolidated Fixed Charges" means, for any period, without duplication, the sum of (a) the amount that, in conformity with GAAP, would be set forth opposite the caption "interest expenses" (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts),
(iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs and (v) the interest component of Capitalized Lease Obligations, plus

(b) cash dividends paid on Preferred Stock and Disqualified Stock by the Company and any Restricted Subsidiary (to any person other than the Company or a Restricted Subsidiary), plus (c) all interest on any Debt of any person guaranteed by the Company or any of its Restricted Subsidiaries; provided, however, that Consolidated Fixed Charges will not include (i) any gain or loss from extinguishment of debt, including the write-off of debt issuance costs and
(ii) the fixed charges of a Restricted Subsidiary to the extent (and in the same proportion) that the net income of such Subsidiary was excluded in calculating Consolidated Adjusted Net Income pursuant to clause (e) of the definition thereof for such period.

     "Consolidated Leverage Ratio" means, on any date of determination, the ratio of (i) the aggregate amount of Debt of the Company and its Restricted Subsidiaries on a consolidated basis as on such date of determination to (ii) the aggregate amount of Consolidated EBITDA for the immediately preceding four full fiscal quarters for which internal financial statements are available.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity of the Company and its Restricted Subsidiaries as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Debt, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries and less, to the extent included in calculating such stockholders' equity of the Company and its Restricted Subsidiaries, the stockholders' equity attributable to Unrestricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Debt" means (without duplication), with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, (a) every obligation of such person for money borrowed, (b) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person, (d) every obligation of such person issued or assumed as the deferred purchase price of property or services, (e) the amount of every Capitalized Lease Obligation of such person, (f) all Disqualified Stock of such person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends, (g) all obligations of such person under or in respect of Hedging Obligations if and to the extent such Hedging Obligations would appear as a liability upon a balance sheet of such person in accordance with GAAP and (h) every obligation of the type referred to in clauses (a) through (g) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Debt is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such person will not be considered Debt for purposes of this definition.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions (other than as the holder of Voting Stock of the Company).

     "Disqualified Stock" means any class or series of Capital Stock that, either by its terms, or by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (a) is, or upon the happening of an event or passage of time would be, required to be redeemed prior to one year after the final Stated Maturity of the Notes, (b) is redeemable at the option of the holder thereof at any time prior to one year after such final Stated Maturity or (c) at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time prior to one year after such final Stated Maturity; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions therein giving holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Limitation on Certain Asset Sales" and "Purchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that the issuer will not repurchase or redeem any of such stock pursuant to such provision prior to the Company's repurchase of such of the Notes as are required to be repurchased pursuant to the "Limitation on Certain Asset Sales" and "Purchase of Notes upon a Change of Control" covenants described below.

     "Equity Offering" means an offer and sale by the Company of its common stock (which is Qualified Stock) to one or more persons other than a Subsidiary.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, as applied from time to time by the Company in the preparation of its consolidated financial statements.

     "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of all or any part of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limitation, the payment of amounts drawn down under letters of credit.

     "Hedging Obligations" means the obligations of any person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates or the value of foreign currencies.

     "Investment" in any person means, (a) directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to any person, the purchase or other acquisition of any stock, bonds, notes, debentures or other securities issued by such person, the acquisition (by purchase or otherwise) of all or substantially all of the business or assets of such person, or the making of any investment in such person, (b) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (c) the transfer of any assets or properties from the Company or a Restricted Subsidiary to an Unrestricted Subsidiary, other than the transfer of assets or properties made in the ordinary course of business and (d) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any person that has ceased to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by clause (d) of the "Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries" covenant described below. Investments exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, capital lease or other lease in the nature thereof).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations as and when received in the form of, or stock or other assets when disposed of for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Debt where payment of such Debt is secured by a Lien on the assets that are the subject of such Asset Sale, (d) amounts required to be paid to any person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "Pari Passu Debt" means any Debt of the Company or any Subsidiary Guarantor, whether outstanding on the Closing Date or incurred thereafter, that ranks pari passu in right of payment with the Notes or any Subsidiary Guarantee, as the case may be.

     "Permitted Investment" means any of the following:

          (a) Investments in (i) securities with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500,000,000; and
     (iii) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services.

          (b) Investments by the Company in another person, if as a result of such Investment such other person (i) becomes a Subsidiary Guarantor or
     (ii) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Subsidiary Guarantor.

          (c) Investments by the Company or any of the Subsidiary Guarantors in any one of the other of them.

          (d) Investments in existence on the Closing Date.

          (e) Promissory notes received as a result of Asset Sales permitted under the "Limitation on Certain Asset Sales" covenant.

          (f) Direct or indirect loans to officers, directors or employees, or to a trustee for the benefit of such employees, of the Company or any Restricted Subsidiary in an aggregate amount outstanding at any time not exceeding $250,000, plus the amount of direct or indirect loans to employees for relocation assistance.

          (g) Investments in assets owned or used in the ordinary course of business.

          (h) Investments in any person in the form of a capital contribution of the Company's common stock.

     "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock, whether now outstanding or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such person.

     "Qualified Equity Interest" means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

     "Qualified Stock" of any person means any and all Capital Stock of such person, other than Disqualified Stock.

     "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Restricted Subsidiary of the Company that together with its Subsidiaries, (a) for the most recent fiscal year of the Company, accounted for more than 10% of the

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

consolidated net sales of the Company and its Restricted Subsidiaries or (b) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, in the case of either (a) or (b), as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (c) was organized or acquired after the beginning of such fiscal year and would have been a Significant Subsidiary if it had been owned during the entire fiscal year.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest thereon is due and payable.

     "Subordinated Debt" means Debt of the Company that is subordinated in right of payment to the Notes.

     "Subsidiary" means any person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company.

     "Subsidiary Guarantee" means any guarantee by any Subsidiary Guarantor of the Company's obligations under the Notes and the Indenture as required by the terms of the Indenture.

     "Subsidiary Guarantor" means any Restricted Subsidiary of the Company that guarantees the Company's obligations under the Notes and the Indenture pursuant to its Subsidiary Guarantee.

     "Tax Sharing Agreement" means the Tax Sharing Agreement dated as of May 20, 1998 between the Company and Holdings, as in effect on the Closing Date.

     "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and (b) any Subsidiary of an Unrestricted Subsidiary.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

     "Weighted Average Life" means, as of the date of determination with respect to any Debt or Disqualified Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Debt or Disqualified Stock, respectively, multiplied by (ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding voting securities (other than directors' qualifying shares or shares of foreign Restricted Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which are owned, directly or indirectly, by the Company.

CERTAIN COVENANTS

     The Indenture will contain, among others, the following covenants:

     Limitation on Debt. The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Debt (including Acquired Debt and the issuance of Disqualified Stock), except that the Company or a Restricted Subsidiary may incur Debt or issue Disqualified Stock if, at the time of such event, the Consolidated Leverage Ratio would have been (i) less than 6.50 to 1 through May 15, 2001, (ii) less than 6.25 to 1 from May 15, 2001 through May 15, 2003 and
(iii) less than 6.0 to 1 thereafter.

     In making the foregoing calculation, pro forma effect will be given to: (i) the incurrence of such Debt and (if applicable) the application of the net proceeds therefrom, including to refinance other Debt, as if such

Debt was incurred and the application of such proceeds occurred at the beginning of the four-quarter period ending on the last day of the immediately preceding fiscal quarter of the Company for which internal financial statements are available, (ii) the incurrence, repayment or retirement of any other Debt by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Debt was incurred, repaid or retired at the beginning of such four-quarter period, (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period. In making a computation under the foregoing clause (i) or
(ii), (A) interest on Debt bearing a floating interest rate will be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (B) if such Debt bears, at the option of the Company, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of the Company, either the fixed or floating rate and
(C) the amount of Debt under a revolving credit facility will be computed based upon the average daily balance of such Debt during such four-quarter period and
(iv) if such four-quarter period ends before September 30, 1998, the TSS acquisition and, if such four-quarter period ends before March 31, 1999, the Unisign acquisition, in each case as if such acquisitions occurred at the beginning of such four-quarter period.

     Notwithstanding the foregoing, the Company may, and may, to the extent expressly permitted below, permit its Restricted Subsidiaries to, incur any of the following Debt ("Permitted Debt"):

          (i) Debt of the Company or any Restricted Subsidiary under one or more credit facilities in an aggregate principal amount at any one time outstanding not to exceed $20,000,000 less any amounts applied to the permanent reduction of such credit facilities pursuant to the "Limitation on Certain Asset Dispositions" covenant (and any guarantees of such Debt by a Restricted Subsidiary).

          (ii) Debt of the Company or any Restricted Subsidiary outstanding on the Closing Date, other than Debt described under clause (i)above, and obligations under Hedging Obligations in effect on the Closing Date.

          (iii) Debt owed by the Company to any Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or any other Restricted Subsidiary (provided that such Debt is held by the Company or such Restricted Subsidiary).

          (iv) Debt represented by the Notes (other than any Additional Notes) and any Subsidiary Guarantee.

          (v) (A) Capitalized Lease Obligations of the Company or any Restricted Subsidiary, and (B) Debt of the Company or any Restricted Subsidiary under purchase money mortgages or secured by purchase money security interests so long as (x) such Debt is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (y) such Debt is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of the related property; provided that the aggregate amount of Debt under the foregoing clauses (A) and (B) above does not exceed $5.0 million at any one time outstanding.

          (vi) Debt of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock.

          (vii) Guarantees by any Restricted Subsidiary made in accordance with the provisions of the "Guarantees of Debt by Restricted Subsidiaries" covenant.

          (viii) Any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any outstanding Debt, other than Debt incurred pursuant to clause (i), (iii),
     (v) (vi) or (vii) of this definition, including any successive refinancings thereof, so long as (A) any such new Debt is in a principal amount that does not exceed the principal amount so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of the expenses of the Company reasonably estimated to be incurred in connection with such refinancing, (B) in the case of any refinancing of Subordinated Debt, such new Debt is made subordinate to the Notes at least to the same extent as the Debt being refinanced and (C) such refinancing Debt does not have a Weighted Average Life less than the Weighted Average Life of the Debt being refinanced and does not have a final scheduled maturity earlier than the final scheduled maturity, or permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder, of the Debt being refinanced.

     Limitation on Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

          (a) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary, other than (i) dividends or distributions payable solely in Qualified Equity Interests, (ii) dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary or (iii) pro rata dividends or distributions on common stock of a Restricted Subsidiary held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiary's net income from the first day of the Company's fiscal quarter during which the Closing Date occurs;

          (b) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock (or any options, warrants or other rights to acquire shares of Capital Stock) of (i) the Company, Holdings or any Unrestricted Subsidiary or (ii) any Restricted Subsidiary held by any Affiliate of the Company (other than, in either case, any such Capital Stock owned by the Company or any of its Restricted Subsidiaries);

          (c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Debt; or

          (d) make any Investment (other than a Permitted Investment) in any person

(such payments or other actions described in (but not excluded from) clauses (a) through (d) being referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment:

          (i) no Default or Event of Default has occurred and is continuing,

          (ii) the Company could incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the "Limitation on Debt" covenant and

          (iii) the aggregate amount of all Restricted Payments declared or made after the Closing Date does not exceed the sum of:

             (A) the remainder of (x) 100% of the aggregate cumulative Consolidated EBITDA for the period beginning on the first day of the Company's fiscal quarter during which the Closing Date occurs and ending on the last day of the Company's most recent fiscal quarter for which internal financial statements are available ending prior to the date of such proposed Restricted Payment (the "Computation Period") minus (y) the product of 1.4 times the aggregate cumulative Consolidated Fixed Charges for the Computation Period, plus

             (B) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors, whose good faith determination will be conclusive), after the Closing Date from the issuance or sale (other than to a Subsidiary) of debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange, plus received by the Company after the Closing Date from the issuance or sale (other than to a Subsidiary) of Qualified Equity Interests of the Company (excluding from this computation proceeds of an Equity Offering received by the Company that are used by it to redeem Notes as discussed above), plus

             (C) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors, whose good faith determination will be conclusive), after the Closing Date from the issuance or sale (other than to a Subsidiary) of debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange, plus received by the Company after the Closing Date from the issuance or sale (other than to a Subsidiary) of debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net proceeds received by the Company at the time of such conversion or exchange, plus

             (D) $5.0 million.

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take any of the following actions, so long as (with respect to clauses (e) and (f) below) no Default or Event of Default has occurred and is continuing or would occur:

          (a) The payment of any dividend within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provision.

          (b) The repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests of the Company.

          (c) The purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of Qualified Equity Interests of the Company.

          (d) The purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Subsidiary) of, Subordinated Debt, so long as the Company or a Restricted Subsidiary would be permitted to refinance such original Subordinated Debt with such new Subordinated Debt pursuant to clause (viii) of the definition of Permitted Debt.

          (e) The repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount of such Subordinated Debt in the event of a "change of control" in accordance with provisions similar to the "Purchase of Notes upon a Change of Control" covenant; provided that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer.

          (f) The purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company or Holdings, options on any such shares or related stock appreciation rights or similar securities held by officers or employees or former officers or employees (or their estates or beneficiaries under their estates) or by any employee benefit plan, upon death, disability, retirement or termination of employment or pursuant to the terms of any employee benefit plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock after the Closing Date does not exceed in any fiscal year the sum of (i) $1.0 million and (ii) any proceeds received by the Company under a related key man or other life insurance policy.

          (g) Make payments to Holdings pursuant to the Tax Sharing Agreement as in effect on the Closing Date; and reimburse Holdings for out-of-pocket administrative expenses incurred by Holdings, provided such reimbursement may not exceed $50,000 in any fiscal year.

The payments described in clauses (b), (c), (e) and (f) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph but will reduce the amount that would otherwise be available for Restricted Payments under the foregoing clause (iii) of the first paragraph of this covenant and the payments described in clauses (a), (d) and (g) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under the foregoing clause (iii) of the first paragraph of this covenant.

     For the purpose of making any calculations under the Indenture (i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in amount equal to the fair market value of the net assets of such Restricted Subsidiary at the time of such designation as determined by the Board of Directors of the Company, whose good faith determination will be conclusive, (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by the Board of Directors of the Company, whose good faith determination will be conclusive and (iii) subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the Board of Directors of the Company, whose good faith determination will be conclusive.

     If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the lesser of (x) the net asset value of such Subsidiary at the time it becomes a Restricted Subsidiary and (y) the initial amount of such Investment.

     If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise), to the extent such net reduction is not included in the Company's Consolidated Adjusted Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.

     In computing Consolidated Adjusted Net Income of the Company for purposes of the foregoing clause (iii)(A), (i) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Adjusted Net Income of the Company for any period.

     Purchase of Notes upon a Change of Control. If a Change of Control occurs at any time, then each holder of Notes will have the right to require that the Company purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

     Due to the highly leveraged capital structure of the Company, there can be no assurance that the Company will have sufficient funds to purchase the Notes upon a Change of Control. Prior to the purchase of the Notes, the Company's Credit Facility must be repaid. As of September 30, 1998, $16.0 million of debt was outstanding in the Credit Facility.

     The Company may omit or waive the provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control, if before or after the time for such compliance the holders of at least a majority in principal amount of the Notes then outstanding waive such compliance.

     Within 30 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at its address appearing in the security register, stating, among other things, (i) the purchase price and the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with requirements under the Exchange Act; (ii) that any Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be tendered by holders of the Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "Events of Default".

     One of the events that constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.

     The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

     The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Company to repurchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "Certain Definitions" above for the definition of "Change of Control". A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, would result in a Change of Control if it is the type of transaction specified in such definition.

     The Company will comply with the applicable tender offer rules including Rule 14e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

     The Company will not, and will not permit any Restricted Subsidiary to, create any restriction (other than restrictions existing under Debt as in effect on the Closing Date or in refinancings of such Debt) that would materially impair the ability of the Company to make a Change of Control Offer to purchase the Notes or, if such Change of Control Offer is made, to pay for the Notes tendered for purchase.

     Limitation on Certain Asset Sales. (a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of the Company, whose good faith determination will be conclusive) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 85% (A) cash or cash equivalents or (B) the assumption by the transferee of Debt of the Company or a Restricted Subsidiary ranked pari passu with the Notes and release of the Company or such Restricted Subsidiary from all liability on such Debt, or a combination of the foregoing.

     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may, at its option, within 270 days after such Asset Sale, (i) apply all or a portion of the Net Cash Proceeds to the permanent reduction of amounts outstanding under one or more credit facilities referred to in clause (i) of the definition of Permitted Debt or to the repayment of other senior Debt of the Company or a Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the Closing Date. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, the Company may, within 90 days of such termination or within 270 days of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (b)(i) or (b)(ii) (without regard to the parenthetical contained in such clause (b)(ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds".

     (c) When the aggregate amount of Excess Proceeds exceeds $5,000,000, the Company will, within 30 days thereafter, make an offer to purchase from all holders of Notes and from the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in the Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as a multiple of $1,000) of the Notes and any such Pari Passu Debt that may be purchased with the Excess Proceeds. The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued interest, if any, to the date of repurchase. To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an excess proceeds offer is less than the Excess Proceeds, the Company may use the portion of the Excess Proceeds not required to be used to repurchase the Notes and such Pari Passu Debt for general corporate purposes. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the Notes and any such Pari Passu Debt to be purchased will be selected on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder). Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company unless (a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's length transaction with third parties who are not Affiliates and (b) either (i) with respect to any transaction or series of related transactions involving aggregate payments in excess of $250,000 but less than $2,500,000, the Company delivers an officers' certificate to the Trustee certifying that such transaction or transactions comply with clause (a) above or (ii) with respect to a transaction or series of related transactions involving aggregate payments equal or greater than $2,500,000, such transaction or transactions have been approved by the Board of Directors (including a majority of the Disinterested Directors) of the Company or the Company has obtained a written opinion from a nationally recognized investment banking firm to the effect that such transaction or transactions are fair to the Company or such Restricted Subsidiary from a financial point of view.

     The foregoing covenant will not restrict any of the following:

          (A) Transactions among the Company and/or its Restricted Subsidiaries.

          (B) The Company from paying reasonable and customary regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary.

          (C) Transactions permitted by the provisions of the "Limitation on Restricted Payments" covenant.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Debt owed to the Company or any other Restricted Subsidiary,
(c) make loans or advances to the Company or any other Restricted Subsidiary or
(d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of any of the following:

          (i) Any agreement or instrument in effect on the Closing Date.

          (ii) Customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary.

          (iii) Any agreement or instrument of a person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired.

          (iv) The refinancing or successive refinancings of Debt incurred under agreements or instruments referred to in the foregoing clause (i) or (iii), so long as the encumbrances or restrictions contained therein are no less favorable to the Company or any Restricted Subsidiary than those contained in such original agreement or instrument.

          (v) Any agreement providing for the incurrence of Debt by a Restricted Subsidiary in compliance with the "Limitation on Debt" covenant, provided that such Restricted Subsidiary is or becomes a Subsidiary Guarantor.

          (vi) Contained in any agreement pursuant to which Debt was issued if
     (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Debt, (B) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes.

     Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (a) to the Company or a Wholly Owned Restricted Subsidiary, (b) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law, or issuances or sales to directors of directors' qualifying shares, (c) if, immediately after giving effect to such issuance or sale, neither the Company nor any of its Subsidiaries owns any shares of Capital Stock of such Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) or (d) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any remaining Investment in such person would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale.

     Guarantees of Debt by Restricted Subsidiaries. All of the Company's future Restricted Subsidiaries will be Subsidiary Guarantors.

     In addition, the Company will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Debt of the Company or any Debt of any other Restricted Subsidiary, unless (a) such Restricted Subsidiary has executed and delivered, or simultaneously executes and delivers, a Subsidiary Guarantee and
(b) with respect to any guarantee of Subordinated

Debt by a Restricted Subsidiary, any such guarantee is subordinated to such Restricted Subsidiary's guarantee with respect to the Notes at least to the same extent as such Subordinated Debt is subordinated to the Notes.

     Any Subsidiary Guarantee may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any person not an Affiliate of the Company of all of the Company's and the Restricted Subsidiaries' Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (iii) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture.

     Unrestricted Subsidiaries. (a) The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Debt of such Subsidiary, (ii) no default with respect to any Debt of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Debt of the Company or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the "Limitation on Restricted Payments" covenant, (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Company and (v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results.

     (b) The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no Default or Event of Default has occurred and is continuing following such designation and (ii) the Company could incur at least $1.00 of additional Debt (other than Permitted
Debt) pursuant to the first paragraph of the covenant described under the caption "Limitation on Debt" (treating any Debt of such Unrestricted Subsidiary as the incurrence of Debt by a Restricted Subsidiary).

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on or with respect to any of its property or assets, including any shares of stock or debt of any Restricted Subsidiary, whether owned at the Closing Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (a) in the case of any Lien securing Subordinated Debt, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (b) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

     Notwithstanding the foregoing, the Company may, and may permit any Restricted Subsidiary to, incur any of the following Liens ("Permitted Liens"):

          (i) Liens existing as of the Closing Date.

          (ii) Liens on property or assets of the Company or any Restricted Subsidiary securing Debt under one or more credit facilities in a principal amount not to exceed the principal amount of the outstanding Debt permitted by clause (i) of the definition of "Permitted Debt".

          (iii) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Restricted Subsidiary.

          (iv) Liens securing the Notes or any Subsidiary Guarantee.

          (v) Liens representing the interest or title of lessors under Capitalized Lease Obligations or Liens securing purchase money mortgages or purchase money security interests, so long as the aggregate amount secured by such Liens does not exceed the respective amounts permitted by clause
     (v) of the definition of "Permitted Debt".

          (vi) Liens securing Acquired Debt created prior to (and not in connection with or in contemplation of) the incurrence of such Debt by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired in connection with the incurrence of such Acquired Debt.

          (vii) Liens securing Hedging Obligations incurred in the ordinary course of business.

          (viii) Statutory Liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings.

          (ix) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted.

          (x) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money).

          (xi) Easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business.

          (xii) Liens arising by reason of any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired.

          (xiii) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof.

          (xiv) Liens upon specific items of inventory or other goods and proceeds of the Company or any Restricted Subsidiary securing its obligations in respect of bankers' acceptances issued or created for the account of any person to facilitate the purchase, shipment or storage of such inventory or other goods.

          (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

          (xvi) Any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (i) through (xv); provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets.

     Reports. At all times from and after the earlier of (i) the date of the commencement of an Exchange Offer or the effectiveness of the Shelf Registration Statement (the "Registration") and (ii) the date six months after the Closing Date, in either case, whether or not the Company is then required to file reports with the Commission, the Company will file with the Commission all such annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Sections 13(a) or 15(d) under of the Exchange Act. The Company will also be required (a) to supply to the Trustee and each holder of Notes, or supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request. In addition, at all times prior to the earlier of the date of the Registration and the date six months after the Closing Date, the Company will, at its cost, deliver to each holder of the Notes quarterly and annual reports substantially equivalent to those that would be required by the Exchange Act. Furthermore, at all times prior to the Registration, the Company will supply at the Company's cost copies of such reports and documents to any prospective holder of the Notes promptly upon written request.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge with or into any other person or, directly or indirectly, convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other person (in one transaction or a series of related transactions), unless each of the following conditions is satisfied:

          (a) Either (i) the Company is the surviving corporation or (ii) the person (if other than the Company) formed by such consolidation or into which the Company is merged or the person that acquires by conveyance, sale, assignment, transfer, lease or other disposition the properties and assets of the Company substantially as an entirety (the "Surviving Entity")
     (A) is a corporation, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and (B) expressly assumes, by a supplemental indenture in form satisfactory to the Trustee, all of the Company's obligations under the Indenture and the Notes.

          (b) Immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

          (c) Immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or of the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction.

          (d) Immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the "Limitation on Debt" covenant.

          (e) If the Company is not the continuing obligor under the Indenture, each Subsidiary Guarantor, unless it is the other party to the transaction described above, has by supplemental indenture confirmed that its Subsidiary Guarantee applies to the Surviving Entity's obligations under the Indenture and the Notes.

          (f) If any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "Limitation on Liens" covenant are complied with.

          (g) The Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

     In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will, except in the case of a lease, be discharged from all its obligations and covenants under the Indenture and Notes.

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

EVENTS OF DEFAULT

     Each of the following will be "Events of Default" under the Indenture:

          (a) Default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days.

          (b) Default in the payment of the principal of (or premium, if any, on) any Note when due.

          (c) Failure to perform or comply with the Indenture provisions described under "Consolidation, Merger and Sale of Assets".

          (d) Default in the performance, or breach, of any covenant or agreement of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere herein), and continuance of such default or breach for a period of 60 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding.

          (e) (i) An event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Debt of the Company or any Restricted Subsidiary, which issue has an aggregate outstanding principal amount of not less than $1,000,000, and such default has resulted in such Debt becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Debt.

          (f) Failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $1,000,000, which judgment or judgments are not paid, discharged or stayed for a period of 60 days.

          (g) Any Subsidiary Guarantee issued by a Significant Subsidiary ceases to be in full force and effect or is declared null and void or any Subsidiary Guarantor denies that it has any further liability under any Subsidiary Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture), and such condition has continued for a period of 30 days after written notice of such failure requiring the Subsidiary Guarantor and the Company to remedy the same has been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding.

          (h) The occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

     If an Event of Default (other than as specified in clause (h) above) occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders will, declare the principal of all of the outstanding Notes immediately due and payable and, upon any such declaration, such principal will become due and payable immediately. If an Event of Default specified in clause (h) above occurs and is continuing, then the principal of all of the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes,
(B) all unpaid principal of (and premium, if any, on) any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes and, (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of

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

the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all of the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of (and premium, if any) or interest on any Note, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the Notes notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of (and premium, if any, on) or interest on any Notes, the Trustee may withhold the notice to the holders of the Notes if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the holders of the Notes.

     The Company is required to furnish to the Trustee annual statements as to the performance by the Company and the Subsidiary Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, terminate the obligations of the Company and any Subsidiary Guarantors with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Subsidiary Guarantor with respect to certain covenants set forth in the Indenture and described under "Certain Covenants" above, and any omission to comply with such obligations would not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance, (a) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Notes at maturity (or upon redemption, if applicable) of such principal or installment of interest; (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (h) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; (d) in the case of defeasance, the Company must deliver to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date hereof there has been a change in applicable federal income tax law, to the effect, and based thereon such opinion must confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (e) in the case of covenant defeasance, the Company must have delivered to the Trustee an opinion of counsel to the effect that the Holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (f) the Company must have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     Upon the request of the Company, the Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance under "Defeasance or Covenant Defeasance of Indenture") have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any, on) and interest on the Notes to the date of such deposit (in the case of Notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be; (b) the Company has paid or caused to be paid all sums payable under the Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

     Modifications and amendments of the Indenture and any Subsidiary Guarantee may be made by the Company, any affected Subsidiary Guarantor and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby,

          (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

          (b) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such amendment or for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture; or

          (c) waive a default in the payment of principal of, or premium, if any, or interest on the Notes or reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     Without the consent of the holders of at least 75% in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such Notes), no waiver or amendment to the Indenture may make any change in the provisions described above under the caption "Change of Control" after the mailing of an offer with respect to a Change of Control Offer that adversely affects the rights of any holder of Notes.

     The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

     Without the consent of any holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes: (1) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes; or
(2) to add to the covenants of the Company for the benefit of the holders, or to surrender any right or power herein conferred upon the Company; or (3) to add additional Events of Defaults; or (4) to provide for uncertificated Notes in addition to or in place of the certificated Notes; or (5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; or (6) to secure the Notes; or (7) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause (7) do not adversely affect the interests of the holders in any material respect; or (8) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act.

THE TRUSTEE

     IBJ Schroder Bank & Trust Company, the Trustee under the Indenture, will be the initial paying agent and registrar for the Notes.

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. Under the Indenture, the holders of a majority in outstanding principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that, if it acquires any conflicting interest (as defined), it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

GOVERNING LAW

     The Indenture, the Notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth in the next paragraph, the Notes to be resold as set forth herein will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the Closing Date with the Trustee as custodian for The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

     Notes originally purchased by persons outside the United States pursuant to sales in accordance with Regulation S under the Securities Act will be represented upon issuance by a temporary global Note certificate (the "Temporary Certificate"), which will not be exchangeable for Certificated Notes until the expiration of the "40-day restricted period" within the meaning of Rule 903(c)(3) of Regulation S under the Securities Act. The Temporary Certificate will be registered in the name of, and held by, a temporary certificate holder until the expiration of such 40-day period, at which time the Temporary Certificate will be delivered to the Trustee in exchange for Certificated Notes registered in the names requested by such temporary certificate holder. In addition, until the expiration of such 40-day period, transfers of interests in the Temporary Certificate can only be effected through such temporary certificate holder in accordance with the requirements set forth in "Notice to Investors".

     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors".

     So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole holder under the Indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

     Payments in respect of the principal of and premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

  Certificated Notes

     If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to change the issuance of Notes in the form of Certificated Securities under the Indenture then, upon surrender by the Global Note Holder of its Global Note, Certificated Notes will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

  Same-Day Settlement and Payment

     The Indenture will require that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Existing Notes were originally issued and sold on May 20, 1998 (the "Issue Date"). Such sales were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Rule 144A under the Securities Act. The Company and the Initial Purchasers entered into the Registration Rights Agreement on the Issue Date, pursuant to which the Company agreed to (i) file with the Commission on or prior to 60 days after the Issue Date a registration statement on Form S-3, or Form S-4, if the use of such form is then available (the "Exchange Offer Registration Statement") relating to a registered exchange offer for the Existing Notes under the Securities Act and (ii) use their reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 210 days after the Issue Date. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Existing Notes who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Existing Notes for Exchange Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Existing Notes. For each Existing Note surrendered to the Company for exchange pursuant to the Exchange Offer, the holder of such Existing Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Existing Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Existing Note surrendered in exchange therefor or, if no interest has been paid on such Existing Note, from the date of original issuance.

     The sole purpose of the Exchange Offer is to fulfill the obligations of the Company under the Registration Rights Agreement.

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Existing Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Existing Notes for which they may be exchanged pursuant to this Exchange Offer, except that (i) the Exchange Notes will generally be freely transferable by holders thereof and (ii) the holders of the Exchange Notes will not be entitled to registration rights under the Registration Rights Agreement except under certain limited circumstances. See "Existing Notes Registration Rights." The Exchange Notes will evidence the same debt as the Existing Notes and will be entitled to the benefits of the Indenture. See "Description of Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Existing Notes being tendered or accepted for exchange.

     Based on interpretations set forth in no-action letters issued by the Staff of the Commission to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Existing Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is (i) an Affiliate, (ii) a broker-dealer who acquired Existing Notes directly from the Company or (iii) a broker-dealer who acquired Existing Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, such holders have no arrangement or understanding with any person to participate in a distribution of such Exchange Notes, and that such holders are not engaged in and do not intend to engage in a distribution of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Tendering holders of Existing Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Existing Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer will expire on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on December 7, 1998 unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to IBJ Schroder Bank & Trust Company (the "Exchange Agent") and by timely public announcement communicated by no later than 5:00 p.m. on the next business day following the Expiration Date, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Existing Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Existing Notes for any reason, including if any of the events set forth below under "Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Existing Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Existing Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Existing Notes on the Exchange Date.

     If the Company waives any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Existing Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

     This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Existing Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Existing Notes.

INTEREST ON THE EXCHANGE NOTES

     Interest on each Exchange Note issued pursuant to the Exchange Offer will accrue from the last interest payment date to which interest was paid on the Existing Notes surrendered in exchange therefor or, if no interest has been paid on the Existing Notes, from the date of original issue of the Existing Notes.

HOW TO TENDER

     The tender to the Company of Existing Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     GENERAL PROCEDURES.  A holder of an Existing Note may tender the same by
(i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Existing Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth below on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below. Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     If tendered Existing Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Existing Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Existing Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Existing Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Existing Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Existing Notes should contact such holder promptly and instruct such holder to tender Existing Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Existing Notes himself or herself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     BOOK ENTRY TRANSFER. The Exchange Agent will make a request to establish an account with respect to the Existing Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Existing Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified below on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     The Exchange Agent and the Book-Entry Transfer Facility have confirmed that any financial institution that is a participant in the Book-Entry Transfer facility may utilize the Book-Entry Transfer Facility Automated Tender Offer Program ("ATOP") procedures to tender Existing Notes.

     Any participant in the Book-Entry Transfer Facility may make book-entry delivery of Existing Notes by causing the Book Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account in accordance with the Book Entry Transfer Facility's ATOP procedures for transfer. However, the exchange for the Existing Notes so tendered will only be made after a Book-Entry Confirmation of such book-entry transfer of Existing Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book Entry Transfer Facility and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that the Book Entry Transfer Facility has received an express acknowledgment from a participant tendering Existing Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF EXISTING NOTES AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     GUARANTEED DELIVERY PROCEDURES. If a holder desires to accept the Exchange Offer, and time will not permit a Letter of Transmittal or Existing Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the principal amount of the Existing Notes being tendered, the names in which the Existing Notes are registered and, if possible, the certificate numbers of the Existing Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, the Existing Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Existing Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal or Agent's Message accompanied by the Existing Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Existing Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Existing Notes (or a timely Book-Entry Confirmation).

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Existing Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. Neither the Company, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Existing Notes for exchange (the "Transferor") exchanges, assigns and transfers the Existing Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Existing Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Existing Notes and to acquire Exchange Notes issuable upon the exchange of such tendered

Existing Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Existing Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Existing Notes by the Company, and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor, and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Existing Notes and executing the Letter of Transmittal, or transmitting an Agent's Message, as the case may be, the Transferor certifies that (a) it is not an Affiliate, that it is not a broker-dealer that owns Existing Notes acquired directly from the Company or an Affiliate of the Company, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes, and that such Transferor is not engaged in and does not intend to engage in a distribution of the Exchange Notes, or (b) that it is an Affiliate of the Company or of any of the Initial Purchasers and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

WITHDRAWAL RIGHTS

     Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus prior to the Expiration Date. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Existing Notes to be withdrawn, the certificate numbers of Existing Notes to be withdrawn, the principal amount of Existing Notes to be withdrawn, a statement that such holder is withdrawing his or her election to have such Existing Notes exchanged, and the name of the registered holder of such Existing Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Existing Notes being withdrawn. The Exchange Agent will return the properly withdrawn Existing Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Existing Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Existing Notes when the Company has given written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving Exchange Notes from the Company and causing the Existing Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of the Exchange Notes to be issued in exchange for accepted Existing Notes will be made by the Exchange Agent promptly after acceptance of the tendered Existing Notes. Existing Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date, or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     The obligation of the Company to consummate the Exchange Offer is not subject to any condition other than that the Exchange Offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the Staff of the Commission.

     In addition, the Company will not accept for exchange any Existing Notes tendered, and no Exchange Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

EXCHANGE AGENT

     IBJ Schroder Bank & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

           By Mail:                        Telephone:                        By Hand:
       One State Street                  (212) 858-2103                  One State Street
   New York, New York 10004                                          New York, New York 10004
Attn: Reorganization Operations            Facsimile:             Attn: Reorganization Operations
           Department                                                       Department
                                         (212) 858-2611

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Existing Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

     HOLDERS OF EXISTING NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of certain material federal income tax consequences of an exchange of Existing Notes for Exchange Notes and of the purchase, ownership and disposition of the Exchange Notes. This summary does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor, nor any tax consequences arising under the laws of any state, locality, or foreign jurisdiction, and it is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold Exchange Notes as part of a straddle or conversion transaction or holders subject to the alternative minimum tax, may be subject to special rules. In addition, this summary is limited to persons that will hold the Exchange Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. All investors are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of an exchange of Existing Notes for Exchange Notes and the ownership and disposition of Exchange Notes.

     THE EXCHANGE. The exchange of the Existing Notes for the Exchange Notes in the Exchange Offer should not be a taxable event for federal income tax purposes, either because the exchange does not constitute an exchange for federal income tax purposes or because the exchange constitutes a tax-free recapitalization. Accordingly, (i) holders should not recognize any taxable gain or loss as a result of the exchange; (ii) the adjusted tax basis of an Exchange
Note immediately after the exchange should be the same as the adjusted tax basis of the Existing Note exchanged therefore immediately before the exchange; (iii) the holding period of the Exchange Note should include the holding period of the Existing Note; and (iv) the Exchange Note should have the same issue price as the Existing Note.

     MARKET DISCOUNT. If a holder acquired an Existing Note other than at original issue for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" (unless such difference is less than a statutorily defined de minimis amount), and the Existing Note will be subject to the market discount rules. If a holder exchanges an Existing Note that is subject to the market discount rules for an Exchange Note, the Exchange Note will also be subject to the market discount rules. In addition, Exchange Notes purchased by a subsequent purchaser will be subject to the market discount rules if the Exchange Notes are purchased with more than the statutory de minimis amount of market discount.

     The holder of an Exchange Note that is subject to the market discount rules will be required to treat any full or partial principal payment or any gain recognized on the maturity, sale or other disposition of the Note as ordinary income, to the extent that such gain does not exceed the accrued market discount on the Note. The amount of market discount treated as having accrued will be determined either (i) on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the Exchange Note was held by the holder and the denominator of which is the total number of days after the date such holder acquired the Exchange Note up to and including the date of its maturity, or (ii) if the holder so elects, on a constant interest rate method.

     The holder of an Exchange Note subject to the market discount rules may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest method, in lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition. Once made, this election will apply to all debt instruments with market discount acquired by the electing holder during the taxable year for which the election is made, and all subsequent taxable years, unless the Internal Revenue Service (the "IRS") consents to a revocation of the election. If an election is made to include market discount on a debt instrument in income currently, the basis of the debt instrument in the hands of the holder will be increased by the market discount thereon as it is included in income.

     A holder who does not elect to include the market discount on an Exchange
Note in income currently may be required to defer interest expense deductions for a portion of the interest paid on indebtedness allocable to such Note, until the maturity of the Note or its earlier disposition in a taxable transaction.

     AMORTIZABLE BOND PREMIUM. A holder that purchased an Existing Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to interest on the Existing Note will be reduced by the amount of amortizable bond premium allocable (based on the yield to maturity of the Existing Note) to such year. If a holder made an election to amortize bond premium with respect to an Existing Note and exchanges the Existing Note for an Exchange Note pursuant to the Exchange Offer, the election will apply to the Exchange Note. A holder who exchanges an Existing Note for which an election has not been made for an Exchange Note, and a subsequent purchaser of an Exchange Note, may also elect to amortize bond premium, if any, on the Note. Any election to amortize bond premium will apply to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and the election is irrevocable without the consent of the IRS.

     DISPOSITION OF THE EXCHANGE NOTES. Subject to the market discount rules discussed above, a holder of an Exchange Note will generally recognize gain or loss upon the sale, redemption, retirement or other disposition of the Note equal to the difference between (i) the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and (ii) the holder's adjusted tax basis in the Note. Gain or loss recognized will be capital gain or loss if the Notes are held as capital assets by the holder and will be long-term capital gain or loss if the holder's holding period is more than eighteen months and midterm capital gain or loss if the holder's holding period is more than one year but not more than eighteen months. Holders who are individuals will generally be taxed on long-term capital gains at a maximum marginal rate of 20% and on midterm capital gains at a maximum marginal rate of 28%, and corporate holders will be taxed on long-term and midterm capital gains at a maximum marginal rate of 35%.

     BACKUP WITHHOLDING AND INFORMATION REPORTING. The holder of an Exchange Note may be subject to backup withholding at a rate of 31% with respect to interest, principal and premium, if any, paid on the Note, unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies that the holder is not subject to backup withholding and otherwise complies with the requirements of the backup withholding rules.

     The Company will report to the holders of the Exchange Notes and the IRS the amount of any "reportable payment" for each calendar year and the amount of tax withheld, if any, with respect to payments on the Exchange Notes. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

OTHER

     Participation in the Exchange Offer is voluntary, and holders should carefully consider whether to accept the Exchange Offer and tender their Existing Notes. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Existing Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled covenants contained in the terms of the Existing Notes and the Registration Rights Agreement. Holders of the Existing Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and subject to all the limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of Notes." All untendered Existing Notes will continue to be subject to the restrictions on transfer set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Existing Notes could be adversely affected. See "Risk Factors -- Absence of Public Market for the Exchange Notes; Restrictions on Transfer."

     The Company may in the future seek to acquire untendered Existing Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Existing Notes that are not tendered in the Exchange Offer.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

     Set forth below are material U.S. federal income tax consequences associated with the acquisition, ownership, and disposition of the Notes by initial investors who acquire the Notes at original issue for cash in an amount equal to the original issue price. The following does not discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of the Notes in light of his or her particular circumstances, or to certain types of holders (including dealers in securities, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, S corporations, and except as discussed below, foreign corporations, persons who are not citizens or residents of the United States and persons who hold the Notes as part of a hedge, straddle, "synthetic security" or other integrated investment) which are subject to special treatment under the federal income tax laws. This discussion also does not address the tax consequences to nonresident aliens or foreign corporations that are subject to United States federal income tax on a net basis on income with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders generally are taxed in a similar manner to U.S. Holders (as defined below); however, certain special rules apply. In addition, this discussion is limited to holders who hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This also does not describe any tax consequences under state, local, or foreign tax laws.

     The following is based upon the Code, Treasury Regulations, IRS rulings and pronouncements and judicial decisions all in effect as of the date hereof, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Notes. The Company has not sought and will not seek any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Notes that are different from those discussed herein.

     PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE INCOME TAX CONSEQUENCES THAT MAY APPLY TO THEM, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     A U.S. Holder is any holder who or which is (i) a citizen or resident of the United States; (ii) a domestic corporation or domestic partnership; (iii) an estate other than a "foreign estate" as defined in Section 7701(a)(31) of the Code; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     Taxation of Stated Interest. In general, U.S. Holders of the Notes will be required to include interest received thereon in taxable income as ordinary income at the time it accrues or is received, in accordance with the holder's regular method of accounting for federal income tax purposes.

     Effect of Optional Redemption and Repurchase. Under certain circumstances the Company may be entitled to redeem a portion of the Notes. In addition, under certain circumstances, each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes. Treasury Regulations contain special rules for determining the yield to maturity and maturity on a debt instrument in the event the debt instrument provides for a contingency that could result in the acceleration or deferral of one or more payments. The Company does not believe that these rules are likely to apply to either the Company's right to redeem the Notes or to the holders' rights to require the Company to repurchase the Notes. Therefore, the Company does not intend to treat such redemption and repurchase provisions of the Notes as affecting the computation of the yield to maturity or maturity date of the Notes.

     Sale or other Taxable Disposition of the Notes. The sale, exchange, redemption, retirement or other taxable disposition of a Note will result in the recognition of gain or loss to a U.S. Holder in an amount equal to the difference between (a) the amount of cash and fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued but unpaid stated interest) and (b) the holder's adjusted tax basis in such Note.

     A holder's initial tax basis in a Note purchased by such holder will be equal to the price paid for the Note.

     Any gain or loss on the sale or other taxable disposition of a Note will be capital gain or loss. Payments on such disposition for accrued interest not previously included in income will be treated as ordinary interest income.

     The exchange of a Note by a U.S. Holder for an Exchange Note will not constitute a taxable exchange. A U.S. Holder should have the same basis and holding period in the Exchange Note as such U.S. Holder had in the Note.

     Backup Withholding. The backup withholding rules require a payor to deduct and withhold a tax if (i) the payee fails to furnish a taxpayer identification number ("TIN") in the prescribed manner, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of "reportable payments" and the IRS has notified the payor that withholding is required, or (iv) the payee fails to certify under the penalty of perjury that such payee is not subject to backup withholding. If any one of the events discussed above occurs with respect to a holder of Notes, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" made in connection with the Notes of such holder. A "reportable payment" includes, among other things, amounts paid in respect of interest on a Note. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a refund or credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and certain tax-exempt organizations) are not subject to backup withholding.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

     This section discusses specific rules applicable to a Non-U.S. Holder (as defined below) of Notes. This summary does not address the tax consequences to stockholders, partners or beneficiaries in a Non-U.S. Holder. For purposes hereof, a "Non-U.S. Holder" is any person who is not a U.S. Holder and is not subject to U.S. federal income tax on a net basis on income with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business.

     Interest. Payments of interest to a Non-U.S. Holder that do not qualify for the portfolio interest exception discussed below will be subject to withholding of U.S. federal income tax at a rate of 30% unless a U.S. income tax treaty applies to reduce, or eliminate, the rate of withholding. To claim a treaty reduced rate, the Non-U.S. Holder must provide a properly executed Form 1001 or applicable successor form.

     Interest that is paid to a Non-U.S. Holder on a Note will not be subject to U.S. income or withholding tax if the interest qualifies as "portfolio interest." Generally, interest on the Notes that is paid by the Company will qualify as portfolio interest if (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote; (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership for U.S. federal income tax purposes;
(iii) the Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of business; and (iv) either (x) the beneficial owner of the Note provides the Company or its paying agent with a properly executed certification on IRS Form W-8 (or a suitable substitute form), signed under penalties of perjury, that the beneficial owner is not a "U.S. person" for U.S. federal income tax purposes and that provides the beneficial owner's name and address, or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its business holds the Note and certifies to the Company or its agent under penalties of perjury that the IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Note or a qualifying intermediary and furnishes the payor a copy thereof.

     Treasury regulations that will be effective with respect to payments made after December 31, 1998 (the "Withholding Regulations") provide alternative methods for satisfying the certification requirements described in clause (iv) above. The Withholding Regulations also will require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (iv) above be provided by each partner and

(y) the partnership provide certain information, including its taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

     Sale, Exchange or Retirement of Notes. Any gain realized by a Non-U.S. Holder on the sale, exchange or retirement of the Notes, will generally not be subject to U.S. federal income tax or withholding unless (i) the Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements; or (ii) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to certain individuals who renounce their U.S. citizenship or terminate long-term U.S. residency. If a Non-U.S. Holder falls under (ii) above, the holder will be taxed on the net gain derived from the sale under the graduated U.S. federal income tax rates that are applicable to U.S. citizens and resident aliens, and may be subject to withholding under certain circumstances. If a Non-U.S. Holder falls under (i) above, the holder generally will be subject to U.S. federal income tax at a rate of 30% on the gain derived from the sale (or reduced treaty rate) and may be subject to withholding in certain circumstances.

     U.S. Information Reporting and Backup Withholding Tax. Back-up withholding generally will not apply to a Note issued in registered form that is beneficially owned by a Non-U.S. Holder if the certification of Non-U.S. Holder status is provided to the Company or its agent as described above in "Certain Federal Income Tax Consequences to Non-U.S. Holders Interest," provided that the payor does not have actual knowledge that the holder is a U.S. person. The Company may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder.

     If payments of principal and interest are made to the beneficial owner of a Note by or through the foreign office of a custodian, nominee or other agent of such beneficial owner, or if the proceeds of the sale of Notes are paid to the beneficial owner of a Note through a foreign office of a "broker" (as defined in the pertinent Regulations), the proceeds will not be subject to backup withholding (absent actual knowledge that the payee is a U.S. person). Information reporting (but not backup withholding) will apply, however, to a payment by a foreign office of a custodian, nominee, agent or broker that is (i) a U.S. person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, or (iii) a foreign person that derives 50% or more of its gross income from the conduct of a U.S. trade or business for a specified three-year period or, effective after December 31, 1998, by a foreign office of certain other persons, unless the broker has in its records documentary evidence that the holder is a Non-U.S. Holder and certain conditions are met (including that the broker has no actual knowledge that the holder is a U.S. Holder) or the holder otherwise establishes an exemption. Payment through the U.S. office of a custodian, nominee, agent or broker is subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies that it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption.

     Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against, or refund of, such holder's U.S. federal income tax liability, provided that certain information is provided by the holder to the IRS.

                       EXISTING NOTES REGISTRATION RIGHTS

     The Company and the Initial Purchasers entered into the Registration Rights Agreement on the Issue Date, pursuant to which the Company agreed, for the benefit of the holders of the Existing Notes, at the expense of the Company, to
(i) file on or prior to the 60th calendar day following the Closing Date a registration statement on Form S-4 if the use of such form is then available (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the Existing Notes for a new issue of debt securities of the Company (the "Exchange Notes") to be issued under the Indenture in the same aggregate principal amount as and with terms that will be identical in all respects to the Existing Notes (except that the Exchange Notes will not contain the interest rate step-up provision described below or the transfer restrictions described herein), (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act on or prior to the 180th calendar day following the Closing Date and (iii) use its best efforts to consummate the Exchange Offer on or prior to the 210th calendar day following the Closing Date. Promptly after the Exchange Offer Registration Statement is declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Existing Notes (the "Exchange Offer"). The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Existing Notes. For each Existing Note tendered to the Company pursuant to the Exchange Offer and not validly withdrawn by the holder thereof, the holder of such Existing Note will receive an Exchange Note having a principal amount equal to the principal amount of such surrendered Existing Note.

     Under existing Commission interpretations, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, that in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. The Company has agreed for a period of 180 days after consummation of the Exchange Offer to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes acquired as described below. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of the Existing Notes who wishes to exchange such Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business; (ii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) it is not an "affiliate", as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Exchange Offer is not consummated within 210 days of the Closing Date or upon written request to the Company within 90 days of the consummation of the Exchange Offer if any holder of the Existing Notes (other than the Initial Purchasers) is not eligible to participate in the Exchange Offer, or upon request of either Initial Purchaser under certain circumstances, the Company will, at its expense, (i) as promptly as practicable, and in any event on or prior to 60 days after such filing obligation arises, file with the Commission a shelf registration statement (the "Shelf Registration Statement") covering resales of the Existing Notes, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to 45 days after such filing occurs and (iii) keep effective the Shelf Registration Statement until two years after the Closing Date (or such shorter period that will terminate when all the Notes covered thereby have been sold pursuant thereto or in certain other circumstances). The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Existing Notes covered by the Shelf Registration Statement copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Existing Notes. A holder of Existing Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations). In addition, each holder of the Existing Notes will be required to deliver certain information to be used in connection with the Shelf Registration Statement in order to have its Notes included in the Shelf Registration Statement.

     Although the Company intends to file one of the registration statements described above, there can be no assurance that either registration statement will be filed or, if filed, that it will become effective. If the Company fails to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest will become payable in respect of the Existing Notes as follows:

          If (i) an Exchange Offer Registration Statement is not filed with the Commission on or prior to the 60th calendar day following the Closing Date; or

          (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 180th calendar day following the Closing Date; or

          (iii) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 210th calendar day after the Closing Date; or

          (iv) either (A) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (B) if applicable, subject to certain exceptions, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of its effective date,

(each such event referred to in clause (i) through (iv) above, a "Registration Default"), then the per annum interest rate on the Notes will increase by 25 basis points following the 60-day period referred to in clause (i) above, following the 180-day period referred to in clause (ii) above, following the 210-day period referred to in clause (iii) above or in the case of clause (iv) above, immediately following such Registration Default; and the per annum interest rate will increase by an additional 25 basis points at the beginning of each subsequent 30-day period in the case of clause (i), (ii) or (iii) above, or 90-day period in the case of clause (iv) above; provided, however, that in no event will the per annum interest rate borne by the Notes be increased by more than 150 basis points. Upon the filing of the Exchange Offer Registration Statement, the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be, the interest borne by the Notes from the date of such filing, consummation or effectiveness, as the case may be, will be reduced to the original interest rate set forth on the cover of this Exchange Offer Prospectus; provided, however, that, if after any such reduction in interest rate, a different Registration Default occurs, the interest rate may again be increased pursuant to the foregoing provisions.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is available as set forth under "Additional Information".

                         BOOK-ENTRY; DELIVERY AND FORM

     Except as set forth in below, the Exchange Notes will be initially issued in the form of one or more registered Notes in global form without coupons (each a "Global Note"). Each Global Note will be deposited with, or on behalf of, the Trustee as custodian for The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the Notes evidenced by the Global

Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge Exchange Notes evidenced by the Global Note will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Exchange Notes, the Global Note Holder will be considered the sole holder under the Indenture of any Exchange Notes evidenced by the Global Note. Beneficial owners of Exchange Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Exchange Notes.

     Payments in respect of the principal of and premium, if any, and interest on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

  Certificated Notes

     If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary or the Depositary ceases to be registered as a clearing agency under the Exchange Act and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to change the issuance of Notes in the form of Certificated Securities under the Indenture then, upon surrender by the Global Note Holder of its Global Note, Certificated Notes will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes. Upon any such issuance, the Depositary is required to register such Certificated Securities in the name of such person or persons (or the nominees of any thereof), and cause the same to be delivered thereto.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is (i) an "Affiliate," (ii) a broker-dealer who acquired Existing Notes directly from the Company or (iii) broker-dealers who acquired Existing Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business, such holders have no arrangement or understanding with any person to participate in a distribution of such Exchange Notes and that such holders are not engaged in and do not intend to engage a distribution of the Exchange Notes; provided that broker-dealers receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where Existing Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers affecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 120 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify such holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     PSI, FCCM and their affiliates also provide or have provided banking, advisory and other financial services to the Company in the ordinary course of their businesses. On March 2, 1998, Prudential Securities Credit Corp. ("PSCC"), an affiliate of PSI, and First Chicago Capital Corporation ("FCCC"), an affiliate of FCCM, purchased $8.5 million and $1.5 million, respectively, of Bridge Notes from Holdings, the proceeds of which were loaned to the Company and used to help finance the Unisign acquisition. In addition, First Chicago, also an affiliate of FCCM, acted as the agent and a bank under the Company's 1994 credit facility, as well as the Original Credit Facility and the Senior Credit Facility, the proceeds of which were used to help finance acquisitions, including the TSS and Unisign acquisitions. The Company used a portion of the proceeds of the Initial Offering to repay in full the Senior Credit Facility and the intercompany loan, at which time Holdings repaid the Bridge Notes. PSI, PSCC, FCCC, First Chicago and FCCM have received customary compensation in connection with these transactions.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Exchange Notes offered hereby will be passed upon for the Company by St. John & Wayne, L.L.C., Newark, New Jersey. In rendering its opinion on the validity of the Notes, counsel for the Company will express no opinion as to federal or state laws relating to fraudulent transfers.

                                    EXPERTS

     The financial statements of the Company as of and for the year ended December 31, 1997 included in this Prospectus and Registration Statement have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

     The financial statements of the Company as of and for the years ended December 31, 1995 and 1996 included in this Prospectus and Registration Statement have been audited by McGrail Merkel Quinn & Associates, independent auditors, as stated in their report appearing herein and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Unisign Corporation, Inc. -- Outdoor Advertising Division as of and for the years ended December 31, 1996 and 1997 included in this Prospectus and Registration Statement have been audited by McGrail Merkel Quinn & Associates, independent auditors, as stated in their report appearing herein and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Tri-State Systems, Inc. as of and for the period October 1, 1996 through June 11, 1997 and as of and for the years ended September 30, 1995 and 1996 included in this Prospectus and Registration Statement have been audited by Smith & Radigan, independent auditors, as stated in their report appearing herein and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Western Outdoor Advertising Co. -- Outdoor Advertising Division as of and for the years ended October 31, 1996 and 1997 included in this Prospectus and Registration Statement have been audited by Frankel, Zacharia, Arnold, Nissen, Stamp & Reinsch, LLC, independent auditors, as stated in their report appearing herein and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     On March 12, 1998, the Company engaged McGladrey & Pullen, LLP and dismissed McGrail Merkel Quinn & Associates as the independent auditors for the Company. Prior to the engagement of McGladrey & Pullen, LLP, McGrail Merkel Quinn & Associates served as the principal independent auditors for the Company. The Company engaged McGladrey & Pullen, LLP and dismissed McGrail Merkel Quinn & Associates in anticipation of the Initial Offering because of the Company's desire to have a national firm. The change to McGladrey & Pullen, LLP was approved by the Board of Directors of the Company. The reports on the Company's financial statements prepared by McGrail Merkel Quinn & Associates for the years ended December 31, 1995 and December 31, 1996 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits for the years ended December 31, 1995 and December 31, 1996, and for the period from January 1, 1997 through March 12, 1998, there were no disagreements with McGrail Merkel Quinn & Associates on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGrail Merkel Quinn & Associates, would have caused McGrail Merkel Quinn & Associates to make reference to the subject matter of the disagreements in its reports.

                             AVAILABLE INFORMATION

     The Company intends to file reports and other information with the Commission pursuant to the informational requirements of the Exchange Act.

     The Company has filed with the Commission a Registration Statement (which term shall include all amendments thereto) on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company. Such reports, the Registration Statement and the exhibits thereto may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the prescribed fee. Such reports and other information can also be reviewed through the Commission's Web site (http://www.sec.gov).

                         INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS, TRI-STATE OUTDOOR MEDIA GROUP, INC.
  Unaudited balance sheet...................................  F-2
  Unaudited statements of operations........................  F-3
  Unaudited statements of cash flows........................  F-4
  Notes to unaudited financial statements...................  F-5
  Independent Auditors' Reports.............................  F-8
  Balance sheets............................................  F-10
  Statements of operations..................................  F-11
  Statements of accumulated deficit.........................  F-12
  Statements of cash flows..................................  F-13
  Notes to financial statements.............................  F-14

FINANCIAL STATEMENTS, UNISIGN CORPORATION, INC.
  Independent Auditor's Report..............................  F-25
  Balance sheets............................................  F-26
  Statements of income......................................  F-27
  Statements of changes in divisional equity................  F-28
  Statements of cash flows..................................  F-29
  Notes to financial statements.............................  F-30

FINANCIAL STATEMENTS, TRI-STATE SYSTEMS, INC.
  Independent Auditors' Reports.............................  F-35
  Balance sheet.............................................  F-36
  Statement of operations...................................  F-37
  Statement of retained earnings (deficit)..................  F-38
  Statement of cash flows...................................  F-39
  Notes to financial statements.............................  F-40

  Independent Auditors' Reports.............................  F-45
  Balance sheets............................................  F-46
  Statements of operations..................................  F-47
  Statements of retained earnings (deficit).................  F-48
  Statements of cash flows..................................  F-49
  Notes to financial statements.............................  F-50

FINANCIAL STATEMENTS, WESTERN OUTDOOR ADVERTISING CO.
  Independent Auditors' Report..............................  F-55
  Statements of assets and liabilities......................  F-56
  Statements of revenues and expenses and changes in
     corporate investment...................................  F-57
  Statements of cash flows..................................  F-58
  Notes to financial statements.............................  F-59

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

                                 BALANCE SHEET
                                 JUNE 30, 1998
               (IN THOUSANDS, EXCEPT SHARE OR PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                ASSETS
Current Assets
  Cash......................................................  $  9,338
  Restricted cash...........................................    10,484
  Investments...............................................     7,965
  Accounts receivable, net of allowance for doubtful
     accounts of $316.......................................     2,146
  Supplies..................................................       492
  Prepaid production costs..................................       579
  Prepaid site leases.......................................     1,303
  Prepaid commissions, current portion......................       276
  Other current assets......................................       282
                                                              --------
          Total current assets..............................    32,865
                                                              --------
Property and Equipment, net.................................    44,140
                                                              --------
Other Assets
  Intangible assets, net....................................    27,643
  Prepaid commissions, long-term portion....................       312
  Deferred taxes............................................     5,273
  Other.....................................................       107
                                                              --------
                                                                33,335
                                                              --------
                                                              $110,340
                                                              ========
                 LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Accounts payable..........................................  $    342
  Accrued interest..........................................     1,236
  Accrued expenses..........................................       435
  Deferred revenue..........................................       236
  Due to SGH Holdings, Inc. ................................       125
                                                              --------
          Total current liabilities.........................     2,374
Long-Term Debt
  Long-term debt............................................   100,817
                                                              --------
          Total liabilities.................................   103,191
                                                              --------
Commitments and Contingencies
Stockholder's Equity
  Common stock, par value, $10 per share; authorized 10,000
     shares; issued and outstanding, 200 shares.............         2
  Paid-in capital...........................................    16,165
  Accumulated deficit.......................................    (9,018)
                                                              --------
                                                                 7,149
                                                              --------
                                                              $110,340
                                                              ========

                       See Note to Financial Statements.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

                            STATEMENTS OF OPERATIONS
                    SIX MONTHS ENDED JUNE 30, 1997, AND 1998
               (IN THOUSANDS, EXCEPT SHARE OR PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                               1997        1998
                                                              -------    --------
Net revenues................................................  $ 4,415    $  9,413
                                                              -------    --------
Operating expenses:
  Direct operating expenses.................................    1,319       3,179
  General and administrative................................      996       1,466
  Depreciation and amortization.............................    1,224       4,027
                                                              -------    --------
                                                                3,539       8,672
                                                              -------    --------
          Operating income..................................      876         741
                                                              -------    --------
Other income (expense):
  Interest expense..........................................   (1,132)     (4,198)
  Other income (expense)....................................      (51)         92
                                                              -------    --------
          Total other income (expense)......................   (1,183)     (4,106)
                                                              -------    --------
          Loss before income tax benefit and extraordinary
           loss on early extinguishment of debt.............     (307)     (3,365)
Income tax benefit..........................................      129       1,347
                                                              -------    --------
          Loss before extraordinary loss on early
           extinguishment of debt...........................     (178)     (2,018)
          Extraordinary loss on early extinguishment of debt
            (net of income taxes of $1,393).................       --      (2,089)
                                                              -------    --------
            Net Loss........................................  $  (178)   $ (4,107)
                                                              =======    ========

Basic (loss) per common share:
          Loss before extraordinary loss on early
           extinguishment of debt...........................  $  (890)   $(10,090)
          Extraordinary loss on early extinguishment of
           debt.............................................       --     (10,445)
                                                              -------    --------
            Net Loss........................................  $  (890)   $(20,535)
                                                              =======    ========
Weighted common shares outstanding..........................      200         200
                                                              =======    ========

                       See Note to Financial Statements.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

                            STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                1997         1998
                                                              ---------    ---------
OPERATING ACTIVITIES
  Net loss..................................................  $    (178)   $  (4,107)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................      1,224        4,027
     Deferred income tax benefit............................       (129)      (2,740)
     Loss on early extinguishment of debt...................         --        2,089
     Accrued interest added to principal....................        498          834
     Changes in assets and liabilities:
       (Increase) decrease in:
          Accounts receivable...............................       (390)        (901)
          Supplies and prepaid production costs.............       (106)         257
          Prepaid site leases...............................       (581)        (327)
          Prepaid commissions...............................       (152)        (153)
          Other assets......................................       (396)        (713)
     Increase (decrease) in:
       Accounts payable.....................................         94          297
       Accrued interest.....................................        293        1,149
       Accrued expenses.....................................
       Deferred revenue.....................................         15          137
                                                              ---------    ---------
          Net cash provided by (used in) operating
            activities......................................        192         (151)
                                                              ---------    ---------
INVESTING ACTIVITIES
  Purchase of property and equipment........................     (1,123)      (2,303)
  Acquisitions..............................................    (31,348)     (23,093)
  Purchase of securities held for investment................         --       (7,965)
  Purchase of pledged securities............................         --      (10,484)
                                                              ---------    ---------
          Net cash (used in) investing activities...........    (32,471)     (43,845)
                                                              ---------    ---------
FINANCING ACTIVITIES
  Proceeds for issuance of senior subordinated notes........         --      100,000
  Deferred financial costs..................................     (1,637)      (5,650)
  Borrowings under long-term debt agreement.................     35,050       22,889
  Proceeds from revolver borrowings.........................      2,811           --
  Payments on revolver borrowings...........................     (4,546)      (4,950)
  Principal payments on long-term debt......................         --      (59,087)
  Increase in due to SGH Holdings, Inc. ....................        500           --
                                                              ---------    ---------
     Net cash provided by financing activities..............     32,178       53,202
                                                              ---------    ---------
     Net increase (decrease) in cash and cash equivalents...       (101)       9,206
CASH AND CASH EQUIVALENTS
  Beginning.................................................        133          132
                                                              ---------    ---------
  Ending....................................................  $      32    $   9,338
                                                              =========    =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash payments for interest................................  $   1,025    $   3,467
                                                              =========    =========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Conversion of subordinated debentures to preferred
     stock..................................................  $      --    $  16,140
                                                              =========    =========

                       See notes to financial statements.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

                          NOTE TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     The interim financial statements should be read in conjunction with the financial statements and notes thereto of Tri-State Outdoor Media Group, Inc. (the "Company") for the year ended December 31, 1997 as included in the Prospectus. The interim information reflects all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of the results for the interim period. Results for the interim period are not necessarily indicative of results to be expected for the full year.

NOTE 2.  ACQUISITIONS

     Effective March 2, 1998, the Company acquired substantially all the outdoor advertising assets of Unisign Corporation, Inc. ("Unisign") for a total acquisition cost of approximately $22.0 million, including the assumption of certain capital leases aggregating approximately $727,000. Cash consideration paid was $21.1 million. As a result of this acquisition, the Company acquired display faces in Kentucky, West Virginia and Ohio. This acquisition was a new market acquisition.

     The Company entered into a purchase commitment with Unisign on March 2, 1998 for the construction of outdoor advertising structures for $1,250,000. At that time, the Company also provided a standby letter of credit agreement in the amount of $1,250,000 with Unisign expiring April 6, 2000. The Company does not believe it is practical to estimate the fair value of the letter of credit and does not believe exposure to loss is likely.

     The Company purchased on July 14, 1998 certain assets of an outdoor advertising company with approximately 244 advertising displays located in Georgia. The purchase price was $3.0 million.

     On July 23, 1998, the Company purchased certain assets of an outdoor advertising company with approximately 50 advertising displays located in Georgia. The purchase price was $1.2 million.

     On September 18, 1998, the Company purchased certain assets of an outdoor advertising company for a total acquisition cost of approximately $26.8 million. As a result of this acquisition, the Company acquired display faces in 19 states. The Company entered into a new credit facility and borrowed $16 million to finance this acquisition.

     The Company has entered into various other purchase agreements since year end aggregating $1.1 million.

     The assets acquired and liabilities assumed subsequent to year end and related acquisition costs incurred in conjunction with this acquisition were as follows (in thousands):

                                                      UNISIGN    WESTERN    OTHERS      TOTAL
                                                      -------    -------    -------    -------
Current assets......................................  $   220    $   360    $    38    $   618
Property and equipment and other long term assets...    9,105     11,657      2,639     23,401
Goodwill............................................   10,185     12,194      2,210     24,589
Other intangible assets.............................    2,490      2,539        399      5,428
Assumed liabilities.................................     (727)      (163)        (9)      (899)
Acquisition costs...................................     (200)      (189)      (177)      (566)
                                                      -------    -------    -------    -------
                                                      $21,073    $26,398    $ 5,100    $52,571
                                                      =======    =======    =======    =======

NOTE 3.  FINANCINGS

     On May 20, 1998, the Company issued $100 million aggregate principal amount of 11% Senior Notes (the "Senior Notes") pursuant to an indenture (the "Indenture") between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The Senior Notes mature on March 15, 2008 and are senior unsecured obligations of the Company ranking pari passu with all present and future indebtedness of the Company that by its terms is not subordinated to the obligations represented by the Senior Notes. The Company incurred approximately $4.7 million of costs associated with the issuance of the Senior Notes.

     The Senior Notes bear interest at 11% per annum. Interest is payable semi-annually on each May 15 and November 15 to holders of records on the close of business on the immediately preceding May 1 and November 1. The Company was required to purchase approximately $10.4 million of U.S. government securities and pledge them as security for the first two interest payments on the Senior Notes.

     Obligations under the Senior Notes are not secured.

     The Senior Notes may be redeemed at the option of the Company, in whole or in part, at any time and from time to time on or after May 15, 2003 at the redemption prices declining ratably from 105.5% of the principal amount on May 15, 2003 to 100.0% on and after May 15, 2006, plus in each case accrued and unpaid interest to the applicable redemption date.

     The Indenture restricts the Company and its subsidiaries from, among other things (i) incurring indebtedness; (ii) incurring liens or guaranteeing obligations; (iii) entering into mergers or consolidations or liquidating or dissolving; (iv) selling or otherwise disposing of property, business or assets;
(v) with certain exceptions, making loans or investments; (vi) making optional payments or prepayments of indebtedness; (vii) limiting the ability of the Company to create liens upon its property, assets or revenues.

     Upon a change of control of the Company, each holder of Senior Notes may require the Company to repurchase all or a portion of such holder's Senior Notes at a purchase price equal to 10% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

     The Company has used a portion of the net proceeds from the Senior Notes to repay all outstanding borrowings under the Senior Credit Facility, which was thereupon terminated.

     As a result of the early extinguishment of the Senior Credit Facility, the Company was required to record an extraordinary loss of $3.5 million ($2.1 million net of income tax effect) including the estimated fair value of the interest rate swap agreements because they no longer met the criteria to be accounted for as a hedge. The Company recorded a liability of $400,000 in May 1998 related to this. In September 1998, the Company settled the interest rate swap agreements for $600,000.

     In May 1998, Holdings converted the subordinated debt to paid-in capital of the Company.

     In conjunction with the Unisign acquisition, the Company borrowed $10 million from Holdings. This borrowing was subordinate to the Company's senior debt and bore interest at LIBOR plus 4.75%, 10.4% at March 2, 1998. The borrowings were due on demand and were repaid with the proceeds from the Senior Notes.

     The Company entered in a credit agreement with The First National Bank of Chicago on the close of business on September 18, 1998 which was used to finance the acquisition of Western Outdoor. The Credit Facility consists of a Facility A Promissory Note for $14,000,000, Facility B standby Letter of Credit for $1,250,000 in connection with the Unisign acquisition, and a Facility C Revolving Loan for $4,000,000 for working capital and general corporate purposes. The Promissory Note matures and the Letter of Credit and Revolver terminates on September 30, 2000.

     The Credit Facility enables the Company to borrow funds at a rate equal to the alternate base rate, as defined by the Credit Facility, calculated on the number of days elapsed on the basis of a 360-day year. The Company also has the option of paying interest on loan advances at the Eurodollar Rate, as defined. On September 18, 1998, the effective interest rate was 11% for the A Facility and C Facility.

     The Credit Facility contains certain affirmative covenants that must be complied with on a continuing basis. In addition, the Credit Facility contains certain restrictive covenants which, among other things, restrict the Company from incurring additional debt and liens on assets, limits the amount of capital expenditures during any fiscal year, and prohibits the consolidation, merger or sale of assets, or issuance of common stock except as permitted by the Credit Facility. The Credit Facility also requires the Company to maintain certain financial ratios.

     The Company was required to pay a commitment fee of $385,000 and an additional $288,750 is required if Facility A has not been repaid in full and Facility B has not been fully cash collateralized or repaid in full by March 31, 1999. In addition, Holdings will be required to issue warrants in March 1999 to purchase 5% of its common stock which will be exercisable if any loans under Facility A, B and C are not repaid in full by September 30, 1999 and the letter of credit evidenced by Facility B is not fully cash collateralized or terminated by September 30, 1999.

     The borrowings under the Credit Facility are collateralized by substantially all of the Company's assets, including all leases, permits and other intangible assets, and other collateral, as well as by a pledge from Holdings of its stock in the Company. In addition, the Company must maintain keyman life insurance on the president of the Company in the aggregate amount of $2,500,000. The insurance policies are assigned to The First National Bank of Chicago.

     The Company has the right to prepay the borrowings in whole or in part, without premium or penalty, as stipulated in the Credit Facility.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Tri-State Outdoor Media Group, Inc.
Tifton, Georgia

     We have audited the accompanying balance sheet of Tri-State Outdoor Media Group, Inc. as of December 31, 1997, and the related statements of operations, accumulated deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tri-State Outdoor Media Group, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          MCGLADREY & PULLEN, LLP

West Palm Beach, FL
March 27, 1998, except for
Notes 4, 5 and 11 as to
which the date is September 20, 1998

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of
Tri-State Outdoor Media Group, Inc.
Joplin, Missouri

     We have audited the accompanying balance sheet of Tri-State Outdoor Media Group, Inc. as of December 31, 1996 and the related statements of operations, accumulated deficit and cash flows for each of the years in the two year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tri-State Outdoor Media Group, Inc. as of December 31, 1996, and the results of its operations and cash flows for each of the years in the two year period ended December 31, 1996, in conformity with generally accepted accounting principles.

MCGRAIL, MERKEL, QUINN & ASSOCIATES

Scranton, PA
March 13, 1997

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997
                                 (IN THOUSANDS,
                       EXCEPT SHARE OR PER SHARE AMOUNTS)

                                                               1996       1997
                                                              -------    -------
ASSETS
Current Assets (Note 5)
  Cash......................................................  $   133    $   132
  Accounts receivable, net of allowance for doubtful
     accounts 1996 $71; 1997 $186...........................      815      1,429
  Supplies..................................................      258        316
  Prepaid production costs..................................       --        432
  Prepaid site leases.......................................      444      1,012
  Prepaid commissions, current portion......................      146        193
  Other current assets......................................       80        211
                                                              -------    -------
          Total current assets..............................    1,876      3,725
                                                              -------    -------
Property and Equipment, net (Note 2)........................   11,326     33,083
                                                              -------    -------
Other Assets
  Intangible assets, net (Note 3)...........................    2,553     14,421
  Prepaid commissions, long-term portion....................      197        242
  Deferred taxes (Note 8)...................................    1,109      2,533
  Other.....................................................       67        102
                                                              -------    -------
                                                                3,926     17,298
                                                              -------    -------
                                                              $17,128    $54,106
                                                              =======    =======
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)
Current Liabilities
  Current portion of long-term debt (Note 5)................  $ 1,554    $    --
  Accounts payable..........................................      320        246
  Accrued interest..........................................      119        504
  Accrued expenses..........................................       27         18
  Deferred revenue..........................................       51         99
  Due to SGH Holdings, Inc..................................       --        125
                                                              -------    -------
          Total current liabilities.........................    2,071        992
Long-Term Debt (Note 5)
  Long-term debt, net of current portion....................   17,920     57,998
                                                              -------    -------
          Total liabilities.................................   19,991     58,990
                                                              -------    -------
Commitments and Contingencies (Note 9)
Stockholder's Equity (Deficiency)
  Common stock, par value, $10 per share; authorized 10,000
     shares; issued and outstanding 1997 and 1996; 200
     shares.................................................        2          2
  Paid-in capital...........................................       25         25
  Accumulated deficit.......................................   (2,890)    (4,911)
                                                              -------    -------
                                                               (2,863)    (4,884)
                                                              -------    -------
                                                              $17,128    $54,106
                                                              =======    =======

                       See Notes to Financial Statements.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

                            STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
               (IN THOUSANDS, EXCEPT SHARE OR PER SHARE AMOUNTS)

                                                               1995       1996        1997
                                                              -------    -------    --------
Net revenues................................................  $ 7,892    $ 8,021    $ 11,831
                                                              -------    -------    --------
Operating expenses:
  Direct operating expenses.................................    2,315      2,427       3,817
  General and administrative................................    1,934      2,345       2,417
  Depreciation and amortization.............................    2,713      2,648       4,699
                                                              -------    -------    --------
                                                                6,962      7,420      10,933
                                                              -------    -------    --------
          Operating income..................................      930        601         898
                                                              -------    -------    --------
Other income (expense):
  Gain (loss) on sale of assets.............................    1,334        443        (143)
  Interest expense..........................................   (2,094)    (1,941)     (4,200)
  Other income (expense)....................................     (153)         2          --
                                                              -------    -------    --------
          Total other income (expense)......................     (913)    (1,496)     (4,343)
                                                              -------    -------    --------
          Income (loss) before income tax benefit...........       17       (895)     (3,445)
Income tax benefit (Note 8).................................        8        324       1,424
                                                              -------    -------    --------
          Net income (loss).................................  $    25    $  (571)   $ (2,021)
                                                              =======    =======    ========
Basic earnings (loss) per common share......................  $   125    $(2,855)   $(10,105)
                                                              =======    =======    ========
Weighted common shares outstanding..........................      200        200         200
                                                              =======    =======    ========

                       See Notes to Financial Statements.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

                       STATEMENTS OF ACCUMULATED DEFICIT
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

Deficit, January 1, 1995....................................  $(2,344)
  Net income................................................       25
                                                              -------
Deficit, December 31, 1995..................................   (2,319)
  Net loss..................................................     (571)
                                                              -------
Deficit, December 31, 1996..................................   (2,890)
  Net loss..................................................   (2,021)
                                                              -------
Deficit, December 31, 1997..................................  $(4,911)
                                                              =======

                       See Notes to Financial Statements.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)

                                                               1995       1996       1997
                                                              -------    -------    -------
OPERATING ACTIVITIES
  Net income (loss).........................................  $    25    $  (571)   $(2,021)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................    2,713      2,648      4,699
     Deferred income tax benefit............................       (8)      (324)    (1,424)
     (Gain) loss on sale of assets..........................   (1,334)      (443)       143
     Accrued interest added to principal....................      588        549      1,265
     Changes in assets and liabilities:
     (Increase) decrease in:
       Accounts receivable..................................     (215)        67       (461)
       Supplies and prepaid production costs................     (149)        25         29
       Prepaid site leases..................................     (112)       (16)      (568)
       Prepaid commissions..................................      (73)       (97)       (20)
       Other assets.........................................       37         (1)       219
     Increase (decrease) in:
       Accounts payable.....................................      (68)       (84)      (154)
       Accrued expenses.....................................     (133)      (293)       366
       Deferred revenue.....................................      (28)        18       (263)
       Deposit..............................................        2         (2)        --
                                                              -------    -------    -------
          Net cash provided by operating activities.........    1,245      1,476      1,810
                                                              -------    -------    -------
INVESTING ACTIVITIES
  Purchase of property and equipment........................   (1,083)    (1,655)    (2,334)
  Acquisitions (Note 4).....................................   (3,003)      (286)   (34,835)
  Proceeds from sale of assets..............................    2,000      3,100         --
  Other acquisition costs...................................     (202)       (75)      (101)
  Other.....................................................      (55)        81        (35)
                                                              -------    -------    -------
          Net cash provided by (used in) investing
            activities......................................   (2,343)     1,165    (37,305)
                                                              -------    -------    -------
FINANCING ACTIVITIES
  Loan proceeds.............................................    2,500        200     35,925
  Proceeds from revolver borrowings.........................    2,622      3,766      8,395
  Payments on revolver borrowings...........................     (908)    (2,493)    (6,433)
  Principal payments on debt................................   (3,014)    (4,055)      (881)
  Increase in due to SGH Holdings, Inc......................       17         --        125
  Debt issuance costs.......................................      (85)        --     (1,637)
                                                              -------    -------    -------
          Net cash provided by (used in) financing
            activities......................................    1,132     (2,582)    35,494
                                                              -------    -------    -------
          Net increase (decrease) in cash...................       34         59         (1)
CASH:
  Beginning.................................................       40         74        133
                                                              -------    -------    -------
  Ending....................................................  $    74    $   133    $   132
                                                              =======    =======    =======
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash payments for interest................................  $ 1,464    $ 1,663    $ 3,815
                                                              =======    =======    =======

                       See Notes to Financial Statements.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: The Company is an outdoor advertising company, operating advertising displays in the eastern and central regions of the United States. Most of the Company's advertising displays are located along interstate highways and primary and secondary roads outside of urban areas. The Company offers a full line of outdoor advertising services to its customers, including creative design, production, installation and maintenance of the displays. The Company primarily provides services to advertisers who wish to alert motorists to the advertiser's place of business and to provide directions to that business.

     The Company is a 100%-owned subsidiary of SGH Holdings, Inc. ("Holdings").

Significant accounting policies:

     Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and concentration of credit risk: The Company maintains cash with various financial institutions in accounts which, at times, may be in excess of the FDIC insurance limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

     Supplies and prepaid production costs: Supplies and prepaid production costs consist primarily of material used in the production of signs, artwork and other production costs. The cost of producing display faces for contracts for 18 months or less are recorded as prepaid production costs and are charged to production expense over the term of the related contracts on a straight line basis.

     Prepaid expenses: The Company prepays certain costs for land leases and sales commissions at the inception of the advertising contracts. These costs are deferred and amortized on a straight-line basis over the period that coincides with the recognition of income. The portion of these costs associated with advertising revenue to be earned beyond one year of the balance sheet date has been classified as long-term assets.

     Property and equipment: Property and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the respective assets. The estimated useful lives of assets are as follows:

                                                       YEARS
                                                       -----
Building and improvements............................  15-30
Advertising structures...............................     20
Advertising display faces............................      3
Vehicles and equipment...............................      5

     Depreciation expense for the years ended December 31, 1995, 1996 and 1997, amounted to $1,410,000 $1,574,000 and $2,343,000, respectively.

     Intangible assets and deferred costs: Intangible assets result from several acquisitions and include noncompete agreements, goodwill and future contract revenues. Intangible assets are being amortized on a straight-line basis over the following lives:

                                                        YEARS
                                                        -----
Goodwill..............................................    15
Value of purchased contracts..........................   1-3
Noncompete agreements.................................     5

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

     Costs incurred by the Company in securing financing agreements have been deferred and are being amortized over the term of the agreements using the effective interest method.

     Amortization expense for the years ended December 31, 1995, 1996 and 1997, amounted to $1,304,000, $1,074,000 and $2,356,000 respectively.

     Financial instruments: The Company utilizes derivative financial instruments to change the fixed/ variable interest rate mix of the debt portfolio to reduce the Company's aggregate risk to movements in interest rates. The derivative instruments consist of interest rate swap agreements with banks. Gains and losses relating to qualified hedges are deferred and included in the measurement of the related transaction, when the hedged transaction occurs. The Company's policy is not to hold or issue derivative financial instruments for trading purposes.

     Net revenues: Revenues from outdoor advertising contracts are recognized on a straight-line basis over the term of the contract and are net of agency commissions. Bulletin contracts are primarily 36-month terms whereas poster contracts are primarily 12 months or less.

     Impairment of long-lived assets: The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or the remaining balance of long-lived assets may not be recoverable. In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

     Loss per common share: Loss per common share amounts are computed using the weighted average number of common shares outstanding.

     Income taxes: Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     The Company files a consolidated income tax return with Holdings. The consolidated group uses the separate return method for allocating the consolidated amount of current and deferred tax expense (benefit) to members of the group.

NOTE 2.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31, 1996 and 1997 (in thousands):

                                                               1996       1997
                                                              -------    -------
Land........................................................  $    98    $   173
Buildings and improvements..................................      317        648
Structures and faces........................................   16,420     39,887
Vehicles and equipment......................................      891      1,109
                                                              -------    -------
                                                               17,726     41,817
Less accumulated depreciation...............................    6,400      8,734
                                                              -------    -------
                                                              $11,326    $33,083
                                                              =======    =======

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

NOTE 3.  INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31, 1996 and 1997 (in thousands):

                                                               1996      1997
                                                              ------    -------
Goodwill....................................................  $1,729    $11,732
Debt issuance costs.........................................     698      2,335
Value of purchased contracts................................   2,276      4,838
Noncompete agreements.......................................     364        414
                                                              ------    -------
                                                               5,067     19,319
Less accumulated amortization...............................   2,514      4,898
                                                              ------    -------
                                                              $2,553    $14,421
                                                              ======    =======

NOTE 4.  ACQUISITIONS

1997:

     The Tri-State Systems Acquisition: In June 1997, the Company acquired substantially all the assets of Tri-State Systems, Inc. ("TSS") for a total acquisition cost of $32.0 million. As a result of the acquisition of TSS, the Company acquired display faces in Georgia, Alabama, Florida, Kentucky, Mississippi, South Carolina and Tennessee. Through this acquisition, the Company also acquired the bench advertising business of TSS, which involves the sale of advertising copy on benches located at bus stops and other locations. The bench advertising business of the Company is operated primarily in Georgia and Alabama, as well as Florida, Kentucky, Mississippi, South Carolina and Tennessee. Subsequent to the acquisition of TSS by the Company, the Company's Chief Financial Officer received $161,000 for his ownership interest in TSS.

     Sunbelt Outdoor Systems, Inc.: In September 1997, the Company acquired substantially all of the assets of Sunbelt Outdoor Systems, Inc. for a total acquisition cost of approximately $2.8 million.

     Others: The Company acquired assets from Supreme Outdoor, Inc. and Mid-American Advertising Company for a total acquisition cost of $333,000 and $400,000, respectively, during 1997.

     The assets acquired and liabilities assumed during 1997 in conjunction with the above acquisitions were as follows (in thousands):

                                                   TSS      SUNBELT    OTHERS     TOTAL
                                                 -------    -------    ------    -------
Current assets.................................  $ 1,060    $   21      $ 13     $ 1,094
Property and equipment.........................   19,562     1,734       613      21,909
Goodwill.......................................    8,997       922        84      10,003
Other intangible assets........................    2,345       104        33       2,482
Assumed liabilities............................     (616)      (27)      (10)       (653)
                                                 -------    ------      ----     -------
                                                 $31,348    $2,754      $733     $34,835
                                                 =======    ======      ====     =======

     The acquisitions were financed by borrowings under the Company's bank credit facilities.

Prior years:

     During 1996, the Company acquired certain assets of three small outdoor companies for the aggregate purchase price of $286,000.

     On November 30, 1995, the Company acquired substantially all of the assets of a division of an outdoor advertising company located in and around Watertown, New York for $2,664,000. Such operations were not material to the financial statements during 1995.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

     During 1995, the Company also acquired two small outdoor companies for the aggregate purchase price of $340,000. Such operations were not material to the financial statements during 1995.

     All of the foregoing acquisitions were accounted for as purchases, and the operations are included in the accompanying financial statements subsequent to the acquisitions.

     Unaudited pro forma results of operations for the years ended December 31, 1996 and 1997 as though these businesses had been acquired as of January 1, 1996, follows (in thousands, except per share amounts):

                                                            1996       1997
                                                           -------    -------
Revenue..................................................  $14,783    $15,072
Net loss.................................................   (3,242)    (3,211)
Loss per common share....................................  (16,210)   (16,055)

Subsequent to December 31, 1997:

     The Unisign Acquisition: Effective March 2, 1998, the Company acquired substantially all the outdoor advertising assets of Unisign Corporation, Inc. ("Unisign") for a total acquisition cost of approximately $22.0 million, including the assumption of certain capital leases aggregating approximately $727,000. Cash consideration paid was $21.1 million. As a result of this acquisition, the Company acquired display faces in Kentucky, West Virginia and Ohio. This acquisition was a new market acquisition.

     The Company entered into a purchase commitment with Unisign on March 2, 1998 for the construction of outdoor advertising structures for $1,250,000. At that time, the Company also provided a standby letter of credit agreement in the amount of $1,250,000 with Unisign expiring April 6, 2000. The Company does not believe it is practical to estimate the fair value of the letter of credit and does not believe exposure to loss is likely.

     The Company purchased on July 14, 1998 certain assets of an outdoor advertising company with approximately 244 advertising displays located in Georgia. The purchase price was $3.0 million.

     On July 23, 1998, the Company purchased certain assets of an outdoor advertising company with approximately 50 advertising displays located in Georgia. The purchase price was $1.2 million.

     On September 18, 1998, the Company purchased certain assets of an outdoor advertising company for a total acquisition cost of approximately $26.8 million. As a result of this acquisition, the Company acquired display faces in 19 states. The Company entered into a Credit Facility and borrowed $16 million to finance this acquisition.

     The Company has entered into various other purchase agreements since year end aggregating $1.1 million.

     The assets acquired and liabilities assumed subsequent to year end and related acquisition costs incurred in conjunction with this acquisition were as follows (in thousands):

                                                      UNISIGN    WESTERN    OTHERS      TOTAL
                                                      -------    -------    -------    -------
Current assets......................................  $   220    $   360    $    38    $   618
Property and equipment and other long term assets...    9,105     11,657      2,639     23,401
Goodwill............................................   10,185     12,194      2,210     24,589
Other intangible assets.............................    2,490      2,539        399      5,428
Assumed liabilities.................................     (727)      (163)        (9)      (899)
Acquisition costs...................................     (200)      (189)      (177)      (566)
                                                      -------    -------    -------    -------
                                                      $21,073    $26,398    $ 5,100    $52,521
                                                      =======    =======    =======    =======

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

NOTE 5.  LONG-TERM DEBT

     Long-term debt at December 31, 1996 and 1997 consists of the following (in thousands):

                                                               1996       1997
                                                              -------    -------
Senior Debt:
The First National Bank of Chicago
Senior term loan (Facility A) payable in 25 unequal
  quarterly principal installments maturing June 30, 2004;
  interest payable quarterly as defined by the agreement
  (A).......................................................  $11,450    $30,000
Senior term loan (Facility B) payable in 26 unequal
  quarterly principal installments maturing December 31,
  2004; interest payable quarterly as defined by the
  agreement (A).............................................       --      7,500
Revolving note (Facility C) provides for borrowing up to
  $7,500,000 until the facility termination date of June 30,
  2004. Interest is payable quarterly on the outstanding
  balance. Aggregate revolving note will be reduced in
  unequal quarterly principal installments commencing June
  30, 2000 (A)..............................................    2,987      4,950
Subordinated Debt:
Promissory note payable to Holdings dated June 12, 1997.
  Interest accrues at a rate of 15% per annum through June
  12, 2000 and 14% per annum thereafter compounded quarterly
  (including capitalized accrued interest of $765,000 at
  December 31, 1997). Principal and accrued interest is due
  and payable on January 31, 2005...........................       --      9,765
Promissory note payable to Holdings dated October 3, 1994.
  Interest accrues at a rate of 12% per annum (including
  capitalized accrued interest of $1,137,000 and $1,637,000
  at December 31, 1996 and 1997, respectively). The
  principal and accrued interest is due and payable on
  October 4, 2003 (1).......................................    5,037      5,537
Other long-term debt (secured)..............................       --        246
                                                              -------    -------
                                                               19,474     57,998
Less current portion of long-term debt......................    1,554         --
                                                              -------    -------
Long-term debt, less current portion........................  $17,920    $57,998
                                                              =======    =======

---------------
(A) Senior Debt Facilities were amended as of February 27, 1998; see below for amended terms and maturities.

Senior Debt:

     To finance certain business acquisitions, the Company entered into a second amendment to the original credit agreement (the "Senior Credit Facility") with The First National Bank of Chicago originally dated October 3, 1994 and a syndicate consisting of various other financial institutions (collectively called the "Bank") on the close of business on February 27, 1998. The Senior Credit Facility consists of a Term Loan A Facility for $37,500,000, Term Loan B Facility for $12,500,000 (the "Term Loans"), and a Revolving Loan Commitment (the "Revolver") of $12,500,000 (collectively the "Borrowings"). The Term Loans mature on September 30, 2005 and March 31, 2006, respectively, and the Revolver's termination date is September 30, 2005.

     The borrowings under the Senior Credit Facility are collateralized by substantially all of the Company's assets, including all leases, permits and other intangible assets, and other collateral, as well as by a pledge from Holdings of its stock in the Company. In addition, the Company must maintain keyman life insurance on the

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

president of the Company in the aggregate amount of $2,500,000. The insurance policies are assigned to The First National Bank of Chicago.

     The Senior Credit Facility enables the Company to borrow funds at a rate equal to the alternate base rate, as defined by the Senior Credit Facility, calculated on the number of days elapsed on the basis of a 360-day year. The Company also has the option of paying interest on loan advances at the Eurodollar Rate, as defined. The Senior Credit Facility also enables the Company to realize a lower interest rate if its leverage ratio meets certain levels as stipulated in the Senior Credit Facility. At December 31, 1997, the effective interest rate was 8.813% and 10.500% for the A Facility and B Facility, respectively. At December 31, 1996, the effective interest rate was 9.125% for the aggregate facility loan. Accrued interest is payable in quarterly installments on March 31, June 30, September 30 and December 31. The Senior Credit Facility also requires payment of a commitment fee of either (a) if the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter is equal to or greater than 3.5 to 1, .50% per annum, or (b) if the Total Leverage Ratio as of the last day of such fiscal quarter is less than 3.0 to 1, .375% per annum. In either case, the fee is computed on the average daily unborrowed portion of the Aggregate Total Commitment from the Effective Date to and including the Facility C Termination Date, payable in arrears on each payment date hereafter and on the Facility C termination date. Related to this, the Company incurred $1,000 and $14,000 in 1996 and 1997, respectively, in commitment fee expense.

     Available borrowings under the Revolver are permanently reduced on the last day of each fiscal quarter beginning December 31, 2001 by $625,000, thereby reducing the availability to zero on September 30, 2005.

     The Senior Credit Facility contains certain affirmative covenants that must be complied with on a continuing basis. In addition, the Senior Credit Facility contains certain restrictive covenants which, among other things, restrict the Company from incurring additional debt and liens on assets, limits the amount of capital expenditures during any fiscal year, and prohibits the consolidation, merger or sale of assets, or issuance of common stock except as permitted by the Senior Credit Facility. The Senior Credit Facility also requires the Company to maintain certain financial ratios. In addition, the agreement requires the Company to enter into a rate hedging obligation (see Interest Rate Swaps, below).

     The Company has the right to prepay the borrowings in whole or in part, without premium or penalty, as stipulated in the Senior Credit Facility.

Subordinated Debt:

     (1) Interest accrues at a rate of 12% per annum and is payable quarterly commencing December 31, 1994. However, all quarterly interest due on or prior to September 30, 1996 was deferred. For all quarterly payment dates subsequent to September 30, 1996, the Company is permitted to defer the payment of interest. If deferred, interest accrues at a rate of 15% per annum.

     Interest deferred pursuant to the subordinated debt agreement amounted to $549,000 during 1996 and $1,265,000 during 1997.

     In May 1998, Holdings converted the subordinated debt to paid in capital of the Company.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

     Maturities of long-term debt based on the Senior Credit Facility dated February 27, 1998, as of December 31, 1997 are as follows (in thousands):

YEAR                                                 AMOUNT
----                                                 -------
1998...............................................  $    --
1999...............................................    1,896
2000...............................................    4,300
2001...............................................    7,800
2002...............................................    8,300
Thereafter.........................................   35,702
                                                     -------
                                                     $57,998
                                                     =======

     Subsequent to year end, in conjunction with the Unisign acquisition, the Company borrowed $10 million from Holdings. This borrowing is subordinate to the Company's senior debt and bears interest at LIBOR plus 4.75%, 10.4% at March 2, 1998. The note is due on demand. (See Note 11).

     The Company entered in a credit agreement with The First National Bank of Chicago on the close of business on September 18, 1998 which was used to finance the acquisition of Western Outdoor. The Credit Facility consists of a Facility A Promissory Note for $14,000,000, Facility B standby Letter of Credit for $1,250,000 in connection with the Unisign acquisition, and a Facility C Revolving Loan for $4,000,000 for working capital and general corporate purposes. The Promissory Note matures and the Letter of Credit and Revolver terminates on September 30, 2000.

     The Credit Facility enables the Company to borrow funds at a rate equal to the alternate base rate, as defined by the Credit Facility, calculated on the number of days elapsed on the basis of a 360-day year. The Company also has the option of paying interest on loan advances at the Eurodollar Rate, as defined. On September 18, 1998, the effective interest rate was 11% for the A Facility and C Facility.

     The Credit Facility contains certain affirmative covenants that must be complied with on a continuing basis. In addition, the Credit Facility contains certain restrictive covenants which, among other things, restrict the Company from incurring additional debt and liens on assets, limits the amount of capital expenditures during any fiscal year, and prohibits the consolidation, merger or sale of assets, or issuance of common stock except as permitted by the Credit Facility. The Credit Facility also requires the Company to maintain certain financial ratios.

     The Company was required to pay a commitment fee of $385,000 and an additional $288,750 is required if Facility A has not been repaid in full and Facility B has not been fully cash collateralized or repaid in full by March 31, 1999. In addition, Holdings will be required to issue warrants in March 1999 to purchase 5% of its common stock which will be exercisable if any loans under Facility A, B and C are not repaid in full by September 30, 1999 and the letter of credit evidenced by Facility B is not fully cash collateralized or terminated by September 30, 1999.

     The borrowings under the Credit Facility are collateralized by substantially all of the Company's assets, including all leases, permits and other intangible assets, and other collateral, as well as by a pledge from Holdings of its stock in the Company. In addition, the Company must maintain keyman life insurance on the president of the Company in the aggregate amount of $2,500,000. The insurance policies are assigned to The First National Bank of Chicago.

     The Company has the right to prepay the borrowings in whole or in part, without premium or penalty, as stipulated in the Credit Facility.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

Interest Swaps Agreements:

     The Company uses interest rate swap agreements to change the fixed/variable interest rate mix of the debt portfolio to reduce the Company's aggregate risk to movements in interest rates. Amounts paid or received under interest rate swap agreements are accrued as interest rates change and are recognized over the life of the swap agreements as an adjustment to interest expense. The related amounts payable to, or receivable from, the counterparties are included in accrued interest expense. The fair value of the swap agreements noted below were not recognized in the financial statements since they are accounted for as a hedge. The criteria required to be met for hedge accounting is that, first, the item to be hedged exposes the Company to interest rate risk and, second, the interest rate swap reduces that exposure and is designated as a hedge as follows:

     The first interest rate swap has a notional amount of $15,000,000, matures May 17, 1999 (with an additional one year option at the Bank's discretion) and has a fixed rate of 9.13%. During 1997, the Company incurred $56,000 related to this agreement and increased interest expense accordingly.

     The second interest rate swap has a notional amount of $15,000,000, matures May 16, 2000 and has a fixed rate of 9.13%. During 1997, the Company incurred of $56,000 related to this agreement and increased interest expense accordingly.

     Prior to June 1997, the Company had an interest rate swap with a notional amount of $12,000,000, a term of two years commencing November 20, 1995 and a fixed rate of 8.995%. Also, the swaps had an interest rate collar with a notional amount of $10,000,000, a term of one year commencing November 20, 1997 and would have provided a cap of 10.625% and a floor of 8.975%.

NOTE 6.  SALE OF ASSETS

     On January 25, 1996, the Company sold substantially all of its operating assets in and around Watertown, New York for $3,100,000. Assets sold, in addition to the outdoor advertising structures, included the site leases, sales and advertising contracts and permits.

     On June 30, 1995, the Company sold billboards located in and around Erie, Pennsylvania for $2,000,000. Assets sold, in addition to the billboards, included the site leases, sales contracts and permits.

NOTE 7.  RELATED PARTY TRANSACTIONS

     The Company leased its corporate headquarters in Joplin, Missouri from the President, Chief Financial Officer and a Vice President of the Company, who jointly owned the building. The Company moved its headquarters to Tifton, Georgia in 1997 and no longer leases the building in Missouri. The Company also leases other assets from the President and Chief Financial Officer. The rent expense paid to related parties for the years ended December 31, 1995, 1996 and 1997 in the aggregate totaled approximately $80,000, $80,000 and $60,000 respectively. See also Note 5 for a description of subordinated promissory notes payable to Holdings.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

NOTE 8.  INCOME TAXES

     The income tax benefit consists of the following for the years ended December 31, 1995, 1996 and 1997 (in thousands):

                                                              1995      1996       1997
                                                              ----      ----      ------
Currently payable:
  Federal...................................................   $--      $ --      $   --
  State.....................................................   --         --          --
Deferred benefit:
  Federal...................................................    6        269       1,218
  State.....................................................    2         55         206
                                                               --       ----      ------
                                                               $8       $324      $1,424
                                                               ==       ====      ======

     A reconciliation of income tax benefit at statutory rates to the income tax benefit reported in the statements of operations is as follows (in thousands):

                                                              1995      1996       1997
                                                              ----      ----      ------
Tax benefit at statutory rate...............................  $ 6       $304      $1,171
State tax benefit, net of federal taxes.....................    2         55         206
Nondeductible expenses......................................    2        (21)         11
Other.......................................................   (2)       (14)         36
                                                              ---       ----      ------
Income tax benefit..........................................  $ 8       $324      $1,424
                                                              ===       ====      ======

     At December 31, 1997, the Company has net operating loss carryforwards of approximately $6,010,000 for federal and state income tax purposes, which expire in varying amounts during the year ending 2009 through 2017.

     Although realization is not assured, the Company believes, based on its expectations for the future, that the taxable income of the Company will more likely than not be sufficient to utilize all of the $6,010,000 net operating loss carryforwards prior to their ultimate expiration in the year 2017. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     Temporary differences between the financial statement carrying amounts and tax bases of assets that give rise to significant portions of the deferred tax assets relate to the following as of December 31, 1996 and 1997 (in thousands):

                                                               1996        1997
                                                              ------      ------
Deferred tax assets:
  Net operating loss carryforwards..........................  $  374      $2,344
  Amortization..............................................       9          15
  Allowance for uncollectible accounts......................      28          73
  Property and equipment....................................     698         101
                                                              ------      ------
                                                              $1,109      $2,533
                                                              ======      ======

NOTE 9.  COMMITMENTS

     Operating leases: Noncancelable operating leases for display sites expire in various years through 2009. These leases generally contain renewal options for a period of years equal to the initial term of the leases. Thereafter, the leases generally are renewable on a year to year basis unless terminated by either party at least 30 days prior to the anniversary date.

     Rental expenses for all site leases were $859,000, $1,008,000 and $1,632,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

     Future minimum rentals for site leases at December 31, 1997 are as follows (in thousands):

YEAR                                                  AMOUNTS
----                                                  -------
1998................................................  $  933
1999................................................     788
2000................................................     669
2001................................................     538
2002................................................     357
Thereafter..........................................   1,952
                                                      ------
Total minimum lease payments required...............  $5,237
                                                      ======

     In addition, the Company acquired approximately $3,900,000 in future lease commitments in the acquisitions subsequent to year end (Note 4).

     Zoning regulations: In some of the localities in which the Company operates, outdoor advertising is subject to restrictive zoning regulations. Although the Company believes the existence of those regulations continue to be a factor in the operation of the Company's business, such regulations have not had a significant effect on the results of operations.

NOTE 10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     The carrying amounts approximate fair values as of December 31, 1996 and 1997 for cash, accounts receivable and accounts payable because of the short-term maturities of those instruments.

     The fair value of the interest rate instruments are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties. At December 31, 1997, the Company estimates it would have paid $400,000.

     The Company does not believe it is practical to estimate the fair value of the letter of credit (Note 4) and does not believe exposure to loss is likely.

     The carrying amount of variable rate long-term debt instruments is estimated to approximate fair values as the underlying agreements have been recently negotiated and rates are tied to short-term indices. Other fixed rate long-term debt instruments are estimated to approximate fair values as actual rates are consistent with rates estimated to be currently available for debt of similar terms and remaining maturities.

     The fair value of the swap agreements were not recognized in the financial statements since they are accounted for as a hedge.

NOTE 11.  SENIOR NOTES

     On May 20, 1998, the Company issued $100 million aggregate principal amount of 11% Senior Notes (the "Senior Notes") pursuant to an indenture (the "Indenture") between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The Senior Notes mature on March 15, 2008 and are senior unsecured obligations of the Company ranking pari passu with all present and future indebtedness of the Company that by its terms is not subordinated to the obligations represented by the Senior Notes. The Company incurred approximately $4.7 million of costs associated with the issuance of the Senior Notes.

     The Senior Notes bear interest at 11% per annum. Interest is payable semi-annually on each May 15 and November 15 to holders of records on the close of business on the immediately preceding May 1 and November 1. The Company was required to purchase approximately $10.4 million of U.S. government securities and pledge them as security for the first two interest payments on the Senior Notes.

                      TRI-STATE OUTDOOR MEDIA GROUP, INC.

     Obligations under the Senior Notes are not secured.

     The Senior Notes may be redeemed at the option of the Company, in whole or in part, at any time and from time to time on or after May 15, 2003 at the redemption prices declining ratably from 105.5% of the principal amount on May 15, 2003 to 100.0% on and after May 15, 2006, plus in each case accrued and unpaid interest to the applicable redemption date.

     The Indenture restricts the Company and its subsidiaries from, among other things (i) incurring indebtedness; (ii) incurring liens or guaranteeing obligations; (iii) entering into mergers or consolidations or liquidating or dissolving; (iv) selling or otherwise disposing of property, business or assets;
(v) with certain exceptions, making loans or investments; (vi) making optional payments or prepayments of indebtedness; (vii) limiting the ability of the Company to create liens upon its property, assets or revenues.

     Upon a change of control of the Company, each holder of Senior Notes may require the Company to repurchase all or a portion of such holder's Senior Notes at a purchase price equal to 10% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

     The Company has used a portion of the net proceeds from the Senior Notes to repay all outstanding borrowings under the Senior Credit Facility, which was thereupon terminated.

     As a result of the early extinguishment of the Senior Credit Facility, the Company was required to record an extraordinary loss of $3.5 million ($2.1 million net of income tax effect) including the estimated fair value of the interest rate swap agreements described in Note 5 in its financial statements because they no longer met the criteria to be accounted for as a hedge. The Company recorded a liability of $400,000 in May 1998 related to this. In September 1998, the Company settled the interest rate swap agreements for $600,000.

                          INDEPENDENT AUDITOR'S REPORT

Unisign Corporation, Inc.
Outdoor Advertising Division
P.O. Box 76
Ivel, Kentucky 41642-0076

     We have audited the accompanying balance sheets of the Outdoor Advertising Division of Unisign Corporation, Inc. as of December 31, 1996 and 1997, and the related statements of income, divisional equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying financial statements present solely the Outdoor Advertising Division of Unisign Corporation, Inc. They are not meant to present the financial position of Unisign Corporation, Inc. as of December 31, 1996 and 1997, or its results of operations, changes in stockholders' equity and cash flows for the years then ended.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Outdoor Advertising Division of Unisign Corporation, Inc. as of December 31, 1996 and 1997, and the results of its operations, changes in divisional equity and cash flows for the years then ended in conformity with generally accepted accounting principles.

MCGRAIL MERKEL QUINN & ASSOCIATES

Scranton, PA

March 2, 1998

                           UNISIGN CORPORATION, INC.
                          OUTDOOR ADVERTISING DIVISION

                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1997

                                                                 1996          1997
                                                              ----------    ----------
                                        ASSETS
Current assets
  Due from other division...................................  $  769,602    $  813,582
  Accounts receivable, net of allowance for doubtful
     accounts of $56,500 in 1996 and $50,000 in 1997........     237,447       348,353
  Prepaid land rents........................................      45,553        48,387
  Other current assets......................................      16,104        45,100
                                                              ----------    ----------
          Total current assets..............................   1,068,706     1,255,422
                                                              ----------    ----------
Property and equipment
  Advertising structures....................................   4,105,609     5,172,631
  Vehicles and equipment....................................     398,331       455,277
                                                              ----------    ----------
                                                               4,503,940     5,627,908
  Less: Accumulated depreciation............................   1,117,965     1,442,108
                                                              ----------    ----------
  Net property and equipment................................   3,385,975     4,185,800
                                                              ----------    ----------
Other assets
  Deposits..................................................      32,215        32,215
  Goodwill, net.............................................     483,998       580,674
                                                              ----------    ----------
          Total other assets................................     516,213       612,889
                                                              ----------    ----------
          Total assets......................................  $4,970,894    $6,054,111
                                                              ==========    ==========

                          LIABILITIES AND DIVISIONAL EQUITY
Current liabilities
  Current portion of long-term debt.........................  $   55,289    $   65,461
  Obligations under capital leases..........................     305,495       337,424
  Accounts payable..........................................     249,844       303,665
  Accrued expenses..........................................      37,768        45,631
                                                              ----------    ----------
          Total current liabilities.........................     648,396       752,181
                                                              ----------    ----------
Long-term debt
  Long-term debt, net of current portion....................     144,633       105,318
  Obligations under capital leases..........................   1,290,294       952,866
                                                              ----------    ----------
          Total long-term debt..............................   1,434,927     1,058,184
                                                              ----------    ----------
          Total liabilities.................................   2,083,323     1,810,365
                                                              ----------    ----------
Divisional equity...........................................   2,887,571     4,243,746
                                                              ----------    ----------
          Total liabilities and divisional equity...........  $4,970,894    $6,054,111
                                                              ==========    ==========

   The accompanying Notes are an integral part of these Financial Statements.

                           UNISIGN CORPORATION, INC.
                          OUTDOOR ADVERTISING DIVISION

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996          1997
                                                              ----------    ----------
Revenues, net
  Paints....................................................  $2,702,546    $3,138,340
  Posters...................................................     439,949       520,690
  Other.....................................................          --        15,522
                                                              ----------    ----------
          Total revenues, net...............................   3,142,495     3,674,552
                                                              ----------    ----------
Costs and expenses
  Production................................................     636,978       609,632
  Lease expense.............................................     229,359       312,051
  Sales and marketing.......................................     143,852       212,942
  General and administrative................................     575,990       659,646
  Depreciation and amortization.............................     278,381       390,676
                                                              ----------    ----------
                                                               1,864,560     2,184,947
                                                              ----------    ----------
          Income from operations............................   1,277,935     1,489,605
                                                              ----------    ----------
Other income (expense)
  Interest income...........................................       3,098           900
  Interest expense..........................................    (114,849)      (94,451)
  Other expense.............................................     (10,438)      (26,565)
  Loss on disposal of assets................................          --       (13,314)
                                                              ----------    ----------
          Total other income (expense)......................    (122,189)     (133,430)
                                                              ----------    ----------
          Net income........................................  $1,155,746    $1,356,175
                                                              ==========    ==========

   The accompanying Notes are an integral part of these Financial Statements.

                           UNISIGN CORPORATION, INC.
                          OUTDOOR ADVERTISING DIVISION

                   STATEMENTS OF CHANGES IN DIVISIONAL EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

Balance, at December 31, 1995...............................  $1,731,825
Net income, 1996............................................   1,155,746
                                                              ----------
Balance, at December 31, 1996...............................   2,887,571
Net income, 1997............................................   1,356,175
                                                              ----------
Balance, at December 31, 1997...............................  $4,243,746
                                                              ==========

   The accompanying Notes are an integral part of these Financial Statements.

                           UNISIGN CORPORATION, INC.
                          OUTDOOR ADVERTISING DIVISION

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                                 1996           1997
                                                              -----------    -----------
Operating activities
  Net income................................................  $ 1,155,746    $ 1,356,175
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      278,381        390,676
     Loss on disposal of assets.............................           --         13,314
     Bad debt expense.......................................       26,603         29,649
     (Increase) decrease in:
       Accounts receivable..................................     (106,476)      (140,555)
       Prepaid land rents...................................       (5,553)        (2,834)
       Other current assets.................................      (11,104)       (28,996)
       Deposits.............................................      (26,782)            --
     Increase (decrease) in:
       Accounts payable.....................................      (99,722)        53,821
       Accrued expenses.....................................      (11,373)         7,863
                                                              -----------    -----------
          Net cash provided by operating activities.........    1,199,720      1,679,113
                                                              -----------    -----------
Investing activities
  Purchase of property and equipment........................   (1,354,811)    (1,165,951)
  Purchase of intangibles...................................     (500,688)      (134,540)
                                                              -----------    -----------
          Net cash used by investing activities.............   (1,855,499)    (1,300,491)
                                                              -----------    -----------
Financing activities
  Increase in due from other division.......................     (769,602)       (43,980)
  Loan proceeds.............................................      103,547         30,786
  Lease proceeds............................................    1,521,269             --
  Payments of principal.....................................      (27,569)       (59,929)
  Payments on capital leases................................     (171,866)      (305,499)
                                                              -----------    -----------
          Net cash (used) provided by financing
             activities.....................................      655,779       (378,622)
                                                              -----------    -----------
          Net (decrease) increase in cash...................           --             --
Cash balance, beginning of year.............................           --             --
                                                              -----------    -----------
Cash balance, end of year...................................  $        --    $        --
                                                              ===========    ===========

   The accompanying Notes are an integral part of these Financial Statements.

                           UNISIGN CORPORATION, INC.
                          OUTDOOR ADVERTISING DIVISION

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Unisign Corporation, Inc. ("Unisign") is primarily engaged in the outdoor advertising business. Its principal corporate offices are located in Ivel, Kentucky. Advertising structures are located in Kentucky, southern West Virginia and southern Ohio on leased sites.

     The accompanying financial statements present solely the financial position and results of operations, changes in divisional equity and cash flows of the Outdoor Advertising Division (the "Division") of Unisign.

     Another division of Unisign owns residential and commercial real estate located in West Virginia and Kentucky and operates an on-premises illuminated sign company.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Allowance for Doubtful Accounts

     The allowance for doubtful accounts is the amount that, in management's judgment, is sufficient to absorb any anticipated losses related to the accounts receivable.

  Prepaid Land Rents

     Most of the Division's outdoor advertising structures are located on leased land. Land rents are typically paid in advance for periods ranging from one to twelve months. Prepaid land rents are expensed ratably over the related rental term.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred; major improvements are capitalized. The estimated useful lives of the various classes of assets are as follows:

                                                              YEARS
                                                              -----
Advertising structures......................................     15
Vehicles and equipment......................................    2-7

     Depreciation expense for the years ended December 31, 1996 and 1997, amounted to $261,691 and $352,812, respectively.

  Goodwill

     Goodwill represents the excess of the cost of assets purchased during 1996 and 1997 from Holmes Outdoor Advertising over the fair value of the net identifiable assets acquired. Goodwill is being amortized over 15 years on a straight-line basis.

                           UNISIGN CORPORATION, INC.
                          OUTDOOR ADVERTISING DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Revenue Recognition

     The Division's revenues are generated from contracts with advertisers generally covering periods of one to 36 months. The Division recognizes revenues ratably over the contract term.

  Barter Transactions

     The Division enters into agreements to provide outdoor advertising services in exchange for various goods and services of their customers. Revenue recognized from these transactions approximated $103,935 and $166,660 in 1996 and 1997, respectively.

  Income Taxes

     Effective January 1, 1994, Unisign elected "S" Corporation status for both Federal and State income tax purposes. Accordingly, no accrual has been made for federal and state taxes at the corporate level, but instead the items of income, deductions, loss and credit pass through to the stockholders.

  Earnings Per Share

     An earnings per share calculation has not been presented because the Division is a component of Unisign which is a closely held company and accordingly, earnings per share is not required or meaningful.

  Cash Flow Disclosures

     The Division paid interest amounting to $114,849 during the year ended December 31, 1996 and $94,451 during the year ended December 31, 1997.

  Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting For the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of," the Division records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Based on current estimates, management does not believe impairment of long-lived assets is present.

NOTE 2 -- GOODWILL

     Goodwill acquired as a result of the Holmes acquisition consisted of the following at December 31:

                                                           1996        1997
                                                         --------    --------
Goodwill.............................................    $500,688    $635,228
Less: Accumulated amortization.......................      16,690      54,554
                                                         --------    --------
                                                         $483,998    $580,674
                                                         ========    ========

     For the years ended December 31, 1996 and 1997, amortization expense amounted to $16,690 and $37,864, respectively.

NOTE 3 -- LINES OF CREDIT

     Unisign has an available company-wide line of credit with Trans Financial Bank, N.A., in the amount of $1,003,640, with interest at prime plus 0.5% (9.0% at December 31, 1997), and expiring March 16, 1998. The Division accessed the line of credit on an as needed basis during the years ended December 31, 1996 and 1997.

                           UNISIGN CORPORATION, INC.
                          OUTDOOR ADVERTISING DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

The line is secured by equipment, accounts receivable, contract rights and all other assets of Unisign excluding real estate. At December 31, 1997, $1,003,485 had been drawn down.

     At December 31, 1996, Unisign had drawn down $317,300 from various lines of credit with Trans Financial Bank, N.A. These lines of credit were repaid during 1997.

NOTE 4.  NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt of the Division consisted of the following as of December 31,:

                                                                1996        1997
                                                              --------    --------
COMMUNITY TRUST BANK
Term note dated December 1995 and maturing December 1999;
  interest is at WSJP + .25% (8.75% at December 31, 1997);
  monthly principal and interest payments of $3,078; secured
  by equipment. ............................................  $ 99,088    $ 67,155
Term note dated November 1996 and maturing November 2000;
  interest is at WSJP + .25% (8.75% at December 31, 1997);
  monthly principal and interest payments of $2,224; secured
  by equipment. ............................................    90,000      68,783
Term note to finance equipment to mature in 1999 at market
  interest rate; monthly principal and interest payment of
  $428......................................................    10,834       6,455
FORD MOTOR CREDIT COMPANY
Term notes to finance vehicles, beginning to mature in 1999
  at market interest rates; monthly principal and interest
  payments of $780..........................................        --      28,386
                                                              --------    --------
                                                               199,922     170,779
Less: current portion.......................................    55,289      65,461
                                                              --------    --------
Long-term debt, net of current portion......................  $144,633    $105,318
                                                              ========    ========

     Based on the current amortization schedules, the long-term debt matures as follows:

                        YEAR ENDED
                       DECEMBER 31,                          AMOUNT
                       ------------                         --------
1998......................................................  $ 65,461
1999......................................................    67,561
2000......................................................    32,112
2001......................................................     5,645
                                                            --------
          Total...........................................  $170,779
                                                            ========

NOTE 5.  OBLIGATIONS UNDER CAPITAL LEASES

     The Division acquired certain advertising structures under the provisions of long-term leases. For financial reporting purposes, minimum lease payments have been capitalized. The leases expire in 2001. The aggregate purchase option price for the leases is $306,970. The leased property under capital lease as of December 31, 1997 had a cost of $1,771,270, accumulated amortization of $193,794 and a net book value of $1,577,476. Amortization of the leased property is included in depreciation expense.

                           UNISIGN CORPORATION, INC.
                          OUTDOOR ADVERTISING DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The minimum future lease payments and the present value of the net minimum lease payments are:

                        DUE IN YEAR
                     ENDED DECEMBER 31,                         AMOUNT
                     ------------------                       ----------
1998........................................................  $  451,778
1999........................................................     451,778
2000........................................................     446,345
2001........................................................     176,438
                                                              ----------
Total minimum lease payment.................................   1,526,339
Less: Imputed interest......................................     236,049
                                                              ----------
Present value of net minimum lease payments.................   1,290,290
Less: Current portion of net minimum lease payments.........     337,424
                                                              ----------
Obligations under capital leases, long-term.................  $  952,866
                                                              ==========

NOTE 6.  LEASE COMMITMENTS

     Land rent expense totalled $229,359 and $312,051 in 1996 and 1997, respectively. Minimum annual rentals under the terms of non-cancelable land lease operating leases in effect at December 31, 1997, are payable as follows:

                          YEAR                               AMOUNT
                          ----                             ----------
1998.....................................................  $  233,559
1999.....................................................     181,000
2000.....................................................     167,440
2001.....................................................     159,040
2002.....................................................     148,840
Thereafter...............................................     460,211
                                                           ----------
                                                           $1,350,090
                                                           ==========

NOTE 7.  CONTINGENCIES

     The Division is subject to various legal claims, suits and complaints in the normal course of business. Such litigation includes claims by municipalities that certain outdoor advertising structures must be removed. While the ultimate outcome of current and future litigation cannot be predicted with certainty, management believes, based on the advice of the Company's counsel, the final outcome of such litigation will not have a material adverse effect on the Company's financial position.

NOTE 8.  ALLOCATION OF SHARED EXPENSES

     As discussed in Note 1, the Division operated as a business unit of Unisign. As a result, Unisign incurred and paid certain expenses on the Division's behalf. All costs applicable to the Division have been included in the accompanying statements of income. Certain common expenses, and expenses incremental and proportional to the Division's operations, such as rent, insurance, advertising, clerical and other administrative support as well as certain managerial costs, have been allocated to the Division and included in the accompanying statements of income. The allocations to the Division are based on various factors, including percentage of revenue and expenses and number of employees, which, in the judgment of management who control both Unisign and the Division, are reasonable.

                           UNISIGN CORPORATION, INC.
                          OUTDOOR ADVERTISING DIVISION

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Common costs allocated to the Division for the years ended December 31, 1996 and 1997 are as follows (in thousands):

                                                                1996        1997
                                                              --------    --------
Production..................................................  $ 51,654    $ 54,730
Sales and marketing.........................................    33,992      32,678
General and administrative..................................   501,066     505,378
                                                              --------    --------
                                                              $586,712    $592,786
                                                              ========    ========

     Management believes the costs that would have been incurred had the Division existed on a stand alone basis would not have been materially different than the costs reflected in the accompanying statements of income.

NOTE 9.  EVENT SUBSEQUENT TO BALANCE SHEET DATE

     On March 2, 1998, Unisign sold substantially all of the assets of Division for the total consideration of approximately $21.8 million. Unisign continues to operate its commercial sign and real estate division.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Tri-State Systems, Inc.

     We have audited the accompanying balance sheet of Tri-State Systems, Inc. as of June 11, 1997, and the related statements of operations, retained earnings (deficit) and cash flows for the period October 1, 1996 through June 11, 1997 (date of ownership transfer). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tri-State Systems, Inc. as of June 11, 1997 and the results of its operations and its cash flows for the period October 1, 1996 through June 11, 1997 (date of ownership transfer), in conformity with generally accepted accounting principles.

SMITH & RADIGAN

Atlanta, Georgia
February 28, 1998

                            TRI-STATE SYSTEMS, INC.

                                 BALANCE SHEET
                                 JUNE 11, 1997

                                 ASSETS
CURRENT ASSETS
  Cash......................................................  $    14,599
  Trade accounts receivable, less allowance for doubtful
    accounts of $87,703.....................................      504,934
  Other accounts receivable.................................       15,491
  Inventories...............................................      107,217
  Prepaid expenses:
    Land rent...............................................      407,967
    Other...................................................      472,044
                                                              -----------
        TOTAL CURRENT ASSETS................................    1,522,252
                                                              -----------
PROPERTY AND EQUIPMENT, at cost
  Land......................................................       75,000
  Building..................................................      613,952
  Machinery and equipment...................................      137,462
  Furniture and fixtures....................................       76,863
  Vehicles..................................................      101,163
  Construction in progress -- advertising structures........      129,682
  Advertising structures....................................   18,049,450
                                                              -----------
                                                               19,183,572
  Less accumulated depreciation.............................   (8,393,013)
                                                              -----------
                                                               10,790,559
                                                              -----------
OTHER ASSETS
  Loan and legal costs, net of amortization.................      262,199
                                                              -----------
                                                              $12,575,010
                                                              ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
  Accounts payable..........................................  $    41,034
  Accrued expenses..........................................       64,227
  Unearned income...........................................      319,590
  Accrued interest..........................................       43,756
  Current portion of long-term debt.........................    1,080,083
                                                              -----------
        TOTAL CURRENT LIABILITIES...........................    1,548,690
                                                              -----------
LONG-TERM DEBT
  Notes payable.............................................   14,436,731
    Less current maturities.................................    1,080,083
                                                              -----------
                                                               13,356,648
                                                              -----------
        TOTAL LIABILITIES...................................   14,905,338
                                                              -----------
STOCKHOLDERS' EQUITY (DEFICIENCY)
  Preferred stock
    Series A -- 15% cumulative, par value $1 per share:
      Authorized, issued and outstanding -- 3,000,000
       shares...............................................    3,000,000
    Series B, par value $1 per share:
      Authorized, issued and outstanding -- 1,500,000
       shares...............................................      478,202
                                                              -----------
                                                                3,478,202
                                                              -----------
  Common stock, no par value, non-voting:
    Authorized -- 1,174,888 shares
    Issued and outstanding -- 1,116,143 shares..............    1,756,096
  Common stock, no par value:
    Authorized -- 632,632 shares
    Issued and outstanding -- 631,050 shares................      223,798
                                                              -----------
                                                                1,979,894
                                                              -----------
  Retained earnings (deficit)...............................   (7,757,879)
                                                              -----------
                                                               (2,299,783)
  Less cost of treasury stock:
    Preferred stock, Series B -- 31,198 shares and Common
     stock -- 12,500 shares.................................      (30,545)
                                                              -----------
  Total stockholders' equity (deficiency)...................   (2,330,328)
                                                              -----------
                                                              $12,575,010
                                                              ===========

  The Notes to Financial Statements are an integral part of these Statements.

                            TRI-STATE SYSTEMS, INC.

                            STATEMENT OF OPERATIONS
              FOR THE PERIOD OCTOBER 1, 1996 THROUGH JUNE 11, 1997

Net revenues
  Lease income, billboards..................................  $3,974,087
  Lease income, benches.....................................      92,855
  Commercial sales and production charges...................     128,740
                                                              ----------
                                                               4,195,682
Cost of sales (excluding depreciation shown below)..........   1,335,705
                                                              ----------
Gross profit................................................   2,859,977
                                                              ----------
Operating expenses
  General and administrative................................     552,138
  Selling...................................................     385,041
  Depreciation..............................................     863,265
  Amortization..............................................      67,427
                                                              ----------
                                                               1,867,871
                                                              ----------
Income from operations......................................     992,106
                                                              ----------
Other expense (income)
  Interest expense..........................................   1,046,797
  Gain on disposal of property and equipment................     (11,912)
  Other income..............................................     (24,903)
                                                              ----------
                                                               1,009,982
                                                              ----------
Net loss....................................................  $  (17,876)
                                                              ==========

  The Notes to Financial Statements are an integral part of these Statements.

                            TRI-STATE SYSTEMS, INC.

                    STATEMENT OF RETAINED EARNINGS (DEFICIT)
           FOR THE PERIOD ENDED OCTOBER 1, 1996 THROUGH JUNE 11, 1997

Retained earnings (deficit) at October 1, 1996..............  $(7,740,003)
Net loss for the period ended June 11, 1997.................      (17,876)
                                                              -----------
Retained earnings (deficit) at June 11, 1997................  $(7,757,879)
                                                              ===========

  The Notes to Financial Statements are an integral part of these Statements.

                            TRI-STATE SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS
           FOR THE PERIOD ENDED OCTOBER 1, 1996 THROUGH JUNE 11, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (17,876)
                                                              ----------
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     930,692
     Gain on disposal of property and equipment.............     (11,912)
  Decrease (increase) in:
     Accounts receivable....................................    (175,060)
     Inventories............................................      25,305
     Prepaid expenses.......................................     (38,764)
     Deposits...............................................      27,476
  Increase (decrease) in:
     Accounts payable and accrued expenses..................    (150,182)
     Unearned income........................................     292,995
     Accrued interest.......................................     (74,956)
                                                              ----------
          Total adjustments.................................     825,594
                                                              ----------
          Net cash provided by operating activities.........     807,718
                                                              ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets..............................      67,772
  Purchase and refurbishing of advertising
     structures -- net......................................    (700,268)
  Decrease in construction-in-progress -- advertising
     structures.............................................      58,669
                                                              ----------
          Net cash used by investing activities.............    (573,827)
                                                              ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt...............................    (323,905)
  Proceeds from line of credit..............................     221,494
  Repayment of capital lease obligation.....................     (31,429)
  Payments for loan and closing costs.......................     (92,587)
                                                              ----------
          Net cash used by financing activities.............    (226,427)
                                                              ----------
NET INCREASE IN CASH........................................       7,464
CASH BALANCE AT BEGINNING OF PERIOD.........................       7,135
                                                              ----------
CASH BALANCE AT END OF PERIOD...............................  $   14,599
                                                              ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.............................................  $1,121,753
                                                              ==========

  The Notes to Financial Statements are an integral part of these Statements.

                            TRI-STATE SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 11, 1997

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Tri-State Systems, Inc. (the "Company") was incorporated in 1989 in the state of Georgia. The Company was formed to purchase and operate an outdoor advertising business located in Tifton, Georgia. The Company sells commercial signs and leases billboard and bench advertising space to customers located primarily in the Southeast. Billboard and bench leases generally have terms of eighteen and twenty-four months, respectively.

  Inventories

     Inventory is valued at the lower of cost or market using the first-in, first-out method. Inventory consists of materials and supplies used to construct billboards and benches.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred, while expenditures for renewals or betterments are capitalized. Depreciation is computed using the straight-line method over the useful lives of the assets which range from nine to thirty years for advertising structures, and are twenty-five years for buildings, ten years for machinery, equipment and furniture and five years for vehicles.

  Fair Value of Financial Instruments

     The Company estimates that the aggregate fair value of all financial instruments at June 11, 1997 does not differ materially from the aggregate carrying values of its financial instruments recorded in the balance sheet. The estimated fair value amounts of cash and cash equivalents, receivables, short-term investments, accounts payable and accrued liabilities approximate fair value due to their short-term nature. The estimated fair values of long-term debt are based on discounted cash flows using interest rates currently available to the Company for financial instruments with similar characteristics and maturities. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            TRI-STATE SYSTEMS, INC.

  Amortization

     The Company is amortizing deferred loan and legal costs using the straight-line method as follows:

ASSET
  Cost at October 1, 1996...................................  $1,742,250
  Additions.................................................      92,587
                                                              ----------
  Cost at June 11, 1997.....................................  $1,834,837
                                                              ----------
AMORTIZATION
  Amortization period.......................................   5 years
  Accumulated amortization at October 1, 1996...............  $1,505,211
  Amortization for 1997.....................................      67,427
                                                              ----------
  Accumulated amortization at June 11, 1997.................  $1,572,638
                                                              ----------
  Net book value at June 11, 1997...........................  $  262,199
                                                              ==========

  Prepaid Expenses

     The Company records as prepaid expense certain costs for land leases, sales commissions, repainting of structures, and corporate art department charges at the inception of the advertising contracts.

     The Company defers these costs and expenses them on a straight-line basis over the period that coincides with the recognition of income. This period is generally twelve months for land leases and eighteen months for sales commissions, repainting and corporate art charges.

  Income Taxes

     Deferred income tax assets and liabilities are recorded for temporary differences between the financial reporting and income tax bases of assets and liabilities that will result in future taxable or deductible amounts. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand and all highly liquid investments with an original maturity of three months or less.

                            TRI-STATE SYSTEMS, INC.

NOTE B -- LONG-TERM DEBT

     The Company amended and restated its loan agreement with Heller Financial, Inc. ("Heller") effective June 30, 1993 and September 13, 1996. A summary of notes payable is as follows:

Notes payable to Heller Financial, Inc. Revolving note
  payable. Interest is payable monthly at the prime rate
  (8.5% at June 11, 1997) plus 1.5%. The maximum borrowing
  under this agreement is $1,000,000. ......................    $   819,496

Senior term loan payable. Interest is payable monthly at the prime rate plus
1.5%.
Principal is payable quarterly as follows:

                                                              AMOUNT OF
                                                          PRINCIPAL PAYABLE
       PAYABLE THE LAST DAY OF THE QUARTER ENDING           EACH QUARTER
       ------------------------------------------         -----------------
December 1997 & March, June & September 1998............     $  244,250
December 1998 & March & June 1999.......................        297,750

September 1999..........................................      8,884,933         11,408,277
Capital expenditure note payable. Interest is payable
  monthly at the prime rate plus 1.5%. .................                           500,000
Senior subordinated note payable. Interest accrues at
  the prime rate plus 2.5% and is payable monthly. .....                         1,447,714
Capital lease obligation payable to leasing company in
  monthly increments of $4,122, including principal and
  interest imputed at 14.8% through July 1999 and a
  balloon payment of $60,000 in August 1999. ...........                           127,304
Capital lease obligation payable to leasing company in
  monthly increments of $3,189, including principal and
  interest imputed at 16.43% through May 2001 and a
  balloon payment of $45,995 in June 2001. .............                           133,940
                                                                               -----------
          Total long -- term debt.......................                       $14,436,731
                                                                               ===========

     Future maturities of long-term debt, assuming held to maturity, are as follows:

                    YEAR ENDING JUNE 11                         AMOUNT
                    -------------------                       -----------
1998........................................................  $ 1,080,083
1999........................................................   13,211,848
2000........................................................       77,186
2001........................................................       67,614
                                                              -----------
                                                              $14,436,731
                                                              ===========

     The notes payable to Heller are secured by a first security interest in the Company's assets and substantially all of the Company's capital stock. The 1993 amended and restated loan agreement with Heller provides that any interest payment resulting from a prime rate in excess of 6% will be applied to principal subject to a maximum amount of 50% of the respective quarterly principal amortization. Additionally, the agreement provides that adjusted cash flow, as defined, will be paid to Heller annually as a reduction of principal. The unamortized principal was due October 31, 1997; however, the Company could extend the due date of the unamortized principal until September 30, 1998 provided certain cash flow criteria are maintained and principal installments are continued. The Company could extend the due date of the unamortized

                            TRI-STATE SYSTEMS, INC.

principal until September 30, 1999 provided certain cash flow criteria are maintained, principal installments are current and a plan of refinancing is diligently pursued.

     The loan agreement limits the Company's outside borrowings, investments, capital expenditures and divestitures, lease commitments and dividends. In addition, the lender requires the Company to maintain a certain level of cash flow, as defined in the agreement.

NOTE C -- PREFERRED STOCK AND COMMON STOCK

     Concurrent with the 1993 debt restructuring (Note B), the Company amended and restated the articles of incorporation to authorize the following classes of stock:

Series A preferred stock, par value $1 per share:
  Authorized -- 3,000,000 shares
Series B preferred stock, par value $1 per share:
  Authorized -- 1,500,000 shares
Common stock, no par value: non-voting,
  Authorized -- 1,174,888 shares
Common stock, no par value: voting,
  Authorized -- 632,632 shares

     The separate classes of capital stock establish a priority of payment among the various stockholders. The $3,000,000 of Series A preferred stock and the $1,756,096 of non-voting common stock were issued to junior subordinated noteholders in exchange for the cancellation of junior subordinated notes payable totaling $2,250,000 plus the related accrued interest ($2,256,096 at June 30, 1993) and the shares of the Company's common stock ($250,000 at June 30, 1993) owned at that time by such noteholders. The Series B preferred stock was issued by the Company as a dividend to remaining common stockholders of the Company. The result of this transaction was to convert long-term debt to stockholders' equity.

     The Series A preferred stock accrues dividends on an accumulated, but not compounded, basis at a rate of fifteen percent (15%) per annum on the original issue price of $1 per share. The Series A preferred stock dividends accrue on a daily basis from the date of original issuance of such shares until paid. The ultimate payment of dividends is subordinated to the repayment of senior indebtedness to Heller.

     On September 13, 1996, two existing stockholders of the Company purchased the Series A preferred stock and the non-voting common stock from those stockholders.

NOTE D -- INCOME TAXES

     The Company has temporary differences and carryforwards which give rise to deferred tax assets at June 11, 1997. The net deferred tax asset in the amount of approximately $3,600,000 results primarily from a net operating loss carryforward. The net deferred tax asset has been completely offset by a valuation allowance.

     The Company has net operating loss carryforwards for federal income tax purposes in the amount of approximately $10,600,000 at June 11, 1997. These net operating losses can be carried forward and applied against future taxable income, if any, and expire at various dates through 2010.

     A reconciliation of income tax expense (benefit) at statutory rates to the income tax expense (benefit) reported in the statements of operations is as follows:

Tax (benefit) at statutory rate.............................  $(6,078)
Increase in valuation allowance.............................    6,078
                                                              -------
Income tax expense (benefit)................................  $    --
                                                              =======

                            TRI-STATE SYSTEMS, INC.

NOTE E -- PROFIT SHARING

     The Company's profit sharing (401(k)) plan covers all full-time employees over age 21 who have completed twelve months continuous service and have worked 1,000 hours. The Company may make an annual matching contribution. No contributions to the plan have been made by the Company.

NOTE F -- SUBSEQUENT EVENT

     Subsequent to June 11, 1997, the stock of the Company was sold to a corporation, and for income tax purposes, the operations are consolidated with the acquiring corporation. Accordingly, a tax return was filed by the Company for the period ended June 11, 1997.

     Also, in connection with the sale, all debt to Heller was repaid. Fees were paid to employees, brokers and professionals. No costs associated with the sale of the stock were recorded as of June 11, 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Tri-State Systems, Inc.

     We have audited the accompanying balance sheets of Tri-State Systems, Inc. as of September 30, 1995 and 1996, and the related statements of operations, retained earnings (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tri-State Systems, Inc. as of September 30, 1996 and 1995 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

SMITH & RADIGAN

Atlanta, Georgia
January 15, 1997

                            TRI-STATE SYSTEMS, INC.

                                 BALANCE SHEETS

                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1995           1996
                                                              -----------    -----------
                                         ASSETS
CURRENT ASSETS
  Cash......................................................  $     5,167    $     7,135
  Trade accounts receivable, less allowance for doubtful
    accounts of $80,000 in 1995 and $90,000 in 1996.........      318,232        305,500
  Other accounts receivable.................................        4,729         39,865
  Inventories...............................................      144,518        132,522
  Prepaid expenses:
    Land rent...............................................      298,704        351,450
    Other...................................................      554,110        489,797
  Deposits..................................................       27,253         27,476
                                                              -----------    -----------
        TOTAL CURRENT ASSETS................................    1,352,713      1,353,745
                                                              -----------    -----------
PROPERTY AND EQUIPMENT, AT COST
  Land......................................................       75,000         75,000
  Building..................................................      581,313        598,106
  Machinery and equipment...................................      124,600        138,175
  Furniture and fixtures....................................       69,509         74,144
  Vehicles..................................................      109,761        131,263
  Construction in progress -- advertising structures........          -0-        188,351
  Advertising structures....................................   17,068,671     17,435,821
                                                              -----------    -----------
                                                               18,028,854     18,640,860
  Less accumulated depreciation.............................    6,520,162      7,572,775
                                                              -----------    -----------
                                                               11,508,692     11,068,085
                                                              -----------    -----------
OTHER ASSETS
  Loan and legal costs, net of amortization.................      385,362        237,039
                                                              -----------    -----------
                                                              $13,246,767    $12,658,869
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
  Accounts payable..........................................  $   241,512    $   238,078
  Accrued expenses..........................................       52,626         17,365
  Unearned income...........................................        1,413         26,595
  Accrued interest..........................................      130,217        118,712
  Current portion of long-term debt.........................    1,172,323      1,021,865
                                                              -----------    -----------
        TOTAL CURRENT LIABILITIES...........................    1,598,091      1,422,615
LONG-TERM DEBT
  Notes payable.............................................   15,154,474     14,570,571
    Less current maturities.................................   (1,172,323)    (1,021,865)
                                                              -----------    -----------
                                                               13,982,151     13,548,706
                                                              -----------    -----------
        Total Liabilities...................................   15,580,242     14,971,321
                                                              -----------    -----------
STOCKHOLDERS' EQUITY (DEFICIENCY)
  Preferred stock
    Series A -- 15% cumulative, par value $1 per share:
      Authorized, issued and outstanding -- 3,000,000
       shares...............................................    3,000,000      3,000,000
    Series B, par value $1 per share:
      Authorized, issued and outstanding -- 1,500,000
       shares...............................................      478,202        478,202
                                                              -----------    -----------
                                                                3,478,202      3,478,202
                                                              -----------    -----------
  Common stock, no par value, non-voting:
    Authorized -- 1,174,888 shares
    Issued and outstanding -- 1,116,143 shares..............    1,756,096      1,756,096
  Common stock, no par value:
    Authorized -- 632,632 shares
    Issued and outstanding -- 631,050 shares................      223,798        223,798
                                                              -----------    -----------
                                                                1,979,894      1,979,894
                                                              -----------    -----------
  Retained earnings (deficit)...............................   (7,791,571)    (7,740,003)
                                                              -----------    -----------
                                                               (2,333,475)    (2,281,907)
  Less cost of treasury stock:
    Preferred stock, Series B -- 31,198 shares and Common
     stock -- 12,500 shares.................................          -0-        (30,545)
                                                              -----------    -----------
        Total stockholders' equity (deficiency).............   (2,333,475)    (2,312,452)
                                                              -----------    -----------
                                                              $13,246,767    $12,658,869
                                                              ===========    ===========

  The Notes to Financial Statements are an integral part of these Statements.

                            TRI-STATE SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                 FOR THE YEAR ENDED
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Net revenues
  Lease income, billboards..................................  $5,345,218    $5,601,912
  Lease income, benches.....................................     172,936       154,759
  Commercial sales and production charges...................     236,759       217,329
                                                              ----------    ----------
                                                               5,754,913     5,974,000
Cost of sales (excluding depreciation shown below)..........   1,747,059     1,805,774
                                                              ----------    ----------
Gross profit................................................   4,007,854     4,168,226
                                                              ----------    ----------
Operating expenses
  General and administrative................................     704,433       657,546
  Selling...................................................     479,041       512,834
  Depreciation..............................................   1,133,668     1,185,574
  Amortization..............................................     170,398       152,271
                                                              ----------    ----------
                                                               2,487,540     2,508,225
                                                              ----------    ----------
Income from operations......................................   1,520,314     1,660,001
Non-recurring expenses
  Georgia tree trimming charges.............................      41,862            --
                                                              ----------    ----------
  Income before other expense (income)......................   1,478,452     1,660,001
                                                              ----------    ----------
Other expense (income)
  Interest expense..........................................   1,643,635     1,541,257
  Loss on disposal of property and equipment................      64,161        99,415
  Other income..............................................     (19,157)      (32,239)
                                                              ----------    ----------
                                                               1,688,639     1,608,433
                                                              ----------    ----------
Net income (loss)...........................................  $ (210,187)   $   51,568
                                                              ==========    ==========

  The Notes to Financial Statements are an integral part of these Statements.

                            TRI-STATE SYSTEMS, INC.

                   STATEMENTS OF RETAINED EARNINGS (DEFICIT)

Balance at October 1, 1994, as originally reported..........  $(7,566,479)
Prior period adjustment -- Note G...........................      (14,905)
                                                              -----------
Balance at October 1, 1994, as restated.....................   (7,581,384)
Net loss for the year ended September 30, 1995, as
  restated..................................................     (210,187)
                                                              -----------
Balance at September 30, 1995, as restated..................   (7,791,571)
Net income for the year ended September 30, 1996............       51,568
                                                              -----------
Balance at September 30, 1996...............................  $(7,740,003)
                                                              ===========

  The Notes to Financial Statements are an integral part of these Statements.

                            TRI-STATE SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 FOR THE YEAR ENDED
                                                                   SEPTEMBER 30,
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ (210,187)   $   51,568
                                                              ----------    ----------
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation and amortization..........................   1,304,066     1,337,855
     Loss on disposal of property and equipment.............      64,161        99,415
  Decrease (increase) in:
     Accounts receivable....................................     (29,550)      (22,404)
     Inventories............................................      32,082        11,996
     Prepaid expenses.......................................     (91,435)       11,568
     Deposits...............................................        (230)         (223)
  Increase (decrease) in:
     Accounts payable, accrued expenses and unearned
      income................................................      49,364       (13,513)
     Accrued interest.......................................       7,535       (11,505)
                                                              ----------    ----------
          Total adjustments.................................   1,335,993     1,413,189
                                                              ----------    ----------
          Net cash provided by operating activities.........   1,125,806     1,464,757
                                                              ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets..............................     122,482        92,988
  Purchase and refurbishing of advertising
     structures -- net......................................    (612,996)     (749,029)
  Increase in construction in progress -- advertising
     structures.............................................         -0-      (188,351)
                                                              ----------    ----------
          Net cash used by investing activities.............    (490,514)     (844,392)
                                                              ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt...............................    (591,543)     (699,452)
  Proceeds from capital lease transaction...................         -0-       149,975
  Repayment of capital lease obligation.....................     (21,210)      (34,427)
  Payments for loan and closing costs.......................     (21,250)       (3,948)
  Payments to acquire treasury stock........................         -0-       (30,545)
                                                              ----------    ----------
          Net cash used by financing activities.............    (634,003)     (618,397)
                                                              ----------    ----------
NET INCREASE IN CASH........................................       1,289         1,968
CASH BALANCE AT BEGINNING OF YEAR...........................       3,878         5,167
                                                              ----------    ----------
CASH BALANCE AT END OF YEAR.................................  $    5,167    $    7,135
                                                              ==========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.............................................  $1,636,100    $1,552,762
                                                              ==========    ==========

  The Notes to Financial Statements are an integral part of these Statements.

                            TRI-STATE SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Tri-State Systems, Inc. (the Company) was incorporated in 1989 in the state of Georgia. The Company was formed to purchase and operate an outdoor advertising business located in Tifton, Georgia. The Company sells commercial signs and leases billboard and bench advertising space to customers located primarily in the Southeast. Billboard and bench leases generally have terms of eighteen and twenty-four months, respectively.

  Inventories

     Inventory is valued at the lower of cost or market using the first-in, first-out method. Inventory consists of materials and supplies used to construct billboards and benches.

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred, while expenditures for renewals or betterments are capitalized. Depreciation is computed using the straight-line method over the useful lives of the assets which range from nine to thirty years for advertising structures, and are twenty-five years for buildings, ten years for machinery, equipment and furniture and five years for vehicles.

  Fair Value of Financial Instruments

     The Company estimates that the aggregate fair value of all financial instruments at September 30, 1996 does not differ materially from the aggregate carrying values of its financial instruments recorded in the balance sheet. The estimated fair value amounts of cash and cash equivalents, receivables, short-term investments, accounts payable and accrued liabilities approximate fair value due to their short-term nature. The estimated fair values of long-term debt are based on discounted cash flows using interest rates currently available to the Company for financial instruments with similar characteristics and maturities. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            TRI-STATE SYSTEMS, INC.

  Amortization

     The Company is amortizing deferred loan and legal costs using the straight-line method:

ASSET
  Cost at September 30, 1995................................  $1,738,302
  Additions.................................................       3,948
                                                              ----------
  Cost at September 30, 1996................................  $1,742,250
                                                              ----------
AMORTIZATION
  Amortization period.......................................     5 years
  Accumulated amortization at September 30, 1995............  $1,352,940
  Amortization for 1996.....................................     152,271
                                                              ----------
  Accumulated amortization at September 30, 1996............  $1,505,211
                                                              ----------
  Net book value at September 30, 1996......................  $  237,039
                                                              ==========

  Prepaid Expenses

     The Company records as prepaid expense certain costs for land leases, sales commissions, repainting of structures, and corporate art department charges at the inception of the advertising contracts.

     The Company defers these costs and expenses them on a straight-line basis over the period that coincides with the recognition of income. This period is generally twelve months for land leases and eighteen months for sales commissions, repainting and corporate art charges.

  Income Taxes

     Deferred income tax assets and liabilities are recorded for temporary differences between the financial reporting and income tax bases of assets and liabilities that will result in future taxable or deductible amounts. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

  Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand and all highly liquid investments with an original maturity of three months or less.

                            TRI-STATE SYSTEMS, INC.

NOTE B -- LONG-TERM DEBT

     The Company amended and restated its loan agreement with Heller Financial, Inc. (Heller) effective June 30, 1993 and September 13, 1996. A summary of notes payable is as follows:

                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 1995          1996
                                                              -----------   -----------
Notes payable to Heller
  Revolving note payable. Interest is payable monthly at the prime rate (8.25% at September 30, 1996) plus 1.5%. The
     maximum borrowing under this agreement is $1,000,000...  $   510,912   $   598,003
Senior term loan payable. Interest is payable monthly at the prime rate plus 1.5%. Principal is payable quarterly as
  follows:

                                                    AMOUNT OF
                                                PRINCIPAL PAYABLE
  PAYABLE THE LAST DAY OF THE QUARTER ENDING      EACH QUARTER
  ------------------------------------------    -----------------
December 1996 & March, June & September 1997..     $  244,250
December 1997 & March, June & September 1998..     $  244,250
December 1998 & March & June 1999.............     $  297,750
September 1999................................     $8,884,933        12,518,725    11,732,183

Capital expenditure note payable. Interest is payable
  monthly at the prime rate plus 1.5%. .....................      500,000       500,000
Senior subordinated note payable. Interest accrues at the
  prime rate plus 2.5% and is payable monthly...............    1,447,714     1,447,714
Capital lease obligation payable to leasing company in
  monthly increments of $4,122, including principal and
  interest imputed at 14.8% through July 1999 and a balloon
  payment of $60,000 in August 1999.........................      177,123       152,499
Capital lease obligation payable to leasing company in
  monthly increments of $3,189, including principal and
  interest imputed at 16.43% through May 2001 and a balloon
  payment of $45,995 in June 2001...........................          -0-       140,172
                                                              -----------   -----------
          Total long-term debt..............................  $15,154,474   $14,570,571
                                                              ===========   ===========

     Future maturities of long-term debt are as follows:

                      YEAR ENDING
                     SEPTEMBER 30,                          AMOUNT
                     -------------                        -----------
1997....................................................  $ 1,021,865
1998....................................................    1,029,119
1999....................................................   12,437,026
2000....................................................       26,379
2001....................................................       56,182
                                                          -----------
                                                          $14,570,571
                                                          ===========

     The notes payable to Heller are secured by a first security interest in the Company's assets and substantially all of the Company's capital stock. The 1993 amended and restated loan agreement with Heller provides that any interest payment resulting from a prime rate in excess of six percent (6.0%) will be applied to principal subject to a maximum amount of fifty percent of the respective quarterly principal amortization.

                            TRI-STATE SYSTEMS, INC.

Additionally, the agreement provides that adjusted cash flow, as defined, will be paid to Heller Financial, Inc. annually as a reduction of principal. The unamortized principal is due October 31, 1997; however, the Company may extend the due date of the unamortized principal until September 30, 1998 provided certain cash flow criteria are maintained and principal installments are continued. The Company may extend the due date of the unamortized principal until September 30, 1999 provided certain cash flow criteria are maintained, principal installments are current and a plan of refinancing is diligently pursued.

     The loan agreement limits the Company's outside borrowings, investments, capital expenditures and divestitures, lease commitments and dividends. In addition, the lender requires the Company to maintain a certain level of cash flow, as defined in the agreement. For the year ended September 30, 1996, the Company was in default on its loan covenants dealing with capital expenditures and outside borrowings. The lender has acknowledged that a waiver of these covenants will be issued upon the receipt of certain documentation and payment of a fee.

NOTE C -- PREFERRED STOCK AND COMMON STOCK

     Concurrent with the debt restructuring (Note B), the Company amended and restated the articles of incorporation to authorize the following classes of stock:

     Series A preferred stock, par value $1 per share: Authorized -- 3,000,000 shares
     Series B preferred stock, par value $1 per share: Authorized -- 1,500,000 shares

     Common stock, no par value: non-voting, Authorized -- 1,174,888 shares Common stock, no par value: voting, Authorized -- 632,632 shares

     The separate classes of capital stock establish a priority of payment among the various stockholders. The $3,000,000 of Series A preferred stock and the $1,756,096 of non-voting common stock were issued to junior subordinated noteholders in exchange for the cancellation of junior subordinated notes payable totaling $2,250,000 plus the related accrued interest ($2,256,096 at June 30, 1993) and the shares of the Company's common stock ($250,000 at June 30, 1993) owned at that time by such noteholders. The Series B preferred stock was issued by the Company as a dividend to remaining common stockholders of the Company. The result of this transaction was to convert long-term debt to stockholders' equity.

     The Series A preferred stock accrues dividends on an accumulated, but not compounded, basis at a rate of fifteen percent (15%) per annum on the original issue price of $1 per share. The Series A preferred stock dividends accrue on a daily basis from the date of original issuance of such shares until paid. The ultimate payment of dividends is subordinated to the repayment of senior indebtedness to Heller Financial, Inc.

     On September 13, 1996, two existing stockholders of the Company purchased the Series A preferred stock and the non-voting common stock from those stockholders.

NOTE D -- INCOME TAXES

     The Company has temporary differences and carryforwards which give rise to deferred tax assets at September 30, 1996. The net deferred tax asset in the amount of approximately $3,570,000 results primarily from a net operating loss carryforward. The net deferred tax asset has been completely offset by a valuation allowance.

     The Company has net operating loss carryforwards for federal income tax purposes in the amount of approximately $10,500,000 at September 30, 1996. These net operating losses can be carried forward and applied against future taxable income, if any, and expire at various dates through 2010.

                            TRI-STATE SYSTEMS, INC.

     A reconciliation of income tax expense (benefit) at statutory rates to the income tax expense (benefit) reported in the statements of operations is as follows:

                                                                1995        1996
                                                              --------    --------
Tax (benefit) at statutory rate.............................  $(71,464)   $ 17,533
Increase in valuation allowance (decrease)..................    71,464     (17,533)
                                                              --------    --------
Income tax expense (benefit)................................  $     --    $     --
                                                              ========    ========

NOTE E -- PROFIT SHARING AND STOCK BONUS PLAN

     The Company's profit sharing (401(k)) plan covers all full-time employees over age 21 who have completed twelve months continuous service and have worked 1,000 hours. The Company may make an annual matching contribution. No contributions to the plan have been made by the Company.

     Effective July 1, 1993, the Company established an employee stock bonus plan for senior management. Under this plan, the Company issued 30,050 shares of the voting common stock of the Company to two senior managers of the Company. The agreement provides that the stock will be forfeited if employment is terminated within three years of issue or certain cash flow projections are not met.

NOTE F -- FUTURE COMMITMENT

     As of September 30, 1996, the Company has committed to incur approximately $26,000 for renovation of the Company's home office. All renovation work is expected to be completed during November 1996.

NOTE G -- PRIOR PERIOD ADJUSTMENTS

     Subsequent to September 30, 1994, the Company became aware that an accrual for compensated absences was not recorded. Accordingly, accrued expenses was increased by $14,905 and retained earnings were decreased by $14,905 at October 1, 1994. The loss for the year ended September 30, 1995 has also been restated to reflect an increase in accrued expenses of $3,675 and a decrease in net income of $3,675.

                          INDEPENDENT AUDITOR'S REPORT

The Stockholders
Western Outdoor Advertising Co.
Omaha, Nebraska

     We have audited the accompanying statements of assets and liabilities of the OUTDOOR ADVERTISING division of Western Outdoor Advertising Co. as of October 31, 1997 and 1996, and the related statements of revenues and expenses and changes in corporate investment, and cash flows for the years then ended. These financial statements are the responsibility of division management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Outdoor Advertising division of Western Outdoor Advertising Co., as of October 31, 1997 and 1996, and the results of its operations, changes in corporate investment, and cash flows for the years then ended in conformity with generally accepted accounting principles.

Frankel, Zacharia, Arnold, Nissen, Stamp & Reinsch, LLC

Omaha, NE
September 30, 1998

                      THE OUTDOOR ADVERTISING DIVISION OF
                        WESTERN OUTDOOR ADVERTISING CO.

                      STATEMENTS OF ASSETS AND LIABILITIES

                                                                 AUDITED
                                                                OCTOBER 31           UNAUDITED
                                                         ------------------------     JULY 31
                                                            1997          1996          1998
                                                         ----------    ----------    ----------
                                            ASSETS
CURRENT ASSETS
Cash and cash equivalents..............................  $  271,298    $  286,577    $  361,289
Net accounts receivable (note 2).......................     116,015        99,978       122,644
Inventories............................................     206,389       227,338       279,630
Deferred sign lease sales commissions..................     234,920       227,750       253,340
Deferred site rent.....................................     204,219       210,586       220,502
Other..................................................       3,583         4,240        12,132
                                                         ----------    ----------    ----------
          Total current assets.........................   1,036,424     1,056,469     1,249,537

PROPERTY AND EQUIPMENT NET OF DEPRECIATION (NOTE 3)
Outdoor advertising structures and faces...............   1,472,152     1,423,044     1,432,263
Vehicles and other.....................................     181,816       186,108       165,371
                                                         ----------    ----------    ----------
          Total property and equipment, net of
            depreciation...............................   1,653,968     1,609,152     1,597,634
Other
Deferred sign lease sales commissions..................     225,706       210,240       243,406
                                                         ----------    ----------    ----------
          Total Assets.................................  $2,916,098    $2,875,861    $3,090,577
                                                         ==========    ==========    ==========

                             LIABILITIES AND CORPORATE INVESTMENT
CURRENT LIABILITIES
Accounts payable and accrued expenses..................  $   61,664    $   67,461    $   55,568
Prepaid revenues.......................................     164,870       135,798       168,407
                                                         ----------    ----------    ----------
          Total current liabilities....................     226,534       203,259       223,975
Corporate investment...................................   2,689,564     2,672,602     2,866,602
                                                         ----------    ----------    ----------
          Total Liabilities and Corporate Investment...  $2,916,098    $2,875,861    $3,090,577
                                                         ==========    ==========    ==========

                See accompanying notes to financial statements.

                      THE OUTDOOR ADVERTISING DIVISION OF
                        WESTERN OUTDOOR ADVERTISING CO.

                      STATEMENTS OF REVENUES AND EXPENSES
                      AND CHANGES IN CORPORATE INVESTMENT

                                                    AUDITED                    UNAUDITED
                                                  YEARS ENDED              NINE MONTHS ENDED
                                                   OCTOBER 31                   JULY 31
                                            ------------------------    ------------------------
                                               1997          1996          1998          1997
                                            ----------    ----------    ----------    ----------
Net revenue from outdoor advertising
  display leases..........................  $4,382,740    $4,298,150    $3,363,710    $3,310,759
                                            ----------    ----------    ----------    ----------
Costs and expenses
  Production..............................     568,993       608,089       462,541       415,863
  Site rent...............................     517,429       492,753       364,387       367,692
  Sales...................................     276,443       333,054       237,516       215,610
  General and administrative..............     356,954       342,366       295,341       264,116
  Depreciation............................     938,709       870,126       713,307       708,646
                                            ----------    ----------    ----------    ----------
          Total costs and expenses........   2,658,528     2,646,388     2,073,092     1,971,927
                                            ----------    ----------    ----------    ----------
NET INCOME................................   1,724,212     1,651,762     1,290,618     1,338,832
Corporate investment at beginning of
  period..................................   2,672,602     2,432,390     2,689,564     2,672,602
                                            ----------    ----------    ----------    ----------
                                             4,396,814     4,084,152     3,980,182     4,011,434
Payments on behalf of corporate...........   1,707,250     1,411,550     1,113,580     1,307,250
                                            ----------    ----------    ----------    ----------
Corporate investment at end of period.....  $2,689,564    $2,672,602    $2,866,602    $2,704,184
                                            ==========    ==========    ==========    ==========

                See accompanying notes to financial statements.

                      THE OUTDOOR ADVERTISING DIVISION OF
                        WESTERN OUTDOOR ADVERTISING CO.

                            STATEMENTS OF CASH FLOWS

                                                 AUDITED                      UNAUDITED
                                               YEARS ENDED                NINE MONTHS ENDED
                                                OCTOBER 31                     JULY 31
                                        --------------------------    --------------------------
                                           1997           1996           1998           1997
                                        -----------    -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Cash received from customers..........  $ 4,380,602    $ 4,245,880    $ 3,347,508    $ 3,290,653
Cash paid to suppliers and
  employees...........................   (1,720,279)    (1,852,999)    (1,500,074)    (1,302,013)
Interest income.......................       16,741         15,498         13,110         12,713
                                        -----------    -----------    -----------    -----------
     Net cash provided by operating
       activities.....................    2,677,064      2,408,379      1,860,544      2,001,353
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to outdoor advertising
  structures and displays.............     (919,092)      (872,234)      (623,707)      (726,875)
Purchases of vehicles and other
  equipment...........................      (66,001)       (98,462)       (33,266)       (23,979)
                                        -----------    -----------    -----------    -----------
     Net cash (used) by investing
       activities.....................     (985,093)      (970,696)      (656,973)      (750,854)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on behalf of corporate.......   (1,707,250)    (1,411,550)    (1,113,580)    (1,307,250)
                                        -----------    -----------    -----------    -----------
     NET INCREASE (DECREASE) IN
       CASH...........................      (15,279)        26,133         89,991        (56,751)
Cash and cash equivalents at beginning
  of period...........................      286,577        260,444        271,298        286,577
                                        -----------    -----------    -----------    -----------
Cash and cash equivalents at end of
  period..............................  $   271,298    $   286,577    $   361,289    $   229,826
                                        ===========    ===========    ===========    ===========
RECONCILIATION OF NET INCOME TO CASH
  FLOWS FROM OPERATING ACTIVITIES
Net income............................  $ 1,724,212    $ 1,651,762    $ 1,290,618    $ 1,338,832
RECONCILING ADJUSTMENTS
Depreciation..........................      938,709        870,126        713,307        708,646
Other.................................        1,568           (360)            --             --
(INCREASE) DECREASE IN OPERATING
  ASSETS
Accounts receivable...................      (16,037)       (10,786)        (6,629)        (8,530)
Inventories...........................       20,949        (37,805)       (73,241)         5,571
Other.................................      (15,612)       (28,867)       (60,952)       (12,424)
INCREASE (DECREASE) IN OPERATING
  LIABILITIES
Accounts payable and accrued
  expenses............................       (5,797)       (10,065)        (6,096)       (31,879)
Prepaid revenues......................       29,072        (25,626)         3,537          1,137
                                        -----------    -----------    -----------    -----------
Net cash provided by operating
  activities..........................  $ 2,677,064    $ 2,408,379    $ 1,860,544    $ 2,001,353
                                        ===========    ===========    ===========    ===========

                See accompanying notes to financial statements.

                      THE OUTDOOR ADVERTISING DIVISION OF
                        WESTERN OUTDOOR ADVERTISING CO.

                         NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 1997 AND 1996 AND JULY 31, 1998 AND 1997

     Western Outdoor Advertising Co. consists of two autonomous business operations. The Outdoor Advertising division provides design, production, installation and maintenance of outdoor advertising displays located along highways and roads throughout the midwest and south central areas of the United States.

     These financial statements only include the assets, liabilities and operations of the Outdoor Advertising division.

     1.  Summary of significant accounting and reporting policies:

        A. Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures. Actual results could vary from the estimates used.

        B. Advertising display lease agreements with customers provide for various terms, the most common of which are three and five years. Revenue is recognized ratably by the straight-line method over the contract term. As of October 31, 1997, the contracts provide for minimum payments of $6,766,000 over the remaining term of the leases, of which $3,455,000 is due to be earned and collected during the year to end October 31, 1998.

            Advertising structure cost includes materials, labor and other costs necessary to erect the structures. Advertising display face cost includes costs to produce and install faces in the condition provided by contracts with customers. Sites upon which structures are erected and maintained are rented from the landowner and such cost is deferred and ratably charged to operations over the term of the arrangement by the straight-line method. Face lease sales commissions are generally paid at commencement of the lease, however, that cost is ratably charged to operations over the term of the lease by the straight-line method. Production costs include utilities, sign removal, repair and maintenance, local taxes and permits.

        C. Property and equipment is stated at cost. Depreciation is computed primarily by the straight-line method over the following useful lives:

                                                              LIFE
                                                              -----
Advertising structures......................................  10-20
Advertising display faces...................................    3-5
Automobiles and trucks......................................      3
Tools and equipment.........................................      5
Furniture and fixtures......................................      5

           Once structures are fully depreciated, such are removed from the accounts.

        D. The division maintains cash balances in financial institutions insured by the FDIC. Cash equivalents include excess cash on deposit which is invested in commercial paper repurchase agreements with one day maturities.

        E. Inventories are valued at the lower of cost (first-in; first-out) or market.

        F. Western Outdoor Advertising Co. is a "Small Business Corporation" under Subchapter S of the Internal Revenue Code, which provides that the stockholders include Company income and deductions in their income tax returns. Therefore, no liability for income taxes is presented in these financial statements.

                      THE OUTDOOR ADVERTISING DIVISION OF
                        WESTERN OUTDOOR ADVERTISING CO.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        G. The carrying amounts of cash, accounts receivable and accounts payable approximate fair values because of the short-term maturities of those instruments.

        H. The Division operates autonomously from the other division of Western Outdoor Advertising Co. All personnel, management, operations and administration for the Division is separate and distinct. Accordingly, the accompanying financial statements reflect all costs associated with operating as a separate entity.

        I. The interim information reflects all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of the results for the interim period. Results for the interim period are not necessarily indicative of results to be expected for the full year.

     2.  Net accounts receivable include the following:

                                                   AUDITED
                                                  OCTOBER 31         UNAUDITED
                                             --------------------     JULY 31
                                               1997        1996        1998
                                             --------    --------    ---------
  Receivable from sign lease customers.....  $129,015    $111,978    $154,644
  Less allowance for doubtful accounts.....    13,000      12,000      32,000
                                             --------    --------    --------
  Net accounts receivable..................  $116,015    $ 99,978    $122,644
                                             ========    ========    ========

     3. Outdoor advertising structures and faces, and vehicles and other equipment is recorded at cost and consist of the following:

                                                 AUDITED
                                                OCTOBER 31           UNAUDITED
                                         ------------------------     JULY 31
                                            1997          1996          1998
                                         ----------    ----------    ----------
Advertising structures and faces
  Advertising structures...............  $  345,267    $  336,027    $  375,670
  Advertising display faces............   2,470,864     2,366,477     2,417,784
                                         ----------    ----------    ----------
                                          2,816,131     2,702,504     2,793,454
Less accumulated depreciation..........   1,343,979     1,279,460     1,361,191
                                         ----------    ----------    ----------
Net advertising structures and faces...  $1,472,152    $1,423,044    $1,432,263
                                         ==========    ==========    ==========
Vehicles and other equipment
  Land.................................  $    3,495    $    3,495    $    3,495
  Automobiles and trucks...............     285,330       288,975       285,330
  Tools and equipment..................     179,736       179,736       170,860
  Furniture and fixtures...............     161,314       161,314       110,060
                                         ----------    ----------    ----------
                                            629,875       633,520       569,745
Less accumulated depreciation..........     448,059       447,412       404,374
                                         ----------    ----------    ----------
Net vehicles and other equipment.......  $  181,816    $  186,108    $  165,371
                                         ==========    ==========    ==========

                      THE OUTDOOR ADVERTISING DIVISION OF
                        WESTERN OUTDOOR ADVERTISING CO.

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     4. Sites upon which structures are erected are rented from landowners under a variety of arrangements providing for renewal at the option of the Division. Future minimum rentals are as follows:

FISCAL YEAR ENDING
OCTOBER 31,
------------------
1998.............................................  $  499,200
1999.............................................     274,900
2000.............................................     133,100
2001.............................................      87,000
2002.............................................      59,800
Thereafter.......................................      76,700
                                                   ----------
          Total minimum future rent
            commitments..........................  $1,130,700
                                                   ==========

     5.  Payments on behalf of corporate consist of the following:

                                    AUDITED                     UNAUDITED
                             YEAR ENDED OCTOBER 31,     NINE MONTHS ENDED JULY 31,
                            ------------------------    --------------------------
                               1997          1996          1998           1997
                            ----------    ----------    -----------    -----------
Distributions to
  stockholders............  $1,700,000    $1,400,000    $1,100,000     $1,300,000
Payments of Enhanced
  Estimated Tax Deposit...       7,250        11,550        13,580          7,250
                            ----------    ----------    ----------     ----------
                            $1,707,250..  $1,411,550    $1,113,580     $1,307,250
                            ==========    ==========    ==========     ==========

     6. Outdoor advertising is subject to restrictive zoning and regulatory restrictions. Adverse changes in such restrictions could have a similar effect on the advertising operations.

     7. Western Outdoor Advertising Co. received an offer from Tri-State Outdoor Media Group, Inc. to purchase the operations and assets of the Outdoor Advertising division. The transaction closed on September 18, 1998.

------------------------------------------------------------
------------------------------------------------------------

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Prospectus Summary........................     1
Risk Factors..............................    12
Use of Proceeds...........................    16
Capitalization............................    17
Unaudited Pro Forma Financial Statements..    18
Selected Historical Financial and Other
  Data....................................    25
Management's Discussion and Analysis......    27
Business..................................    34
Management................................    46
Executive Compensation....................    47
Principal Stockholders....................    48
Certain Relationships and Related
  Transactions............................    50
Description of the Notes..................    51
The Exchange Offer........................    75
U.S. Federal Income Tax Consequences......    84
Existing Notes Registration Rights........    86
Book Entry; Delivery and Form.............    88
Plan of Distribution......................    90
Legal Matters.............................    91
Experts...................................    91
Change in Accountants.....................    92
Available Information.....................    92
Index to Financial Statements.............   F-1

------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

                                  $100,000,000

                                [Tri-State Logo]

                               TRI-STATE OUTDOOR
                               MEDIA GROUP, INC.
                                11% Senior Notes
                                    Due 2008

                                ----------------

                                   PROSPECTUS
                                ----------------
                                November 5, 1998

------------------------------------------------------------
------------------------------------------------------------